As filed with the U.S. Securities and Exchange Commission on July 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BETTER CHOICE COMPANY INC.

(Exact name of registrant as specified in its charter)

delaware	5961	83-4284557
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

12400 Race Track Road

Tampa, FL 33626

(813) 659-5921

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent Cunningham

Chief Executive Officer

12400 Race Track Road

Tampa, FL 33626

(813) 659-5921

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Louis Lombardo, Esq. William P. Hubbard, Esq. Meister Seelig & Fein PLLC 125 Park Avenue, 7th Floor New York, NY 10017 Tel: (212) 655-3500 Fax: (212) 655-3535	Ross Carmel, Esq. Jay Yamamoto, Esq. Benasz Hansotia, Esq. Sichenzia Ross Ference Carmel LLP 1185 6th Ave 31st Floor New York, NY 10036 Tel: (212) 930-9700 Fax: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATE JULY 5, 2024

Up to 1,640,000 Shares of Common Stock

Up to 1,640,000 Pre-Funded Warrants to Purchase Up to 1,640,000 Shares of Common Stock

Up to 1,640,000 Shares of Common Stock Underlying Such Pre-Funded Warrants

Better Choice Company Inc.

This is a firm commitment public offering of 1,640,000 shares of common stock of Better Choice Company Inc., par value $0.001 per share, an assumed public offering price of $3.71 per share, which is based on the last reported sales price of our common stock on the NYSE American on July 1, 2024. All of the shares included in this offering are being sold by us.

We are also offering to certain purchasers, if any, whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, (the “Pre-Funded Warrants”), in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock. Each Pre-Funded Warrant will be immediately exercisable for one share of common stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrants will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.01, and the exercise price of each Pre-Funded Warrant will be $0.01, per share. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. We refer to the shares of common stock and Pre-Funded Warrants to be sold in this offering collectively as the “Securities.”

Our common stock is currently quoted on the NYSE American, where it is listed under the symbol “BTTR.” As of July 1, 2024, the last sale price of our common stock as reported on NYSE American was $3.71 per share. The actual public offering price per share will be determined between us and the representative of the underwriters and the recent market prices used throughout this prospectus may not be indicative of the final offering price. In addition, there is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements for this prospectus and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should read the discussion of material risks of investing in our common stock in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us (before expenses)	$	$	$

(1)	See section titled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 246,000 additional shares of common stock and/or Pre-Funded Warrants solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to the purchasers on or about                , 2024.

ThinkEquity

The date of this prospectus is              , 2024

Halo

Halo
elevate
90%
9%
1%
0%
ADULT
BONE-IN
Halo
elevate
90%
6%
4%
0%
Grain Free
PUPPY
BBQ STEW

Complete digestive health.

PROBIOTICS
To maintain their best digestive health.

PREBIOTICS
To nourish the good bacteria in their gut.

POSTBIOTICS
To boost immunity, energy and well-being.

Ingredients that *matter.*

- #1 INGREDIENT IS RESPONSIBLY SOURCED, CERTIFIED ANIMAL PROTEINS RAISED WITH NO ANTIBIOTICS
- ANIMAL WELFARE CERTIFIED — CERTIFIED SUSTAINABLE SEAFOOD MSC
- ONLY USE WHOLE ANIMAL PROTEINS AND NO 'MEAT MEALS'
- NON-GMO INGREDIENTS
- NO CORN, WHEAT, SOY, OR ARTIFICIAL PRESERVATIVES.

Guaranteed to support the *top 5* health needs

DIGESTIVE HEALTH
610 MILLION LIVE PROBIOTICS (CFU/LB)

HEART & IMMUNITY SUPPORT
GUARANTEED TAURINE & ANTIOXIDANTS

STRENGTH & ENERGY
90% OF PROTEIN FROM ANIMAL SOURCES

PRECISION
COMPLETE NUTRITION
FORMULATED

HEALTHY SKIN & COAT
LEADING OMEGA FATTY ACID LEVELS

HIP & JOINT SUPPORT
LEADING GLUCOSAMINE & CHONDROITIN LEVELS

We hide nothing in our ingredients. *At all.*

COOKED IN THE USA
WITH THE WORLD'S FINEST INGREDIENTS

FULL INGREDIENT TRACEABILITY

OUR TOP 10 INGREDIENTS = 94% TOTAL RECIPE

Halo
elevate
90% Protein From Animal Sources
9% Protein From Ancient Grains
1% Protein From Plant Ingredients
0% No corn, wheat, soy, lentils, peas or potatoes*
Healthy Grains
Puppy
Chicken + Ancient Grains Recipe
Freeze-Dried Raw Coated
Precision Formulated, Complete Nutrition
Digestive Health
Heart & Immunity Support
Healthy Skin & Coat
Supports Brain Health
Halo
elevate
90% Protein From Animal Sources
8% Protein From Vegetables
2% Protein From Plant Ingredients
0% No poultry, corn, wheat, soy, lentils, or peas*
Grain Free
Adult
Red Meat + Sweet Potato Recipe
Freeze-Dried Raw Coated
Precision Formulated, Complete Nutrition
Digestive Health
Heart & Immunity Support
Healthy Skin & Coat
Hip & Joint Support
Halo elevate
Smoky
BBQ Stew
Braised Duck & Beef Stew
Halo elevate
Homestyle
Bone-In
Stew
Chicken Drumette Stew
Halo elevate
Kettle-Cooked
Chunky Stew
Chicken Stew

Halo elevate

Natural Nutrition. Backed By Science.

Halo
holistic™
HEALTHY GRAINS
ADULT
CAGE-FREE
Chicken and Brown Rice Recipe
Halo
holistic™
Grain Free
KITTEN
WILD-CAUGHT
Salmon and Whitefish Recipe
Halo
holistic™
Plant-Based Recipe
WITH SUPERFOODS

Halo holistic™

The *Best* Ingredients For The *Best* Digestion.

i

We have not, and the underwriter and their affiliates have not, authorized anyone to provide you with any information or to make any representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. We do not, and the underwriter and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy common stock in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

Neither we nor the underwriter have done anything that would permit a public offering of the common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.

The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any shares of our common stock. Our business, results of operations, financial condition and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

ii

FORWARD LOOKING STATEMENTS

The information in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are “forward-looking statements” for purposes of federal and state securities laws, including statements regarding our expectations and projections regarding future developments, operations and financial conditions, and the anticipated impact of our acquisitions, business strategy, and strategic priorities. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to continue as a going concern;
●	the impact of damage to or interruption of our information technology systems due to cyber-attacks or other circumstances beyond our control;
●	business interruptions resulting from geopolitical actions, including war and terrorism;
●	our ability to successfully implement our growth strategy;
●	failure to achieve growth or manage anticipated growth;
●	our ability to achieve or maintain profitability;
●	the loss of key members of our senior management team;
●	our ability to generate sufficient cash flow or raise capital on acceptable terms to run our operations, service our debt and make necessary capital expenditures;
●	our dependence on our subsidiaries for payments, advances and transfers of funds due to our holding company status;
●	our ability to successfully develop additional products and services or successfully market and commercialize such products and services;
●	competition in our market;
●	our ability to attract new and retain existing customers, suppliers, distributors or retail partners;
●	allegations that our products cause injury or illness or fail to comply with government regulations;
●	our ability to manage our supply chain effectively;
●	our or our co-manufacturers’ and suppliers’ ability to comply with legal and regulatory requirements;
●	the effect of potential price increases and shortages on the inputs, commodities and ingredients that we require, whether as a result of the continued actual or perceived effects of broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
●	our ability to develop and maintain our brand and brand reputation;
●	compliance with data privacy rules;
●	our compliance with applicable regulations issued by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities, including those regarding marketing pet food, products and supplements;
●	risk of our products being recalled for a variety of reasons, including product defects, packaging safety and inadequate or inaccurate labeling disclosure;
●	risk of shifting customer demand in relation to raw pet foods, premium kibble and canned pet food products, and failure to respond to such changes in customer taste quickly and effectively; and
●	other factors discussed under the headings “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties.

iii

ABOUT THIS PROSPECTUS

Trademarks

We own or have rights to use the trademarks and trade names that we use in conjunction with the operation of our business. Each trademark or trade name of any other company appearing in this prospectus is, to our knowledge, owned by such other company. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

Industry and Market Data

This prospectus, and the documents incorporated by reference in this prospectus include industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s good faith estimates and assumptions about our markets and our internal research. Although industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, we have not, and the underwriters have not, independently verified such third-party information. Although we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. While we are not aware of any misstatements regarding our market, industry or similar data presented herein, this data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward Looking Statements” in this prospectus and the documents incorporated by reference herein and therein.

iv

PROSPECTUS SUMMARY

This summary highlights certain information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Concerning Forward-Looking Statements.”

Company Overview

Better Choice is a pet health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect. We believe that our broad portfolio of pet health and wellness products are well positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and have adopted a laser focused, channel specific approach to growth that is driven by new product innovation.

We sell our premium and super-premium products (which we believe generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™, Halo Elevate® and the former TruDog brand, which has been rebranded and successfully integrated under the Halo brand umbrella during the third quarter of 2022. Our core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Our diverse and established customer base has enabled us to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and serve pet parents wherever they shop. We group these channels of trade into four distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers such as Petco, Pet Supplies Plus and neighborhood pet stores, as well as to select grocery chains; Direct to Consumer (“DTC”) which includes the sale of product through our website halopets.com; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, the Company made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. On June 1, 2024, the Company exited its DTC channel in an effort to improve profitability, and now directs consumers on halopets.com to Amazon and Chewy.

New product innovation represents the cornerstone of our growth plan, supported by our own research and development, and acquisitions. Our established supply and distribution infrastructure allows us to bring new products to market in nine months, generally. Our outsourced manufacturing model is flexible, scalable and encourages innovation allowing us to offer a breadth of assortment in dog and cat food products under the Halo brand, serving a wide variety of customer needs.

Halo’s future growth is driven through an extensive brand positioning workstream executed over the last year. New consumer messaging will build awareness with pet parents, persuade them that Halo is the right choice for their pet, and move the consumer towards purchase. The creative campaign will be brought to life on Amazon and Chewy platforms as well as outside those platforms. By shifting media investment from bottom-of-funnel-driven DTC activities to full funnel activation across the Amazon and Chewy platforms, Halo will see improvements in both media effectiveness, efficiency, and reach.

In addition to incremental consumer media activation, innovation plays a key role in Halo’s growth plans, supported by our own research and development, and acquisitions. Our established supply and distribution infrastructure allows us to bring new products to market in less than a year. Our outsourced manufacturing model is flexible, scalable and encourages innovation allowing us to offer a breadth of assortment in dog and cat food main meal as well as pet treat products under the Halo brand, serving a wide variety of consumer needs, dayparts, and occasions.

The Halo portfolio offers a variety of platforms through which to innovate. Halo Holistic™ is designed for the pet parent seeking complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s one of the only brands made with only whole animal proteins and no meat meals. Halo Elevate®, features leading nutrient levels supporting the top five pet parent health concerns including digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Halo Freeze Dried Raw recipes preserve the natural flavor and nutrition of raw food with 100% protein from natural sources.

1

Summary Risk Factors

Investing in our common stock involves numerous risks, including the risks described under the heading “Risk Factors” in this prospectus and elsewhere in this prospectus. You should carefully consider these risks before making an investment. The following are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects:

●	Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in our sourcing operations and/or supply changes could have an adverse effect on our business, financial condition, and operating results;

●	We may not be able to successfully implement our growth strategy or effectively manage our growth on a timely basis or at all;

●	Our level of indebtedness and related covenants could limit our operational and financial flexibility and significant adversely affect our business if we breach such covenants and default on such indebtedness;

●	If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected;

●	Our ability to compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts in our highly competitive industry and against other industry participants, some of whom have greater resources than we do;

●	We are vulnerable to fluctuations in the price and supply of key inputs, including ingredients, packaging materials, and freight;

●

Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings;

●	Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations;

●	We rely heavily on third-party commerce platforms to conduct our businesses and if one of those platforms is compromised, our business, financial condition and results of operations could be harmed;

●	We may seek to grow our company and business through acquisitions, investments or through strategic alliances and our failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and our business, financial condition or results of operations;

●	International expansion of our business, could expose us to substantial business, regulatory, political, financial and economic risks;

●	Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations;

●	Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders;

●	The administrative and regulatory costs of public company compliance could consume a significant amount of our resources;

●	We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

2

The Offering

Issuer:	Better Choice Company Inc.

Shares being offered	1,640,000 shares (1,886,000 shares if the underwriters exercise their option to purchase additional shares in full) of common stock based on an assumed public offering price of $3.71 per share.

Pre-Funded Warrants offered by us	We are also offering up to 1,640,000 Pre-Funded Warrants to purchase up to 1,640,000 shares of common stock in lieu of shares of common stock to any purchaser whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock, will have an exercise price of $0.01 per share, will be immediately exercisable, and will not expire prior to exercise. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis.

Offering price:	$3.71

Number of shares of Common stock outstanding at March 31, 2024:	823,650 shares

Number of shares of Common stock to be outstanding after this offering (1):	2,463,650 shares (2,709,650 shares if the underwriters exercise their option to purchase additional shares in full) based on an assumed public offering price of $3.71 per share and assuming no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

Underwriters’ Option to Purchase Additional Shares and Pre-Funded Warrants	We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 246,000 additional shares of common stock and/or Pre-Funded Warrants from us at the initial public offering price less the underwriting discount within 45 days from the date of this prospectus.

Use of proceeds:	We estimate that the net proceeds from the sale of shares of our common stock that we are selling in this offering will be approximately $ (or approximately $ if the underwriters’ option to purchase additional shares of common stock in this offering is exercised in full), based upon an assumed initial public offering price of $ per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use up to $ of the net proceeds of this offering for and the remaining $ million of the net proceeds from this offering for . We will have broad discretion in the way that we use the net proceeds of this offering. See “Use of Proceeds” on page 23.

Risk Factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE American Trading Symbol:	Our common stock is listed on the NYSE American under the symbol “BTTR”. We do not intend to apply for listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Transfer Agent and Registrar:	Equity Stock Transfer, LLC is our transfer agent.

(1) The number of shares of our common stock to be outstanding immediately after this offering is based on 823,650 shares of our common stock outstanding as of March 31, 2024 and excludes:

● the acceleration of the vesting of all 22,727 shares of restricted common stock held by the Chief Executive Officer, making all shares fully and immediately vested as of June 26, 2024;

● 50,923 common stock issuable upon exercise of stock options outstanding as of March 31, 2024, at a weighted-average exercise price of $4.95 per share;

● 47,285 common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share;

● 550,039 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2024, at a weighted-average exercise price of $2.47 per share;

● 199,176,350 shares of our common stock that are available for future issuance under our stock incentive plans or shares that will become available under our stock incentive plans;

● Shares of our common stock issuable upon the exercise of Warrants offered in this Offering; and

● any shares of common stock and/or Warrants to be issued upon any exercise of the underwriters’ over-allotment option in this Offering.

3

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the information under the heading “Forward Looking Statements” in this prospectus.

Risks Related to Our Business and Industry

Increases in sourcing, manufacturing, freight and/or warehousing costs, supply shortages, interruption in our sourcing operations and/or supply changes could have an adverse effect on our business, financial condition, and operating results.

Our products are sourced from a limited number of independent third-party suppliers, which we depend upon for the manufacture of all our products. Some of the ingredients, packaging materials, and other products we purchase may only be available from a single supplier or a limited group of suppliers. While alternate sources of supply are generally available, the supply and price are subject to market conditions and are influenced by other factors beyond our control. We do not have long-term contracts with many of our suppliers, and therefore they could increase prices or cease doing business with us. As a result, we may be subject to price fluctuations or demand disruptions.

The prices of raw materials, packaging materials and freight are subject to fluctuations in price attributable to, among other things, global competition for resources, weather conditions, changes in supply and demand of raw materials, or other commodities, fuel prices and government-sponsored agricultural programs. Volatility in the prices of raw materials and other supplies we purchase could increase our cost of sales and reduce our profitability, and we have no guarantees that prices will not rise. Our ability to pass along higher costs through price increases to our customers is dependent upon competitive conditions and pricing methodologies employed in the various sales channels in which we compete, and we may not be successful in implementing price increases. In addition, any price increases we do implement may result in lower sales volumes. Customers and consumers may choose to shift purchases to lower-priced private label or other value offerings which may adversely affect our results of operations.

We cannot control all of the various factors that might affect our ability to ship orders of our products to customers in a timely manner or to meet our quality standards. Such factors include, among other things, natural disasters or adverse weather and climate conditions; political and financial instability; strikes; unforeseen public health crises, including pandemics and epidemics such as the COVID-19 pandemic; acts of war or terrorism and other catastrophic events, whether occurring in the U.S. or internationally (including, without limitation, the conflict in Ukraine). From time to time, a co-manufacturer may experience financial difficulties, bankruptcy or other business disruptions, which could disrupt our supply of products or require that we incur additional expense by providing financial accommodations to the co-manufacturer or taking other steps to seek to minimize or avoid supply disruption, such as establishing a new co-manufacturing arrangement with another provider. Further, we may be unable to locate an additional or alternate co-manufacturing arrangement in a timely manner or on commercially reasonable terms, if at all. Any delay, interruption or increased cost in the proprietary value-branded products that might occur for any reason could affect our ability to meet customer demand, adversely affect our net sales, increase our cost of sales and hurt our results of operations, which in turn may injure our reputation and customer relationships, thereby harming our business.

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Our ability to meet increases in demand may be impacted by our reliance on our suppliers and we are subject to the risk of shortages and long lead times. We may not be able to develop alternate sources in a timely manner. Therefore, we may not be able to source sufficient product on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. The occurrence of any of the foregoing could increase our costs, disrupt our operations, or could have a materially adverse impact on our business, financial condition, results of operations or prospects.

If we fail to maintain and expand our brand, or the quality of our products that customers have come to expect, our business could suffer.

The continued development and maintenance of our brand and the quality of our products is critical to our success. We seek to maintain, extend, and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of preserving the quality of our products, the availability of our products, marketing and merchandising efforts, the nutritional benefits provided to pets and our ability to provide a consistent, high-quality customer experience.

The success of our brand may suffer if our marketing plans or product initiatives do not have the desired impact on our brand’s image or its ability to attract customers. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers, suppliers or co-manufacturers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business. Further, our brand value could diminish significantly due to a number of factors, including consumer perception that we have acted in an irresponsible manner, adverse publicity about our products (whether or not valid), our failure to maintain the quality of our products, product contamination, the failure of our products to deliver consistently positive consumer experiences, inadequate labor conditions, health or safety issues at our co-manufacturers, or the products becoming unavailable to consumers.

If we are unable to build and sustain brand equity by offering recognizably superior products, we may be unable to maintain premium pricing over private label products. The growing use of social and digital media by consumers increases the speed and extent that information and opinions can be shared. Negative posts or comments about us or our brands or products on social or digital media could damage our brands and reputation. If we fail to maintain the favorable perception of our brands, our business, financial condition and results of operations could be negatively impacted.

We may not be able to successfully implement and/or manage our growth strategy on a timely basis or we may not grow at all.

Our future success depends on our ability to implement our growth strategy of introducing new products and expanding into new markets and attracting new consumers to our brand and sub-brands. Our ability to implement this growth strategy depends, among other things, on our ability to: establish our brands and reputation as a well-managed enterprise committed to delivering premium quality products to the pet health and wellness industry; partner with retailers and other potential distributors of our products; continue to effectively compete in specialty channels and respond to competitive developments; continue to market and sell our products through a multi-channel distribution strategy and achieve joint growth targets with our distribution partners; expand and maintain brand loyalty; develop new proprietary value-branded products and product line extensions that appeal to consumers; maintain and, to the extent necessary, improve our high standards for product quality, safety and integrity; maintain sources from suppliers that comply with all federal, state and local laws for the required supply of quality ingredients to meet our growing demand; identify and successfully enter and market our products in new geographic markets and market segments; execute value-focused pricing strategies; and attract, integrate, retain and motivate qualified personnel. We may not be able to successfully implement our growth strategy and may need to change our strategy in order to maintain our growth. If we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful, our business, financial condition and results of operations may be materially adversely affected.

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If we succeed in growing our business, such growth could strain our management team and capital resources. Our ability to manage operations and control growth will be dependent on our ability to raise and spend capital to successfully attract, train, motivate, retain and manage new members of senior management and other key personnel and continue to update and improve our management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in additional expenditures and inefficient use of existing human and capital resources. Such slower than expected growth may require us to restrict or cease our operations and go out of business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance and comply with all applicable laws. Any failure by us to manage our growth effectively could impair our ability to achieve our business objectives.

Our recurring losses and significant accumulated deficit have raised substantial doubt regarding our ability to continue as a going concern.

We have experienced recurring operating losses and have a significant accumulated deficit. We expect to continue to generate operating losses and consume cash resources in the near term. Without generating sufficient cash flow from operations or additional debt or equity financing, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. If we need to seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment.

If we do not successfully develop additional products and services, or if such products and services are developed but not successfully commercialized, our business will be adversely affected.

Our success will depend, in part, on our ability to develop and market new products and improvements to our existing products. The process of identifying and commercializing new products is complex, uncertain and may involve considerable costs, and if we fail to accurately predict customers’ changing needs and preferences, our business could be harmed. The success of our innovation and product development efforts is affected by, among other things, the technical capability of our team; our ability to establish new supplier relationships and third-party consultants in developing and testing new products, and complying with governmental regulations; our attractiveness as a partner for outside research and development scientists and entrepreneurs; and the success of our management and sales team in introducing and marketing new products.

We have already and may have to continue to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Substantial promotional expenditures may be required to introduce new products to the market, or improve our market position. To remain competitive and expand and keep shelf placement for our products, we may need to increase our advertising spending to maintain and increase consumer awareness, protect and grow our existing market share or promote new products, which could affect our operating results. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market, which could result in our competitors taking advantage of changes in customer trends before we are able to and harm our brand and reputation.

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Furthermore, developing and commercializing new products may divert management’s attention from other aspects of our business and place a strain on management, operational and financial resources, as well as our information systems. We may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. Launching new products or updating existing products may also leave us with obsolete inventory that we may not be able to sell or we may sell at significantly discounted prices. If we are unable to successfully develop or otherwise acquire new products, our business, financial condition and results of operations may be materially adversely affected.

Because we are engaged in a highly competitive business, if we are unable to compete effectively, our results of operations could be adversely affected.

The pet health and wellness industry is highly competitive. We compete on the basis of product and ingredient quality, product availability, palatability, brand awareness, loyalty and trust, product variety and innovation, product packaging and design, reputation, price and convenience and promotional efforts. The pet products and services retail industry has become increasingly competitive due to the expansion of pet-related product offerings by certain supermarkets, warehouse clubs, and other mass and general retail and online merchandisers and the entrance of other specialty retailers into the pet food and pet supply market, which makes it more difficult for us to compete for brand recognition and differentiation of our products and services. We face direct competition from companies that sell various pet health and wellness products at a lower price point and distribute such products to traditional retailers, which are larger than we are and have greater financial resources. Price gaps between products may result in market share erosion and harm our business. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies, some with greater experience in the pet health and wellness industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future.

Many of our competitors may have longer operating histories, greater brand recognition, larger fulfillment infrastructures, greater technical capabilities, significantly greater financial, marketing and other resources and larger customer bases than we do. These factors may allow our competitors to derive greater net sales and profits from their existing customer base, acquire customers at lower costs or respond more quickly than we can to new or emerging technologies and changes in consumer preferences or habits. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to build larger customer bases or generate net sales from their customer bases more effectively than we do.

Our competitors may be able to identify and adapt to changes in consumer preferences more quickly than us due to their resources and scale. They may also be more successful in marketing and selling their products, better able to increase prices to reflect cost pressures and better able to increase their promotional activity, which may impact us and the entire pet health and wellness industry. Increased competition as to any of our products could result in price reduction, increased costs, reduced margins and loss of market share, which could negatively affect our profitability. While we believe we are better equipped to customize products for the pet health and wellness market generally as compared to other companies in the industry, there can be no assurance that we will be able to successfully compete against these other companies. Expansion into markets served by our competitors and entry of new competitors or expansion of existing competitors into our markets could materially adversely affect our business, financial condition and results of operations.

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If we fail to attract new customers, or retain existing customers, or fail to do either in a cost-effective manner, we may not be able to increase sales.

We are highly dependent on the effectiveness of our marketing messages and the efficiency of our advertising expenditures in generating consumer awareness and sales of our products. We may not always be successful in developing effective messages and new marketing channels, as consumer preferences and competition change, and in achieving efficiency in our advertising expenditures. We depend heavily on internet-based advertising to market our products through internet-based media and e-commerce platforms. If we are unable to continue utilizing such platforms, if those media and platforms diminish in importance or size, or if we are unable to direct our advertising to our target consumer groups, our advertising efforts may be ineffective, and our business could be adversely affected. The costs of advertising through these platforms have increased significantly, which could decrease efficiency in the use of our advertising expenditures, and we expect these costs may continue to increase in the future.

Consumers are increasingly using digital tools as a part of their shopping experience. As a result, our future growth and profitability will depend in part on:

●	the effectiveness and efficiency of our online experience for disparate worldwide audiences, including advertising and search optimization programs in generating consumer awareness and sales of our products;

●	our ability to prevent confusion among consumers that can result from search engines that allow competitors to use or bid on our trademarks to direct consumers to competitors’ websites;

●	our ability to prevent Internet publication or television broadcast of false or misleading information regarding our products or our competitors’ products;

●	the nature and tone of consumer sentiment published on various social media sites; and

●	the stability of our website and other e-commerce platforms we sell our products on. In recent years, a number of DTC, Internet-based retailers have emerged and have driven up the cost of basic search terms, which has and may continue to increase the cost of our Internet-based marketing programs.

If our marketing messages are ineffective or our advertising expenditures, geographic price-points, and other marketing programs, including digital programs, are inefficient in creating awareness and consideration of our products and brand name and in driving consumer traffic to our website or to our other sales channels, our sales, profitability, cash flows and financial condition may be adversely impacted. In addition, if we are not effective in preventing the publication of confusing, false or misleading information regarding our brand or our products, or if there arises significant negative consumer sentiment on social media regarding our brand or our products, our sales, profitability, cash flows and financial condition may be adversely impacted.

Food safety and food-borne illness incidents may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Selling food for consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell, or involving our suppliers or co-manufacturers, could result in the discontinuance of sales of these products or our relationships with such suppliers or co-manufacturers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us, our suppliers, our distributors or our customers, depending on the circumstances, to conduct a recall in accordance with FDA regulations, comparable state laws or foreign laws in jurisdictions in which we operate. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers due to negative consumer experiences or because of an adverse impact on our brand and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits.

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In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. FDA regulations require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering (i.e., intentional adulteration) designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of intentional adulteration, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition and operating results.

We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operations.

We must accurately forecast demand for all of our products in order to ensure that we have enough products available to meet the needs of our customers. Our forecasts are based on multiple assumptions that may cause our estimates to be inaccurate and affect our ability to obtain adequate co-manufacturing capacity in order to meet the demand for our products. If we do not accurately align our manufacturing capabilities with demand, our business, financial condition and results of operations may be materially adversely affected.

In addition, we must continuously monitor our inventory and product mix against forecasted demand. If we underestimate demand, we risk having inadequate supplies. We also face the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If we are unable to manage our supply chain effectively, our operating costs could increase and our profit margins could decrease.

If any of our independent shipping providers experience delays or disruptions, our business could be adversely affected.

We rely on independent shipping service providers to ship raw materials and products from our third-party suppliers and to ship products from our manufacturing and distribution warehouses to our customers. Our utilization of any shipping companies that we may elect to use, is subject to risks, including increases in fuel prices, employee strikes, organized labor activities and inclement weather, which may impact the shipping company’s ability to provide delivery services sufficient to meet our shipping needs. If we are not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience.

Our intellectual property rights may be inadequate to protect our business.

We attempt to protect our intellectual property rights, both in the U.S. and in foreign countries, through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the U.S. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

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We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote significant additional resources to advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer.

We have benefited substantially from the leadership and performance of our senior management, as well as other key employees. Our success will depend on our ability to retain our current management and key employees, and to attract and retain qualified personnel in the future, and we cannot guarantee that we will be able to retain our personnel or attract new, qualified personnel. In addition, we do not maintain any “key person” life insurance policies. The loss of the services of members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements.

A failure of one or more key information technology systems, networks or processes may materially adversely affect our ability to conduct our business.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. The failure of our information technology systems, or those of our third-party service providers, to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of our information technology systems to perform as a result of any of these factors or our failure to effectively restore our systems or implement new systems could disrupt our entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information.

Further, it is critically important for us to maintain the confidentiality and integrity of our information technology systems. To the extent that we have information in our databases that our customers consider confidential or sensitive, any unauthorized disclosure of, or access to, such information could result in a violation of applicable data privacy and security, data protection, and consumer protection laws and regulations, legal and financial exposure, damage to our reputation, a loss of confidence of our customers, suppliers and manufacturers and lost sales. Despite the implementation of certain security measures, our systems may still be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

We rely heavily on third-party commerce platforms to conduct our businesses. If one of those platforms is compromised, our business, financial condition and results of operations could be harmed.

We currently rely upon third-party commerce platforms, including Shopify. We also rely on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “push” communications to customers and to allow customers to access our website. Any damage to, or failure of, our systems or the systems of our third-party commerce platform providers could result in interruptions to the availability or functionality of our website and mobile applications. As a result, we could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages.

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In the future, the loss of access to these third-party platforms, or any significant cost increases from operating on the marketplaces, could significantly reduce our revenues, and the success of our business depends partly on continued access to these third-party platforms. Our relationships with our third-party commerce platform providers could deteriorate as a result of a variety of factors, such as if they become concerned about our ability to deliver quality products on a timely basis or to protect a third-party’s intellectual property. In addition, third-party marketplace providers could prohibit our access to these marketplaces if we are not able to meet the applicable required terms of use. If for any reason our arrangements with our third-party commerce platform providers are terminated or interrupted, such termination or interruption could adversely affect our business, financial condition, and results of operations.

In addition, we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. We could experience additional expense in arranging for new facilities, technology, services and support. The failure of our third-party commerce platform providers to meet our capacity requirements could result in interruption in the availability or functionality of our website and mobile applications, which could adversely affect our business and results of operations.

We may face difficulties as we expand our business and operations into jurisdictions in which we have no prior operating experience.

We plan in the future to expand our operations and business into jurisdictions outside of the jurisdictions where we currently carry on business, including internationally. There can be no assurance that any market for our products will develop in any such foreign jurisdiction. We may face new or unexpected risks or significantly increase our exposure to one or more existing risk factors, including economic instability, new competition, changes in laws and regulations, including the possibility that we could be in violation of these laws and regulations as a result of such changes, and the effects of competition.

In addition, it may be difficult for us to understand and accurately predict taste preferences and purchasing habits of consumers in new markets. It is costly to establish, develop and maintain operations and develop and promote our brands in new jurisdictions. As we expand our business into other jurisdictions, we may encounter regulatory, legal, personnel, technological and other difficulties that increase our expenses and/or delay our ability to become profitable in such countries, which may have a material adverse effect on our business and brand. These factors may limit our capability to successfully expand our operations in, or export our products to, those other jurisdictions.

There may be decreased spending on pets in a challenging economic climate.

A challenging economic climate, including adverse changes in interest rates, volatile commodity markets and inflation, contraction in the availability of credit in the market and reductions in consumer spending, or a slow-down in the general economy or a shift in consumer preferences to less expensive products may result in reduced demand for our products which may affect our profitability. Pet ownership and the purchase of pet-related products may constitute discretionary spending for some consumers and any material decline in consumer discretionary spending may reduce overall levels of spending on pets. As a result, a challenging economic climate may cause a decline in demand for our products which could be disproportionate as compared to competing pet food brands since our products command a price premium.

Since a significant portion of our revenue has been and is expected to be derived from China, a slowdown in economic growth in China could adversely impact the sales of our products in China, which could have a material adverse effect on our results of operations and financial condition. In addition, a deterioration in trade relations between the U.S. and China or other countries, or the negative perception of U.S. brands by Chinese or other international consumers, could have a material adverse effect on our results of operations and financial condition.

If economic conditions result in decreased spending on pets and have a negative impact on our suppliers or distributors, our business, financial condition and results of operations may be materially adversely affected.

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Significant merchandise returns or refunds could harm our business.

We allow our customers to return products or obtain refunds, subject to our return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, our business, financial condition, and results of operations could be adversely affected. Further, we modify our policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to our reputation or brand, or an increase in the number of product returns or the amount of refunds we make.

We may seek to grow our company and business through acquisitions, investments or through strategic alliances and our failure to identify and successfully integrate and manage these assets could have a material adverse effect on the anticipated benefits of the acquisition and our business, financial condition or results of operations.

We expect to consider opportunities to acquire or make investments in new or complementary businesses, facilities, technologies or products, or enter into strategic alliances, which may enhance our capabilities, expand our network, complement our current products or expand the breadth of our markets. In 2019, we completed three significant acquisitions that involved the combination of three businesses that historically have operated as independent companies. The success of these completed acquisitions and any future acquisitions will depend in large part on the success of our management team in integrating the operations, strategies, technologies and personnel. Potential and completed acquisitions, investments and other strategic alliances involve numerous risks, including: problems integrating the purchased business, facilities, technologies or products; issues maintaining uniform standards, procedures, controls and policies; assumed liabilities; unanticipated costs associated with acquisitions, investments or strategic alliances; diversion of management’s attention from our existing business; adverse effects on existing business relationships with suppliers, manufacturers, and retail customers; risks associated with entering new markets in which we have limited or no experience; potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of an acquisition; potential loss of key employees of acquired businesses; and increased legal and accounting compliance costs.

We may fail to realize some or all of the anticipated benefits of the acquisitions if the integration process takes longer than expected or is more costly than expected. Our failure to meet the challenges involved in successfully integrating acquisitions, including the operations of Halo, or to otherwise realize any of the anticipated benefits of the acquisitions could impair our financial condition and results of operations. Furthermore, we do not know if we will be able to identify additional acquisitions or strategic relationships we deem suitable or whether we will be able to successfully complete any such transactions on favorable terms or at all. Our ability to successfully grow through strategic transactions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, facilities, technologies and products and to obtain any necessary financing. These efforts could be expensive and time-consuming and may disrupt our ongoing business.

Premiums for our insurance coverage may not continue to be commercially justifiable, and our insurance coverage may have limitations and other exclusions and may not be sufficient to cover our potential liabilities.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which we are exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. No assurance can be given that such insurance will be adequate to cover our liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we are unable to obtain such insurances or if we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be prevented from entering into certain business sectors, our growth may be inhibited, and we may be exposed to additional risk and financial liabilities, which could have a material adverse effect on our business, results of operations and financial condition could be materially adversely affected.

Adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations.

From time to time, we are subject to allegations, and may be party to legal claims and regulatory proceedings, relating to our business operations. Such allegations, claims and proceedings may be brought by third parties, including our customers, employees, governmental or regulatory bodies or competitors. Defending against such claims and proceedings, regardless of their merits or outcomes, is costly and time consuming and may divert management’s attention and personnel resources from our normal business operations, and the outcome of many of these claims and proceedings cannot be predicted. If any of these claims or proceedings were to be determined adversely to us, a judgment, a fine or a settlement involving a payment of a material sum of money were to occur, or injunctive relief were issued against us, our reputation could be affected and our business, financial condition and results of operations could be materially adversely affected.

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If third parties claim that we infringe upon their intellectual property rights, our business and results of operations could be adversely affected.

Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; could require us to cease selling the products that incorporate the challenged intellectual property; could require us to redesign, reengineer, or rebrand the product, if feasible; could divert management’s attention and resources; or could require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all.

A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on our business, financial condition, results of operations and our future prospects.

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

We operate our business in part outside of the U.S. and our operations are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as the anti-corruption and anti-bribery laws in the countries where we do business. In addition, we are subject to U.S. and other applicable trade control regulations that restrict with whom we may transact business, including the trade sanctions enforced by the U.S. Treasury, Office of Foreign Assets Control (“OFAC”). We also plan to expand our operations outside of the U.S. in the future and our risks related to the FCPA will increase as we grow our international presence. Any violations of these anti-corruption or trade controls laws, or even allegations of such violations, can lead to an investigation and/or enforcement action, which could disrupt our operations, involve significant management distraction, and lead to significant costs and expenses, including legal fees. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the subject of any negative publicity related to actual or potential violations of anti-corruption, anti-bribery or trade control laws and regulations.

Our ability to utilize our net operating loss carryforwards may be limited.

Our ability to utilize our federal net operating loss carryforwards and federal tax credit may be limited under Section 382 of the Code as amended by the Tax Cut and Jobs Act (the “TCJA”). The limitations apply if we experience an “ownership change”. Similar provisions of state tax law may also apply. If we have experienced an ownership change at any time since our formation, we may already be subject to limitations on our ability to utilize our existing net operating losses to offset taxable income. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change and, consequently, the limitations under Section 382. As a result, if or when we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset such taxable income may be subject to limitations, which could adversely affect our future cash flows.

We may have material liabilities that have not been discovered since the closing of the acquisitions.

As a result of our acquisitions in 2019, the prior business plan and management relating to Better Choice Company was abandoned. We may have material liabilities based on activities of our subsidiaries before the acquisitions that have not been discovered or asserted. We could experience losses as a result of any such undisclosed liabilities that are discovered in the future, which could materially harm our business and financial condition. Although the agreements entered into in connection with the acquisitions contains customary representations and warranties from Bona Vida, Halo and TruPet concerning their assets, liabilities, financial condition and affairs, there may be limited or no recourse against the pre-acquisition stockholders or principals in the event those representations prove to be untrue. As a result, our current and future stockholders will bear some, or all, of the risks relating to any such unknown or undisclosed liabilities.

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Risks Related to the Regulation of our Business and Products

We and our co-manufacturers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if we are not in compliance with applicable requirements.

We and our third-party suppliers are subject to a broad range of foreign, federal, state and local laws and regulations governing, among other things, the testing, development, manufacture, distribution, marketing and post-market reporting of animal foods. These include laws administered by the FDA, the FTC, the USDA, and other federal, state and local regulatory authorities. Because we market food, supplements and other products that are regulated as food and cosmetic care products for animals, we and the companies that manufacture our products are subject to the requirements of the FDCA and regulations promulgated thereunder by the FDA. The FDCA and related regulations govern, among other things, the manufacturing, composition, ingredients, packaging, labeling and safety of food for animals. The FDA requires that facilities that manufacture animal food products comply with a range of requirements. If our third-party suppliers cannot successfully manufacture products that conform to our specifications and the strict regulatory requirements, they may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in their inability to continue manufacturing for us or could result in a recall of our products that have already been distributed.

If the FDA or other regulatory authority determines that we or they have not complied with the applicable regulatory requirements, our business, financial condition and results of operations may be materially adversely impacted. If we do not comply with labeling requirements, including making unlawful claims about our products, we could be subject to public warning letters and possible further enforcement. Failure by us or our co-manufacturers and suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses and registrations relating to our or our partners’ operations could subject us to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of our products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business. For further detail, refer to the information under “Business—Government Regulation” in this prospectus.

International expansion of our business could expose us to substantial business, regulatory, political, financial and economic risks.

We currently conduct business and market products in the U.S., Canada and select Asian markets, including China. The expansion of our business outside of the U.S. could expose us to substantial risks, which may include, but are not limited to, the following:

●	political, social and economic instability;

●	higher levels of credit risk, corruption and payment fraud;

●	regulations that might add difficulties in repatriating cash earned outside the U.S. and otherwise prevent us from freely moving cash;

●	import and export controls and restrictions and changes in trade regulations

●	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar laws in other jurisdictions;

●	multiple, conflicting and changing laws and regulations such as privacy, security and data use regulations, tax laws, trade regulations, economic sanctions and embargoes, employment laws, anti-corruption laws, regulatory requirements, reimbursement or payor regimes and other governmental approvals, permits and licenses;

●	failure by us, our collaborators or our distributors to obtain regulatory clearance, authorization or approval for the use of our products in various countries;

●	additional potentially relevant third-party patent rights;

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●	complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

●	logistics and regulations associated with shipping samples and customer orders, including infrastructure conditions and transportation delays;

●	the impact of local and regional financial crises;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, and outbreak of disease;

●	breakdowns in infrastructure, utilities and other services;

●	boycotts, curtailment of trade and other business restrictions; and

●	the other risks and uncertainties described in this prospectus.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Changes in government regulations and trade policies may materially and adversely affect our sales and results of operations.

The U.S. or foreign governments may take administrative, legislative, or regulatory action that could materially interfere with our ability to sell products in certain countries and/or to certain customers, particularly in China. As part of our attempt to broaden its customer base, we have begun offering our products to Chinese consumers. Our decision to export products to China requires us to comply with Chinese rules, laws, and regulations, as well as certain domestic and international laws relating to the import and export of goods to foreign countries. These laws are often changing, and the costs associated with complying with these laws and regulations may adversely affect us. Additionally, changes in the current laws may make importing products to China more difficult, which may also negatively affect our business. Furthermore, changes in U.S. trade policy more generally could trigger retaliatory actions by affected countries, which could impose restrictions on our ability to do business in or with affected countries or prohibit, reduce or discourage purchases of our products by foreign customers. Changes in, and responses to, U.S. trade policy could reduce the competitiveness of our products, cause our sales to decline and adversely impact our ability to compete, which could materially and adversely impact our business, financial condition and results of operations.

There is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations and tariffs. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that could harm our ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. The U.S. and China have imposed a number of tariffs and other restrictions on items imported or exported between the U.S. and China. We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China or other countries, what products may be subject to such actions, or what actions may be taken by the other countries in retaliation. The institution of trade tariffs both globally and between the U.S. and China specifically carries the risk of negatively impacting China’s overall economic condition, which could have negative repercussions for our business. Our products are and may continue to be subject to export license requirements or restrictions, particularly in respect of China.

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Our products may be subject to recalls for a variety of reasons, which could require us to expend significant management and capital resources.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, adulteration, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits, whether frivolous or otherwise. If any of the animal food or care products produced by us are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We had to issue a recall in 2018 for one of our products after a single retail sample collected by the Michigan Department of Agriculture tested positive for Salmonella. Although customers reported no incidents of injury or illness in association with this product, the recall negatively affected our results. As a result of any such recall, customers may be hesitant to purchase our products in the future and we may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention or damage our reputation and goodwill or that of our products or brands. Additionally, product recalls may lead to increased scrutiny of our operations by the FDA or other state or federal regulatory agencies, requiring further management attention, increased compliance costs and potential legal fees, fines, penalties and other expenses.

Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition and results of operations.

The manufacture and marketing of animal food products is highly regulated, and we and our co-manufacturers and suppliers are subject to a variety of federal and state laws and regulations applicable to pet food and treats. These laws and regulations apply to many aspects of our business, including the manufacture, packaging, labeling, distribution, advertising, sale, quality and safety of our products. We could incur costs, including fines, penalties, and third-party claims, in the event of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertisement of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and state consumer protection statutes. The regulatory environment in which we operate could change significantly and adversely in the future. The laws and regulations that apply to our products and business may change in the future and we may incur (directly or indirectly) material costs to comply with current or future laws and regulations or any required product recalls. New or revised government laws and regulations could significantly limit our ability to run our business as it is currently conducted, result in additional compliance costs and, in the event of noncompliance, lead to administrative or civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions. Any such changes or actions by the FDA or other regulatory agencies could have a material adverse effect on our co-manufacturers, our suppliers or our business, financial condition and results of operations.

Risks Related to Our Capital Structure

We are a holding company and rely on payments, advances and transfers of funds from our subsidiaries to meet our obligations and pay any dividends.

We have limited direct operations and significant assets other than ownership of 100% of the capital stock of our subsidiaries. Because we primarily conduct our operations through our subsidiaries, we depend on those entities for payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our Wintrust credit facility and other agreements that may govern future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries might not be sufficient to make distributions or obtain loans to enable us to meet certain of our obligations. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our level of indebtedness and related covenants could limit our operational and financial flexibility and could significantly adversely affect our business if we breach such covenants and default on such indebtedness.

Our ability to meet our debt service obligations depends upon our operating and financial performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may need to sell inventory and other material assets, restructure or refinance our debt, or seek additional equity capital. If our inability to meet our debt service obligations results in an event of default as defined under our Wintrust receivables credit facility, the lender thereunder may be able to take possession of substantially all of our assets. Prevailing economic conditions and global credit markets could adversely impact our ability to do so.

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In addition, our debt agreements contain limits on our ability to, among other things, incur additional debt, grant liens, undergo certain fundamental changes, make investments, and dispose of inventory. These restrictions may prevent us from taking actions that we believe would be in the best interests of the business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. If we determine that we need to take any action that is restricted under our debt agreements, we will need to first obtain a waiver from the related lenders. Obtaining such waivers, if needed, may impose additional costs or we may be unable to obtain such waivers. Our ability to comply with these restrictive covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. The breach of any of these covenants or restrictions could result in a default, which could result in the acceleration of our outstanding debt. In the event of an acceleration of such debt, we could be forced to apply all available cash flows to repay such debt, which could also force us into bankruptcy or liquidation.

For information regarding our outstanding debt, refer to “Note 8 - Debt” in the Notes to Consolidated Financial Statements included this prospectus.

Our common stock may be deemed to be a “penny stock” and the “penny stock” rules could adversely affect the market price of our common stock.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock may be deemed to be a penny stock. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires that a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our failure to meet the continued listing requirements of NYSE American could result in a delisting of our common stock and could make it more difficult to raise capital in the future.

NYSE American has listing requirements for inclusion of securities for trading on the NYSE American, including minimum levels of stockholders’ equity, market value of publicly held shares, number of public stockholders and stock price. There can be no assurance that we will be successful in maintaining the listing of NYSE American as it is possible we may fail to satisfy the continued listing requirements, such as the corporate governance requirements or the minimum stock price requirement. On April 24, 2024, the Company received a notice of noncompliance from the NYSE American. We have submitted a plan of compliance to NYSE American addressing how we intend to regain compliance; however, if the plan is not accepted, or is accepted but we are not in compliance with the continued listing standards before the end of the cure period, or if we do not make progress consistent with the plan, the NYSE American may take steps to delist our common stock. Such a delisting or the announcement of such delisting will have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we may attempt to take actions to restore our compliance with the NYSE American listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements. If we do not maintain the listing of our common stock on NYSE American, it could make it harder for us to raise additional capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations.

Our common stock prices may be volatile.

The market price of our common stock has been and may continue to be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

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The public price of our common stock could also be subject to wide fluctuations in response to the risk factors described in this report and others beyond our control, including: the number of shares of our common stock publicly owned and available for trading; actual or anticipated quarterly variations in our results of operations or those of our competitors; our actual or anticipated operating performance and the operating performance of similar companies in our industry; our announcements or our competitors’ announcements regarding significant contracts, acquisitions, or strategic investments; general economic conditions and their impact on the pet food markets; the overall performance of the equity markets; threatened or actual litigation; changes in laws or regulations relating to our industry; any major change in our board of directors or management; publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and sales or expected sales of shares of our common stock by us, and our officers, directors, and significant stockholders. From time to time, our affiliates may sell stock for reasons due to their personal financial circumstances. These sales may be interpreted by other stockholders as an indication of our performance and result in subsequent sales of our stock that have the effect of creating downward pressure on the market price of our common stock.

The volatility of the market price of our common stock may adversely affect the ability of investors to purchase or sell shares of our common stock. Investors may also experience losses on their investments in our stock due to price fluctuations. In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

We do not expect to pay any cash dividends to the holders of the common stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.

We expect to use cash flow from future operations to repay debt and support the growth of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Our Wintrust receivables credit facility places certain restrictions on the ability of us and our subsidiaries to pay cash dividends. We may amend our current credit facilities or enter into new debt arrangements that also prohibit or restrict our ability to pay cash dividends on our common stock.

Subject to such restrictions, our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our common stock for an extended period of time, if at all.

Future sales of our common stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.

In the future, we may issue our previously authorized and unissued securities. We are authorized to issue 200,000,000 shares of common stock and 4,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of common stock will result in the dilution of the ownership interests of the holders of our common stock and may create downward pressure on the trading price, if any, of our common stock. The sales of substantial amounts of our common stock pursuant to our effective registration statements, or the perception that these sales may occur, could cause the market price of our common stock to decline and impair our ability to raise capital. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. We also may grant additional registration rights in connection with any future issuance of our capital stock.

For information regarding our outstanding stockholders’ equity and potentially dilutive securities, refer to “Note 8 - Debt”, “Note 10 - Commitments and contingencies”, “Note 11 - Warrants” and “Note 12 - Share-based compensation” in the Notes to Consolidated Financial Statements included in this prospectus.

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The market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

There can be no assurance that the share price of our stock will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the common stock. The issuance of such preferred stock could also be used as a method of discouraging, delaying or preventing a change of control.

The administrative and regulatory costs of public company compliance could consume a significant amount of our resources.

The rules and regulations related to being a public company require us to incur significant legal, accounting and other expenses. The legal and financial compliance make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources and potentially engage outside consultants or hire an internal audit resource to assess and document the adequacy of internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are a smaller reporting company which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are a smaller reporting company, as defined in Item 10(f)(1) of Regulation S-K, and we may take advantage of certain reduced disclosure obligations. To the extent we take advantage of such reduced disclosure obligations while we continue to qualify as a smaller reporting company, it may make comparison of our financial statements with other public companies difficult or impossible. Some investors may find our common stock less attractive because we may rely on these exemptions, which could result in a less active trading market for our common stock, and our stock price may be more volatile.

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Our bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Provisions in our certificate of incorporation and bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

Provisions contained in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us after we have become a publicly traded company. Provisions in our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could dilute the voting power of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our certificate of incorporation and/or bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings and include advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits an “interested stockholder” owning in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which such stockholder acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our certificate of incorporation provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and our indemnification agreements that we have entered into with our directors and officers provide that:

●	We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

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●	We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

●	We will not be obligated pursuant to the indemnification agreements entered into with our directors and executive officers to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings to enforce an indemnitees right to indemnification or advancement of expenses, proceedings authorized by our board of directors and if offered by us in our sole discretion.

●	The rights conferred in our certificate of incorporation are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

●	We may not retroactively amend our certificate of incorporation or indemnification agreement provisions to reduce our indemnification obligations to directors, officers, employees and agents.

As a result of these provisions, if an investor were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay. Accordingly, our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition, results of operations and cash flows, and adversely affect the value of our business.

Risks Related to this Offering and Our Common Stock

Investors in this Offering will suffer immediate and substantial dilution of their investment.

If you purchase our common stock in this Offering, you will pay more for your shares of common stock than our as adjusted net tangible book value per share. Based upon an assumed public offering price of $3.71 per share, which was the closing price of our common stock as reported on the NYSE American on July 1, 2024, you will incur immediate and substantial dilution of $1.29 per share, representing the difference between our assumed public offering price and our as adjusted net tangible book value per share. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the offering price when they purchased their shares of our capital stock. You will experience additional dilution when those holding outstanding stock options or common stock purchase warrants exercise their right to purchase common stock or when we otherwise issue additional shares of capital stock. For information regarding our outstanding stockholders’ equity and potentially dilutive securities, refer to the information under the heading “Dilution” in this prospectus.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes and some of these issuances may be at a price (or exercise prices) below the price at which shares of our common stock are currently trading. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock.

Substantial amounts of our outstanding shares may be sold into the market when lock-up or market standoff periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

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The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur. After this offering, we will have 2,533,602 outstanding shares of our common stock, based on the number of shares outstanding as of July 1, 2024. All of the shares of common stock sold in this offering will be available for sale in the public market. A substantial amount of our outstanding shares of common stock are currently restricted from resale as a result of “lock-up” agreements, as more fully described under the heading “Shares Eligible for Future Sale” in this prospectus. These shares will become available to be sold 90 days after the date of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (Securities Act).

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds from the sale of the shares in the offering, along with available cash, for general corporate purposes, which may include advancing new product development, maintaining existing and prosecuting new intellectual property protection, supporting the requirements of being a public company, including legal, audit, investor relations and board fees and providing competitive salaries and benefits to attract and retain highly qualified employees. We may also use proceeds from this offering to acquire complimentary technologies, products or businesses, or technologies, products or businesses that are not related to our current business which we believe offer opportunities for growth and to create value for our shareholders, although we are not a party to any definitive agreements for any such acquisition. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not allocate the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our Company.

While acquisitions of companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our Company will take place or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors. You should not invest in our Company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Except as provided in the Pre-Funded Warrants, holders of the Pre-Funded Warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the Pre-Funded Warrants until such holders exercise their Pre-Funded Warrants and acquire our common stock.

Until holders of the Pre-Funded Warrants acquire shares of our common stock upon exercise thereof, such holders will have No rights with respect to the shares of our common stock underlying such Pre-Funded Warrants, except to the extent that holders of such Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

Holders of the Pre-Funded Warrants may acquire shares of common stock issuable upon exercise of such Pre-Funded Warrants at an exercise price of $0.01 per share of common stock. There can be No assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

22

USE OF PROCEEDS

We expect that the net proceeds from the sale of                    shares of common stock in this offering will be approximately $                   , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $                   , after deducting underwriter discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering to repay certain of our outstanding indebtedness, for marketing investments, product development and innovation, distribution expansion, regulatory and other compliance related costs, and for general corporate purposes. We may also use the net proceeds of this offering to acquire complimentary technologies, products or businesses, or businesses or products not related to our current business or products which we believe offer opportunities for growth and to create value for our shareholders, although we are not a party to any definitive agreements for any such acquisition.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. However, the nature, amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management has and will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

23

DIVIDEND POLICY

We do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay cash dividends, including restrictions contained in our credit agreements, and other factors our board of directors may deem relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

24

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently listed on the NYSE American under the symbol “BTTR.” The following table sets forth, for the periods indicated and as reported on the NYSE American, the high and low bid prices for our common stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions:

	High	Low
2022
First Quarter (1)	$158.00	$84.40
Second Quarter (1)	$121.60	$74.40
Third Quarter (1)	$106.00	$31.20
Fourth Quarter (1)	$49.60	$17.60
2023
First Quarter (1)	$33.20	$13.00
Second Quarter (1)	$22.60	$7.76
Third Quarter (1)	$11.20	$4.44
Fourth Quarter (1)	$23.20	$4.88

(1)	The high and low bid prices for this quarter were reported by the NYSE American.

Holders of Common Stock

As of March 31, 2024, we had 823,650 shares of our common stock issued and outstanding. As of March 31, 2024, there were 154 record holders of our common stock. Certain shares are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend Policy

We do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations and financial condition, capital requirements, business prospects, statutory and contractual restrictions on our ability to pay cash dividends, including restrictions contained in our credit agreements, and other factors our board of directors may deem relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Recent Sales of Unregistered Securities

Since January 1, 2022, the registrant made the following issuances and purchases of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-44 effective March 20, 2024.

(1) On February 1, 2022, the registrant issued 4,962 shares of common stock to five non-employee directors in return for services provided in their capacity as directors.

(2) On November 2, 2022, the registrant issued 927 shares of common stock to a member of its board of directors for service as interim CEO.

(3) On December 30, 2022, the registrant issued 562 shares of common stock to a member of its board of directors for service as interim CEO.

(4) On January 4, 2023, the registrant issued 20,292 shares of common stock to its board of directors in return for services provided in their capacity as directors.

(5) On January 11, 2023, the registrant issued 4,545 shares of common stock to its key executives as part of their compensation packages.

(6) On January 31, 2023, the registrant issued 409 shares of common stock to a member of its board of directors for service as interim CEO.

(7) On April 30, 2023, the registrant issued 909 shares of common stock to a member of its executive management as part of their compensation package.

(8) On September 5, 2023, the registrant issued 34,090 shares of common stock to two members of its board of directors in return for services provided in their capacity as directors.

(9) On February 9, 2024, the registrant issued 45,629 shares of common stock to the shareholders of Aimia Pet Healthco Inc., a corporation organized under the laws of Canada (“Aimia”), and certain related parties, in connection with the acquisition of Aimia by the registrant.

(10) In February 2024, the registrant granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the registrant recorded share-based compensation expense of $0.4 million upon issuance.

(11) On June 26, 2024, the registrant accelerated the vesting of 22,727 shares of restricted common stock held by its Chief Executive Officer in return for services provided in his capacity as such.

(12) On June 26, 2024, the registrant issued 47,285 options to purchase shares of common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Purchases of Equity Securities by the Issuer

There were no repurchases of Better Choice Company common stock during the year ended December 31, 2023:

25

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2024, on:

●	an actual basis; and

●	on an as adjusted basis to give effect to the sale and issuance of 1,640,000 shares of common stock offered by us in this offering, based on an assumed public offering price of $3.71 per share (the last reported sale price of our common stock on the NYSE American on July 1, 2024 and assuming no sale of Pre-Funded Warrants), after deducting the underwriting discounts and commissions and estimated offering expenses.

You should refer to the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the financial statements and related notes contained elsewhere in this prospectus in evaluating the material presented below.

	As of March 31, 2024 (Dollars in thousands, except share and per share amounts)
	Actual	As Adjusted(1)
		(unaudited)
Cash	$3,876	$9,111

Line of Credit	2,171	2,171
Term loan, net	3,054	3,054
Total short-term liabilities	$5,225	$5,225
Stockholders’ Equity
Preferred Stock, par value $0.001 per share (4,000,000 shares authorized; 0 shares issued or outstanding as of March 31, 2024, actual; 0 shares issued and outstanding, as adjusted	–	–
Common Stock, par value $0.001 per share (200,000,000 shares authorized; 823,650 shares issued and outstanding at March 31, 2024, actual; 2,463,650 shares issued and outstanding, as adjusted	34	36
Additional paid-in capital	325,264	330,498
Accumulated deficit	(324,172)	(324,172)
Total Stockholders’ Equity	$1,126	$6,362
Total Capitalization	$6,351	$11,587

(1)	Does not reflect retirement of the indebtedness pursuant to the settlement agreement entered into on June 20, 2024 with Alphia, Inc. regarding the outstanding litigation. Net proceeds are estimated to be $5.2 million, which includes an estimated $0.8 million total closing costs comprised of: 7% underwriting discount ($0.4 million); 1% underwriting expense allowance (less than $0.1 million); less than $0.2 million of underwriting’s legal, roadshow, market making and trading, and other offering related costs; less than $0.2 million of Company’s legal counsel fees; and less than $0.1 million of comfort letter fees. The estimated net proceeds are subject to change prior to effective date of this registration statement.

A $0.10 increase (decrease) in the assumed public offering price per share of Common Stock of $3.71, the last reported sale price of our Common Stock on NYSE American on July 1, 2024, would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $[●] million ($[●] million), assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses, and assuming no sale of any Pre-Funded Warrants in this offering. An increase (decrease) of [●] in the number of shares of Common Stock offered by us would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $[●] million ($[●] million), assuming no change in the assumed public offering price per share of Common Stock, and after deducting the underwriting discounts and commissions and estimated offering expenses, and assuming no sale of any Pre-Funded Warrants in this offering.

The number of shares of our common stock issued and outstanding was 823,650 as of March 31, 2024, and excludes as of that date:

●	the acceleration of the vesting of all 22,727 shares of restricted common stock held by the Chief Executive Officer, making all shares fully and immediately vested as of June 26, 2024;

●	50,923 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2024, at a weighted average exercise price of $4.95 per share;

●	47,285 common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share;

●	550,039 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2024, at a weighted average exercise price of $2.47 per share;

●	199,176,350 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	Shares of our common stock issuable upon the exercise of Warrants offered in this Offering; and

●	any shares of common stock and/or Warrants to be issued upon any exercise of the underwriters’ over-allotment option in this Offering.

26

DILUTION

The sale of our common stock pursuant to this prospectus will have a dilutive impact on our stockholders.

Our net tangible book value as of March 31, 2024 was $0.7 million or $0.88 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2024. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 1,640,000 shares of our common stock in this offering, at an assumed public offering price of $3.71 per share (the last reported sale price of our common stock on the NYSE American on July 1, 2024 and assuming no sale of Pre-Funded Warrants), our as adjusted net tangible book value as of March 31, 2024 would have been $6.0 million after deducting the underwriting discounts and commissions and estimated offering expenses, or $2.42 per share. This represents an immediate increase in net tangible book value of $1.54 per share to existing stockholders and an immediate dilution of $1.29 per share to new investors purchasing shares of our common stock.

The following table illustrates this calculation on a per share basis.

Assumed combined public offering price per share	$3.71
Net tangible book value per share as of March 31, 2024, before giving effect to this Offering	$0.88
Increase in net tangible book value per share attributed to existing investors	$1.54
As adjusted net tangible book value per share after giving effect to this offering(1)	$2.42
Dilution to net tangible book value per share to new investors in this offering	$1.29

(1)	Does not reflect retirement of the indebtedness pursuant to the settlement agreement entered into on June 20, 2024 with Alphia, Inc. regarding the outstanding litigation. Net proceeds are estimated to be $5.2 million, which includes an estimated $0.8 million of underwriting discounts and commission, legal fees, and other professional fees.

If the underwriter exercises its option to purchase additional shares in full, our as-adjusted net tangible book value as of March 31, 2024 would be $6.2 million, or $2.28 per share, representing an increase in the net tangible book value to existing stockholders of $1.41 per share and immediate dilution of $1.43 per share to new investors purchasing shares of our common stock in this offering.

A $0.10 increase (decrease) in the assumed public offering price per share of Common Stock of $3.71, the last reported sale price of our Common Stock on NYSE American on July 1, 2024, would increase (decrease) our as adjusted net tangible book value by approximately $[●] per share and increase (decrease) the dilution per share to new investors participating in this offering by $[•] per share, assuming no change in the assumed public offering price per share of Common Stock, and after deducting the underwriting discounts and commissions and estimated offering expenses, and assuming no sale of any Pre-Funded Warrants in this offering.

The number of shares of our common stock issued and outstanding was 823,650 as of March 31, 2024, and excludes as of that date:

●	the acceleration of the vesting of all 22,727 shares of restricted common stock held by the Chief Executive Officer, making all shares fully and immediately vested as of June 26, 2024;

●	50,923 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2024, at a weighted average exercise price of $4.95 per share;

●	47,285 common stock issuable upon exercise of stock options granted to certain of its directors, officers and employees on June 26, 2024, at a weighted-average exercise price of $5.00 per share;

●	550,039 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2024, at a weighted average exercise price of $2.47 per share;

●	199,176,350 shares of our common stock reserved for future issuance under our 2019 equity incentive plan as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our plan;

●	Shares of our common stock issuable upon the exercise of Warrants offered in this Offering; and

●	any shares of common stock and/or Warrants to be issued upon any exercise of the underwriters’ over-allotment option in this Offering.

To the extent that options outstanding as of March 31, 2024 have been or may be exercised or other shares are issued, investors purchasing our securities in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. The financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of Better Choice Company Inc. and its consolidated subsidiaries, collectively, the “Company,” “Better Choice Company,” “we,” “our,” or “us”. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. A description of material factors known to us that may cause our results to vary or may cause management to deviate from its current plans and expectations, is set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.” The following discussion should also be read in conjunction with our audited consolidated financial statements including the notes thereto appearing elsewhere in this filing. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview and Outlook

Better Choice is a pet health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect. We believe that our broad portfolio of pet health and wellness products are well positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and have adopted a laser focused, channel specific approach to growth that is driven by new product innovation.

We sell our premium and super-premium products (which we believe generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™, Halo Elevate® and the former TruDog brand, which has been rebranded and successfully integrated under the Halo brand umbrella during the third quarter of 2022. Our core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Our diverse and established customer base has enabled us to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and serve pet parents wherever they shop. We group these channels of trade into four distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers and neighborhood pet stores, as well as to select grocery chains; Direct to Consumer (“DTC”) which includes the sale of product through our website halopets.com; and International, which includes the sale of product to foreign distribution partners and to select international retailers.

The Global Pet Food and Treat Market

The U.S. represents the largest and most developed market for pet food globally, with food and treats accounting for approximately $58 billion, or 42% of the total U.S. pet care market in 2022. According to the American Pet Product Association, between 66% of all households in the U.S. own a pet, equating to a total pet population of more than 130 million companion animals and an average of 1.7 pets per household. Pet spending represents a significant portion of household spend on consumer products, as this translates to an average annual spend on pet care of more than $1,500 per pet owning household, with $460 of this spend attributed to pet food and treats.

Historically, consumer spending on pets grew at an approximately 3% CAGR in the decade leading up to the COVID-19 pandemic, driven by steady annual increases in household pet ownership of approximately 1%, the continued premiumization of the category and the humanization of pets. This surge in pet acquisition has led to an increase in the forecasted growth of the pet care industry over the next ten years. The U.S. pet food industry is expected to grow at a 4.96% CAGR between 2023 and 2028 (Statistica).

From a demographic perspective, younger pet owners are more likely to spend a higher percentage of their income on pets, treat their pet as an important member of the family and to purchase products from pet specialty and online retailers rather than from grocery stores. Along these lines, women are 3.2 times more interested in purchasing pet food than men, and are 2.4 times more likely to engage with search ads than men. Taken holistically, these traits suggest a preference to purchase more premium and super-premium pet food and treats from brands like Halo, with a tendency to purchase products in the channels where we compete.

Globally, Asia is the second largest market for pet products, with China representing the largest market opportunity for growth. Like the U.S., growth in the Asian pet care industry has been driven by dramatic increases in household pet ownership. We believe that growth in Asia is fueled by increasing levels of economic financial status and demand for premium, western manufactured products as a result of product quality concerns. This demand has been supported by a rapidly growing middle class in China, where a McKinsey report estimated that in 2018 roughly 730 million people in urban areas fell into the income categories of “aspirants” and “affluents,” with the Brookings group estimating that approximately 60 million people are added to these income categories each year. We believe that this growth drove the increase in the number of dog-owning Chinese households as measured by Euromonitor, which increased from 12% in 2015 to 20% in 2020, according to Euromonitor. According to Euromonitor, the Chinese market for premium dry dog and cat food is anticipated to grow at a 20% CAGR and 28% CAGR, respectively, from 2015 through 2025, suggesting that the Chinese pet market has significant room for growth in the foreseeable future. We are focused on targeting Chinese pet owners with the highest willingness to pay, which tend to be urban dwelling millennial and Gen-Z women. In 2021, 80% of our products were purchased online, and approximately 50% of our end-consumers were born after 1990.

28

Our Growth Strategy

●	Strong Innovation Pipeline. We have a robust and growing pipeline of new products, and believe our size is an advantage as we are nimble enough to quickly bring new products to market, but large enough to benefit from strong existing customer relationships and established economies of scale with our co-manufacturers.

●	Ability to Leverage Differentiated Omni-Channel Strategy for Growth. We believe that we can leverage our differentiated omni-channel strategy to design and sell products purpose-built for success in specific channels while maintaining our ability to leverage marketing and sales resources cross-channel. We believe that this strategy will allow us to deliver on core consumer needs, maximize gross margin and respond to changing channel dynamics that have accelerated in recent years.

●	Capitalize on Continuing Trends of Humanization of Pets. We believe our combination of innovative products designed specifically for certain channels can assist our growth to become a leader in the premium and super-premium categories across dog and cat food.

●	Well Positioned to Capitalize on a Once-in-a-Generation Demographic Shift in Asia. We believe that Asia represents the largest macro-growth opportunity in the global pet food industry. In China, the number of households that own a pet has doubled in the last five years, with younger pet owners leading growth.

Recent Corporate Developments

On March 2, 2023, we announced that Robert Sauermann was resigning from his role as Chief Operating Officer (“COO”), effective March 17, 2023. On March 21, 2023, we announced that Sharla Cook was resigning from her role as Chief Financial Officer (“CFO”), effective April 3, 2023. Also on March 21, 2023, we announced that Carolina Martinez was appointed as Interim CFO, effective April 3, 2023.

On May 11, 2023, we announced that Lionel F. Conacher was resigning from his role as Interim CEO of the Company, effective May 22, 2023. Mr. Conacher will still continue to serve on the Board as a Director. On May 11, 2023, we announced that Kent Cunningham was appointed as Chief Executive Officer of the Company, effective May 22, 2023.

On August 2, 2023, we announced that Carolina Martinez was appointed as Chief Financial Officer, Treasurer and Secretary of the Company, effective August 7, 2023. On August 28, 2023, we announced that Donald Young, was resigning from his role as Chief Sales Officer of the Company, effective September 8, 2023.

In December 2023, the Company made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. As of Q1 2024, the Company has made plans to exit its DTC channel in Q2 2024, in an effort to improve profitability. On June 1, 2024, the Company effectuated the shutdown and now directs consumers from halopets.com to Amazon and Chewy.

The Company was not in compliance with certain covenants related to the Alphia Term Loan Facility as of December 31, 2023 and the debt is callable by the lender. Refer to the Going concern considerations for additional information.

On March 25, 2024, Better Choice Company, Inc. (“BTTR”) initiated a legal action to enforce a right of first refusal (“ROFR”) option exercised by Alphia, Inc. (“Alphia”), which is controlled by a Paris-based private equity firm, PAI Partners. On June 20, 2024, the Company agreed to settlement terms of such lawsuit. The agreement, which dismisses the Company’s ongoing litigation with Alphia, provides for the retirement of the Company’s senior secured debt, including $5.0 million in principal and $0.4 million of payable-in-kind accrued interest as of March 31, 2024, the retirement of 335,640 warrants with a strike price of $11.44 per share that were set to expire in 2028, and the elimination of approximately $5.0 million of other indebtedness by the Company with savings up to $2.7 million if paid within 90 days.

29

Results of Operations for the three months ended March 31, 2024 and 2023

The following table sets forth our consolidated results for the periods presented (in thousands):

	Three Months Ended March 31,		Change
	2024	2023	$	%
Net sales	$7,903	$9,237	$(1,334)	(14)%
Cost of goods sold	5,289	5,996	(707)	(12)%
Gross profit	2,614	3,241	(627)	(19)%
Operating expenses:
Selling, general and administrative	5,080	6,496	(1,416)	(22)%
Total operating expenses	5,080	6,496	(1,416)	(22)%
Loss from operations	(2,466)	(3,255)	789	24%
Other expenses:
Interest expense, net	(362)	(229)	(133)	(58)%
Change in fair value of warrants liabilities	—	—	—	—%
Total other expense, net	(362)	(229)	(133)	(58)%
Net loss before income taxes	(2,828)	(3,484)	656	19%
Income tax expense	2	—	2	100%
Net loss	(2,830)	(3,484)	654	19%
Net loss attributable to common stockholders	$(2,830)	$(3,484)	$654	19%

Net sales

We sell our products through online retailers, pet specialty retailers, our online portal directly to our consumers and internationally to foreign distribution partners (transacted in U.S. dollars). Generally, our sales transactions are single performance obligations that are recorded at the time the product is shipped from our distribution centers and when control transfers. We offer a variety of trade promotions, discounts and incentives to our customers, which impacts the transaction price of our products and our net sales accordingly. DTC net sales include revenue derived from shipping fees and are net of loyalty points earned (a portion of revenue is deferred at the time of the sale as points are earned and not recognized until the redemption of the points, estimated based on historical experience). We record a revenue reserve based on historical return rates to account for customer returns.

Information about our revenue channels is as follows (in thousands):

	Three Months Ended March 31,
	2024		2023
E-commerce (1)	$3,265	41%	$3,895	42%
International (2)	2,874	37%	2,311	25%
DTC	1,209	15%	1,322	14%
Brick & mortar (3)	555	7%	1,709	19%
Net Sales	$7,903	100%	$9,237	100%

(1)	The Company’s E-commerce channel includes two customers that amounted to greater than 10% of the Company’s total net sales for the three months ended March 31, 2024, and 2023, respectively. These customers had $3.2 million of net sales for the three months ended March 31, 2024 and $3.8 million of net sales during the three months ended March 31, 2023.

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(2)	One of the Company’s International customers that distributes products in China amounted to greater than 10% of the Company’s total net sales during the three months ended March 31, 2024 and March 31, 2023, representing $2.2 million and $2.1 million of net sales, respectively.

(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales during the three months ended March 31, 2024 or March 31, 2023. For the three months ended March 31, 2023, Petco is included within the Brick & Mortar channel. In Q1 2024, Petco is presented within E-commerce as a result of the strategic exit out of Petco stores, while remaining on Petco.com.

Net sales decreased $(1.3) million, or (14)%, to $7.9 million for the three months ended March 31, 2024 compared to $9.2 million for the three months ended March 31, 2023. The decrease in net sales for the three months ended March 31, 2024 is primarily attributable to new payment terms enforced in our International channel to preserve cash, and a decline in traffic in our E-commerce platform.

Key factors that we expect to affect our future sales growth include new product innovation and launches, our expansion strategy in each of the sales channels and our key supplier relationships.

Gross profit

Cost of goods sold consists primarily of the cost of product obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, as well as third-party warehouse and order fulfillment costs. We review inventory on hand periodically to identify damages, slow moving inventory, and/or aged inventory. Based on this analysis, we record inventories at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.

Our products are manufactured to our specifications by our co-manufacturers using raw materials. We work with our co-manufacturers to secure a supply of raw materials that meet our specifications. In addition to procuring raw materials that meet our formulation requirements, our co-manufacturers manufacture, test and package our products. We design our packaging for our co-manufacturers and the packaging is shipped directly to them.

Our gross profit has been and will continue to be affected by a variety of factors, primarily product sales mix, volumes sold, discounts offered to newly acquired and recurring customers, the cost of our manufactured products, and the cost of freight from the manufacturer to the warehouse.

During the three months ended March 31, 2024, gross profit decreased $0.6 million, or 19%, to $2.6 million compared to $3.2 million during the three months ended March 31, 2023.

Gross margin decreased 200 basis points to 33% for the three months ended March 31, 2024 compared to 35% for the three months ended March 31, 2023. The decrease in gross margin for the three months ended March 31, 2024 is primarily attributable to selling excess inventory at a discount. As a result, revenue increased at a rate lower than the rate at which cost of goods sold (“COGS”) increased. The decrease in gross margin was attributable to our product sales mix, and a decrease in total sales volume. There was also an increase in our inventory reserve, driven by the increase in the Halo Elevate expiration risk.

We continue to actively work with our co-manufacturing and freight partners to generate future cost savings and realize improved gross margins in future periods. We could see continued margin variability due to the current economic environment and pricing pressures due to inflationary costs for both transportation and raw materials. We will continue to refine and optimize our overall pricing strategy as we evaluate the future impact of inflation and align ourselves with the market.

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Operating expenses

Our Selling, general and administrative (“SG&A”) expenses consist of the following:

●	Sales and marketing costs, for specific customer promotional programs, paid media, content creation expenses and our DTC selling platform. Marketing costs are geared towards customer acquisition and retention and building brand awareness. During the three months ended March 31, 2024, sales and marketing costs decreased approximately $(0.6) million or (33)%, to $1.2 million from $1.8 million during the three months ended March 31, 2023. The decrease was driven primarily by lower marketing and advertising agency fees related to the Halo brand renovation and migration from the former TruDog brand, as well as increased marketing spend in our International sales channel.

●	Employee compensation and benefits decreased approximately $(0.2) million or (10)% during the three months ended March 31, 2024 to $1.5 million from $1.7 million during the three months ended March 31, 2023. The decrease was primarily related to a reduction in employee headcount, partially offset by higher severance costs during the first half of 2024.

●	Share-based compensation includes expenses related to equity awards issued to employees and non-employee directors. During the three months ended March 31, 2024, Share-based compensation decreased $(0.4) million or (40)% to $0.5 million compared to $0.9 million for the three months ended March 31, 2023. January 2023 grants became fully vested during the three months ended March 31, 2023, resulting in a decrease to share-based compensation, partially offset by common stock issued for board service.

●	Freight, which is primarily related to the shipping of DTC orders to customers, remained consistent at $0.3 million during the three months ended March 31, 2024 and March 31, 2023. DTC sales remained consistent as outlined above.

●	Non-cash charges including depreciation, amortization, disposal or sale of assets and bad debt expense decreased by $(0.4) million or (94)% to less than $0.1 million during the three months ended March 31, 2024 from $0.4 million during the three months ended March 31, 2023. The decrease was driven by disposals of certain assets during 2023.

●	Other general and administrative costs for various general corporate expenses, including professional services, information technology, insurance, travel, costs related to merchant credit card fees, product development costs, rent, and certain tax costs. During the three months ended March 31, 2024, other general and administrative costs increased $0.2 million, or 14% to $1.6 million compared to $1.4 million during the three months ended March 31, 2023. The increase was driven by commission fees related to sales in our International channel.

Interest expense, net

During the three months ended March 31, 2024, interest expense increased by $0.2 million, or 58% to $0.4 million from $0.2 million for the three months ended March 31, 2023. Interest expense for the three months ended March 31, 2024 is comprised of interest on our Wintrust Receivables Credit Facility, Alphia Term Loan, the amortization of debt issuance costs, and interest accretion on the Alphia Term Loan. Interest expense for the three months ended March 31, 2023 is comprised of interest on our Wintrust Credit Facility and the amortization of debt issuance costs which was refinanced during 2022.

Income taxes

Our income tax provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for any allowable credits, deductions and uncertain tax positions as they arise. During the three months ended March 31, 2024 and March 31, 2023, we recorded income tax benefit of less than $0.1 million, which relates to indefinite-lived assets. The effective tax rate for the three months ended March 31, 2024 and 2023 was less than 1%, respectively, which differs from the U.S. Federal statutory rate of 21% primarily because our losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of NOLs.

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Results of Operations for the Years Ended December 31, 2023 and 2022

The following table sets forth our consolidated results for the periods presented (in thousands):

	Years Ended December 31,		Change
	2023	2022	$	%
Net sales	$38,592	$54,660	$(16,068)	(29)%
Cost of goods sold	26,795	39,399	(12,604)	(32)%
Gross profit	11,797	15,261	(3,464)	(23)%
Operating expenses:
Selling, general and administrative	24,444	35,430	(10,986)	(31)%
Impairment of goodwill	—	18,614	(18,614)	(100)%
Impairment of intangible assets	8,532	—	—	100%
Total operating expenses	32,976	54,044	(21,068)	(39)%
Loss from operations	(21,179)	(38,783)	17,604	45%
Other expense:
Interest expense	(1,353)	(551)	(802)	(146)%
Change in fair value of warrant liabilities	(236)	—	(236)	(100)%
Total other expense	(1,589)	(551)	(1,038)	(188)%
Net loss before income taxes	(22,768)	(39,334)	16,566	(42)%
Income tax expense (benefit)	2	(18)	20	111%
Net loss available to common stockholders	$(22,770)	$(39,316)	$16,546	(42)%

Net sales

We sell our products through online retailers, pet specialty retailers, our online portal directly to our consumers and internationally to foreign distribution partners (transacted in U.S. dollars). Generally, our sales transactions are single performance obligations that are recorded at the time the product is shipped from our distribution centers and when control transfers. We offer a variety of trade promotions, discounts and incentives to our customers, which impacts the transaction price of our products and our net sales accordingly. DTC net sales include revenue derived from shipping fees and are net of loyalty points earned (a portion of revenue is deferred at the time of the sale as points are earned and not recognized until the redemption of the points, estimated based on historical experience). We record a revenue reserve based on historical return rates to account for customer returns.

Information about our revenue channels is as follows (in thousands):

	Twelve Months Ended December 31,
	2023		2022
E-commerce(1)	$13,405	35%	$14,565	27%
Brick & Mortar	5,870	15%	11,624	21%
DTC	5,597	15%	6,620	12%
International(2)	13,720	35%	21,851	40%
Net Sales	$38,592	100%	$54,660	100%

(1)	Our E-commerce channel includes two customers that amounted to greater than 10% of total net sales. These customers had $5.9 million and $7.1 million of net sales for the year ended December 31, 2023, respectively and $7.5 million and $6.6 million of net sales for the year ended December 31, 2022, respectively.

(2)	One of our International customers that distributes products in China amounted to greater than 10% of total net sales during the years ended December 31, 2023 and December 31, 2022 and represented $11.0 million and $17.7 million of net sales, respectively.

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Net sales decreased $(16.1) million, or (29)%, to $38.6 million for the year ended December 31, 2023 compared to $54.7 million for the year ended December 31, 2022. The decrease in net sales for the year ended December 31, 2023 is primarily attributable to supply chain constraints and the downstream impact it has on our business. We experienced significant production delays from our dry kibble co-manufacturing partner stemming from short-term shortages in raw materials, labor constraints, and capacity constraints. The inconsistency in supply created material out-of-stocks which resulted in less-than-optimal fill rates of our Halo Elevate® product line, sold primarily in our Brick & Mortar channel. Since closing the Alphia Term Loan, we have fully transitioned our dry kibble manufacturing to Alphia which, albeit a very positive change needed for stabilizing supply and for long-term sustainability, has had a short-term impact to our International channel as it created registration delays in certain foreign markets, in turn delaying ordering and product launches.

Key factors that we expect to affect our future sales growth include new product innovation and launches, our expansion strategy in each of the sales channels and our key supplier relationships.

Gross profit

Cost of goods sold consists primarily of the cost of product obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, as well as third-party warehouse and order fulfillment costs. We review inventory on hand periodically to identify damages, slow moving inventory, and/or aged inventory. Based on this analysis, we record inventories at the lower of cost or net realizable value, with any reduction in value expensed as cost of goods sold.

Our products are manufactured to our specifications by our co-manufacturers using raw materials. We work with our co-manufacturers to secure a supply of raw materials that meet our specifications. In addition to procuring raw materials that meet our formulation requirements, our co-manufacturers manufacture, test and package our products. We design our packaging for our co-manufacturers and the packaging is shipped directly to them.

Our gross profit has been and will continue to be affected by a variety of factors, primarily product sales mix, volumes sold, discounts offered to newly acquired and recurring customers, the cost of our manufactured products, and the cost of freight from the manufacturer to the warehouse.

During the year ended December 31, 2023, gross profit decreased $(3.5) million, or (23)%, to $11.8 million compared to $15.3 million during the year ended December 31, 2022. Gross profit margin increased 3% to 31% for the year ended December 31, 2023 compared to 28% for the year ended December 31, 2022. The decrease in gross profit is primarily attributable to selling excess inventory at a discount. As a result, revenue increased at a rate lower than the rate at which cost of goods sold (“COGS”) increased. The increase in gross profit margin for the year ended December 31, 2023 is primarily attributable to a decrease in revenue at a rate lower than the rate at which cost of goods sold decreased. For the year ended December 31, 2023, the average price per pound cost $1.82, versus $1.88 for the year ended December 31, 2022. We also implemented a 7% price increase across our Halo Holistic™ and Halo masterbrand wet product lines in August 2022, and a 12.5% sales price increase on our Halo Elevate® products in 2023.

We continue to actively work with our co-manufacturing and freight partners to generate future cost savings and realize improved gross margins in future periods. We could see continued margin variability due to the current economic environment and pricing pressures due to inflationary costs for both transportation and raw materials. We will continue to refine and optimize our overall pricing strategy as we evaluate the future impact of inflation and align ourselves with the market.

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Operating expenses

Our Selling, general and administrative (“SG&A”) expenses consist of the following:

●	Sales and marketing costs, for specific customer promotional programs, paid media, content creation expenses and our DTC selling platform. Marketing costs are geared towards customer acquisition and retention and building brand awareness. During the year ended December 31, 2023, sales and marketing costs decreased approximately $(7.0) million or (48)%, to $7.6 million from $14.6 million during the year ended December 31, 2022. The decrease was driven primarily by lower marketing and advertising agency fees related to the Halo brand renovation and migration from the former TruDog brand, as well as increased marketing spend in our International sales channel during 2022.

●	Employee compensation and benefits decreased approximately $(1.1) million or (15)% during the year ended December 31, 2023 to $6.4 million from $7.5 million during the year ended December 31, 2022. The decrease was primarily related to a reduction in employee headcount, partially offset by higher severance costs during the first half of 2022.

●	Share-based compensation includes expenses related to equity awards issued to employees and non-employee directors. During the year ended December 31, 2023, Share-based compensation decreased $(1.2) million or (40)% to $1.8 million compared to $3.0 million for the year ended December 31, 2022. The decrease is driven by reduction of senior management headcount resulting in cancellations of options during 2023, partially offset by common stock issued for board service and accelerated vesting of a certain stock option grant during 2022, interim CEO service compensation and additional option grants.

●	Freight, which is primarily related to the shipping of DTC orders to customers, decreased $(0.3) million or (16)% during the year ended December 31, 2023 to $1.3 million from $1.6 million during the year ended December 31, 2022. Freight costs are generally decreasing due to lower DTC sales as described above.

●	Non-cash charges including depreciation, amortization, disposal or sale of assets and bad debt expense decreased $(0.2) million or (8)% to $1.7 million during the year ended December 31, 2023 from $1.8 million during the year ended December 31, 2022. The decrease was driven by disposals of certain assets during 2023, offset by additional capital expenditures throughout 2022.

●	Other general and administrative costs for various general corporate expenses, including professional services, information technology, insurance, travel, costs related to merchant credit card fees, product development costs, rent, and certain tax costs. During the year ended December 31, 2023, other general and administrative costs decreased $(1.3) million, or (19)% to $5.6 million compared to $6.9 million in the year ended December 31, 2022. The decrease was driven by commission fees related to sales in our International channel, and lower professional fees related to investor relations.

Impairment of goodwill included an impairment charge of $18.6 million during the year ended December 31, 2022, while there was no corresponding activity for the year ended December 31, 2023. Impairment of long-lived intangible assets resulted in an impairment charge of $8.5 million for the year ended December 31, 2023, with no corresponding activity for the year ended December 31, 2022. See “Note 6 - Goodwill and intangible assets” for additional information.

Interest expense, net

During the year ended December 31, 2023, interest expense increased $0.8 million, or 146% to $1.4 million from $0.6 million for the fiscal year ended December 31, 2022. Interest expense for the year ended December 31, 2023 is comprised of interest on our Wintrust Receivables Credit Facility, Alphia Term Loan, the amortization of debt issuance costs, and interest accretion on the Alphia Term Loan. Interest expense for the year ended December 31, 2022 is comprised of interest on our Wintrust Credit Facility, Wintrust term loan, and the amortization of debt issuance costs.

Change in fair value of warrant liabilities

Common stock warrants classified as liabilities are revalued at each balance sheet date subsequent to the initial issuance and changes in the fair value are reflected in the Consolidated Statements of Operations as change in fair value of warrant liabilities. See “Note 11 - Warrants” for additional information.

Income taxes

Our income tax expense (benefit) provision consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for any allowable credits, deductions and uncertain tax positions as they arise. During the year ended December 31, 2023, we recorded income tax expense of less than $0.1 million, which relates to the change in valuation allowance. During the year ended December 31, 2022, we recorded income tax benefit of less than $0.1 million, which relates to indefinite-lived assets. The effective tax rate for the years ended December 31, 2023 and 2022 was 0%, which differs from the U.S. Federal statutory rate of 21% due to permanent differences attributable to the impairment of goodwill in 2022 and because our losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of NOLs for the years ended December 31, 2023 and 2022.

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Liquidity and capital resources

Historically, we have financed our operations primarily through the sales of shares of our common stock, warrants, preferred stock, and loans. In connection with our IPO, we issued and sold 181,818 shares of common stock at a price of $5.00 per share. On July 1, 2021 we received total net proceeds of approximately $36.1 million from the IPO, after deducting underwriting discounts and commissions of $2.8 million, and offering costs of approximately $1.1 million. On March 31, 2024 and December 31, 2023, we had cash and cash equivalents of $3.9 million and $4.5 million, respectively.

We are subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of our products, the successful protection of our proprietary technologies, ability to grow into new markets, and compliance with government regulations. As of March 31, 2024, we have not experienced a significant adverse impact to our business, financial condition or cash flows resulting from geopolitical actions or threat of cyber-attacks. However, we have seen adverse impacts to our gross margin from time to time due to inflationary pressures in the current economic environment. Uncertainties regarding the continued economic impact of inflationary pressures, geopolitical actions and threat of cyber-attacks are likely to result in sustained market turmoil, which could negatively impact our business, financial condition, and cash flows in the future.

We have historically incurred losses and expect to continue to generate operating losses and consume cash resources in the near term. These conditions raise substantial doubt about our ability to continue as a going concern for a period of twelve months from the date these interim condensed consolidated financial statements are issued, meaning that we may be unable to generate sufficient operating cash flows to pay our short-term obligations. We have implemented and continue to implement plans to achieve operating profitability, including various margin improvement initiatives, the consolidation of and introduction of new co-manufacturers, the optimization of our pricing strategy and ingredient profiles, and new product innovation.

Our ability to raise additional capital may be adversely impacted by the potential worsening of global economic conditions, including inflationary pressures, he recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from geopolitical tensions. If we seek additional financing to fund our business activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to raise the necessary funds when needed or achieve planned cost savings, or other strategic objectives are not achieved, we may not be able to continue our operations, or we could be required to modify our operations that could slow future growth.

A summary of our cash flows is as follows (in thousands):

	Three Months Ended March 31,
	2024	2023
Cash flows (used in) provided by:
Operating activities	$(1,006)	$(1,473)
Investing activities	(3)	(10)
Financing activities	430	(41)
Net decrease in cash and cash equivalents	$(579)	$(1,524)

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Cash flows from operating activities

Cash used in operating activities decreased by $0.5 million, or 32%, during the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The decrease in cash was primarily driven by a $(0.7) million decrease in net loss as well as a $(0.6) million decrease in inventory reserve due to selling off stock. The decrease in cash was also driven by significant fluctuations in our working capital, including a comparative decrease in accounts receivable balances of $(0.4) million due to timing of sales and collections and a comparative increase in accounts payable of $0.4 million due to inventory rebuild in 2023.

Cash flows from investing activities

Cash used in investing activities was less than $0.1 million during the three months ended March 31, 2024 and March 31, 2023. The cash used in investing activities is related to capital expenditures.

Cash flows from financing activities

Cash provided by financing activities was $0.4 million and less than $(0.1) million, during the three months ended March 31, 2024 and March 31, 2023, respectively. The cash provided by financing activities for the three months ended March 31, 2024 was related proceeds from the Wintrust revolving line of credit of $3.0 million, offset by payments on the Wintrust revolving line of credit of $(2.6) million. The cash provided by financing activities for the three months ended March 31, 2023 was related to payments on the short-term financing arrangement of $0.04 million.

Wintrust Receivables Credit Facility

On June 21, 2023, the Company entered into an account purchase agreement with Wintrust Receivables Finance, a division of Wintrust Bank N.A. (“Wintrust”) pursuant to which Wintrust will purchase, at its discretion, eligible customer invoices and advance up to 75% of the face amount of all purchased amounts up to $4,750,000. Each advance under the AP Agreement will bear interest at the U.S. prime rate, plus 2.5%. The AP Agreement has an initial term of two years and will automatically renew annually unless terminated by the Company on at least 60 days’ notice. The Wintrust Receivables Credit Facility is secured by a general security interest in the assets of the Company. The Wintrust Receivables Credit Facility is guaranteed secured by the Company pursuant to that certain Unlimited Continuing Guaranty Agreement dated as of June 21, 2023.

As of March 31, 2024, the balance outstanding on the Wintrust Receivables Credit Facility amounted to $2.2 million.

Alphia Term Loan

On June 21, 2023, the Company entered into a term loan credit agreement with Alphia Inc., a leading custom manufacturer of super-premium pet food in the U.S. Pursuant to the Term Loan Agreement, Alphia made a term loan to the Company in the original principal amount of $5,000,000 (the “Term Loan”). The Term Loan is also evidenced by that certain Term Note dated as of June 21, 2023 issued by the Company to Alphia (the “Term Note”). The proceeds of the Term Loan, together with a portion of the Company’s cash on hand, were used to retire all of the outstanding obligations of Halo, Purely for Pets, Inc. (“Halo”), a wholly-owned subsidiary of the Company, under Halo’s long-term credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A.

The Term Loan will bear interest at a rate of 10% per annum, compounded quarterly, and will mature on June 21, 2026. Accrued interest on the Term Loan is payable quarterly in cash or, at the election of the Company, in-kind by capitalizing such interest and adding it to the then-outstanding principal amount of the Term Loan. The Term Loan Agreement and Term Note provide for customary financial covenants and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company may prepay the principal of the Term Loan at any time upon written notice to Alphia and subject to a prepayment penalty if such prepayment occurs prior to June 21, 2025.

The Term Loan is secured by a general security interest on the assets, including the intellectual property, of the Company and Halo pursuant to (i) that certain Term Loan Security Agreement, dated June 21, 2023, made by the Company and Halo in favor of Alphia (the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement, dated as of June 21, 2023 of the Company and Halo in favor of Alphia (the “Intellectual Property Security Agreement”). The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral for the Term Loan.

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The term Loan is guaranteed by Halo pursuant to that certain Term Loan Guaranty, dated as of June 21, 2023, by and between Halo and Alphia (the “Term Loan Guaranty”).

In conjunction with the Term Loan, the Company issued to Alphia (i) a warrant (the “First Tranche Warrant”) to purchase 148,758 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a price of $0.26 per share, and (ii) a warrant (the “Second Tranche Warrant” and together with the First Tranche Warrant, the “Warrants”) to purchase 186,882 shares of Common Stock at a price of $0.26 per share. Unless exercised, the Warrants expire on June 21, 2028. The Warrants contain certain anti-dilution provisions in favor of Alphia in connection with any equity offering consummated by the Company prior to December 21, 2023 and equity issuances below the exercise price of the Warrants. The Warrants also contain a cashless exercise option at the election of Alphia.

Additionally, in conjunction with the Term Loan, the Company entered into a Side Letter Agreement with Alphia (the “Side Letter”) pursuant to which Alphia was granted a right of first refusal on any of the following relating to the Company or any of its subsidiaries and to the extent such transactions constitute a change of control: (i) any transfer, sale, lease or encumbrance of all or any portion of the capital stock or assets (other than the sale of inventory in the ordinary course of business), (ii) any merger, consolidation or other business combination, (iii) any recapitalization, reorganization or any other extraordinary business transaction, (iv) or any equity issuance or debt incurrence. Alphia’s right of first refusal is effective so long as the Term Loan remains outstanding and for a period of 12 months thereafter. The Side Letter also provides Alphia with certain Board observer rights.

As of March 31, 2024, our indebtedness on the Alphia Term Loan Facility amounted to $3.1 million net of debt issuance costs of $0.2 million. For details about the terms, covenants and restrictions contained in the Alphia Term Loan Facility, see “Note 8 - Debt” to our interim condensed consolidated financial statements included in this prospectus.

On March 25, 2024, we filed a lawsuit against Alphia in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida, and on June 20, 2024, we agreed to settlement terms of such lawsuit. The agreement, which dismisses the Company’s ongoing litigation with Alphia, provides for the retirement of the Company’s senior secured debt, including $5.0 million in principal and $0.4 million of payable-in-kind accrued interest as of March 31, 2024, the retirement of 335,640 warrants with a strike price of $11.44 per share that were set to expire in 2028, and the elimination of approximately $5.0 million of other indebtedness by the Company with savings up to $2.7 million if paid within 90 days.

Contractual Commitments and Obligations

We are contractually obligated to make future cash payments for various items, including debt arrangements, certain purchase obligations, as well as the lease arrangement for our office. See “Note 8 - Debt” to our interim condensed consolidated financial statements included in this prospectus for more information about our debt obligations. Our purchase obligations include certain ongoing marketing projects, software subscriptions as well as in-transit or in-production purchase orders with our suppliers, for which amounts vary depending on the purchasing cycle. The majority of our software subscriptions are not under long-term contracts, and we do not have long-term contracts or commitments with any of our suppliers beyond active purchase orders. These purchase obligations were not material as of the date of this prospectus.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our unaudited condensed consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgements that affect the reported amounts of assets, liabilities, net sales, costs and expenses and related disclosures. We believe that the estimates, assumptions and judgments involved in the accounting policies described in our Annual Report for the year ended December 31, 2023 have the greatest potential impact on our financial statements and, therefore, we consider these to be our critical accounting estimates. Accordingly, we evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions. There have been no material changes to our critical accounting estimates compared to the descriptions in our Annual Report for the year ended December 31, 2023.

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Share-Based Compensation

Share-based compensation expense is measured based on the estimated fair value of awards granted to employees, directors, officers and consultants on the grant date. Forfeitures are accounted for as they occur, therefore there are no forfeiture related estimates required.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, which requires the development of input assumptions, as described in “Note 13 - Share-based compensation”. Determining the appropriate fair value model and calculating the fair value of share-based payment awards requires the input of the subjective assumptions described in “Note 13 - Share-based compensation”. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, which involve inherent uncertainties and the application of management’s judgment.

BUSINESS

Our History

On December 17, 2018, Better Choice made a $2.2 million investment in TruPet LLC (“TruPet”), an online seller of pet foods, pet nutritional products and related pet supplies. On February 2, 2019, Better Choice Company entered into a definitive agreement to acquire the remainder of TruPet and we closed the acquisition on May 6, 2019.

On February 28, 2019, Better Choice Company entered into a definitive agreement to acquire all of the outstanding shares of Bona Vida, Inc. (“Bona Vida”) and closed the acquisition on May 6, 2019.

On October 15, 2019, Better Choice Company entered into a Stock Purchase Agreement (as amended, the “Halo Agreement”) with Halo, Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representative of the Sellers. Pursuant to the terms and subject to the conditions of the Halo Agreement, among other things, we agreed to purchase from the Sellers 100% of the issued and outstanding capital stock of Halo, Purely for Pets, Inc. (“Halo”). We closed this acquisition, which we refer to as the Halo Acquisition, on December 19, 2019.

Overview of Our Business

Better Choice is a pet health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. Our mission is to become the most innovative premium pet food company in the world, and we are motivated by our commitment to making products with integrity and treating pets and their parents with respect. We believe that our broad portfolio of pet health and wellness products are well positioned to benefit from the trends of growing pet humanization and an increased consumer focus on health and wellness, and have adopted a laser focused, channel specific approach to growth that is driven by new product innovation.

We sell our premium and super-premium products (which we believe generally includes products with a retail price greater than $0.20 per ounce) under the Halo brand umbrella, including Halo Holistic™, Halo Elevate® and the former TruDog brand, which has been rebranded and successfully integrated under the Halo brand umbrella during the third quarter of 2022. Our core products sold under the Halo brand are made with high-quality, thoughtfully sourced ingredients for natural, science based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. Our diverse and established customer base has enabled us to penetrate multiple channels of trade, which we believe enables us to deliver on core consumer needs and serve pet parents wherever they shop. We group these channels of trade into four distinct categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers such as Petco, Pet Supplies Plus and neighborhood pet stores, as well as to select grocery chains; Direct to Consumer (“DTC”) which includes the sale of product through our website halopets.com; and International, which includes the sale of product to foreign distribution partners and to select international retailers. In December 2023, the Company made a strategic exit out of Petco stores (while remaining on Petco.com), and Pet Supplies Plus. As of Q1 2024, the Company has made plans to exit its DTC channel in Q2 2024, in an effort to improve profitability. On June 1, 2024, the Company effectuated the shutdown and now directs consumers from halopets.com to Amazon and Chewy.

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New product innovation represents the cornerstone of our growth plan, supported by our own research and development, and acquisitions. Our established supply and distribution infrastructure allows us to bring new products to market in nine months, generally. Our outsourced manufacturing model is flexible, scalable and encourages innovation allowing us to offer a breadth of assortment in dog and cat food products under the Halo brand, serving a wide variety of customer needs.

Halo is the brand for a new generation of pet parents. For millennial pet parents who view their pets as children, we believe Halo provides the world’s best nutrition for the world’s best kids. Halo offers two premium sub-lines of natural dog and cat food for this audience - Halo Holistic, which includes the former TruDog brand, and Halo Elevate.

Halo Holistic is designed for the pet parent seeking high-quality ingredients for digestive health. Halo Holistic is the only super-premium pet food certified by the Global Animal Partnership and the Marine Stewardship Council, both of which are animal welfare organizations recognized worldwide. Halo Holistic also supports complete digestive health with prebiotics, probiotics and postbiotics. Additionally, it’s made with whole animal proteins only and no meat meals.

Halo Elevate®, our second sub-line which launched during 2022, provides best-in-class nutrition. We believe it’s the only natural pet food with leading nutrient levels to support the top five pet parent health concerns which include digestive health, heart and immunity support, healthy skin and coat, hip and joint support and strength and energy. Each recipe delivers natural, science-based nutrition for optimal health. Both Halo Holistic and Halo Elevate® provide confidence and validation to empower millennial pet parents.

Our Products and Brands

We have a broad portfolio of over 100 active premium and super premium animal health and wellness products for dogs and cats, which includes products sold under the Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. Our products consist of naturally formulated premium kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Our products are sustainably sourced, derived from real whole meat and no rendered meat meal and include non-GMO fruits and vegetables.

Our products are manufactured by an established network of co-manufacturers in partnership with Better Choice. We have maintained each of our key co-manufacturing relationships for more than four years, with certain relationships in place for more than ten years and with the launch of Halo Elevate®, we expanded and engaged two new co-manufacturing partners in 2022.

Our Customers and Channels

In 2023, we generated $48.6 million of gross sales and $38.6 million of net sales. By channel in 2023, E-Commerce generated approximately $19.1 million of gross sales and $13.4 million of net sales, Direct-to-Consumer generated approximately $6.4 million of gross sales and $5.6 million of net sales, Brick & Mortar generated approximately $9.4 million of gross sales and $5.9 million of net sales and International generated approximately $13.7 million of gross sales and $13.7 million of net sales. The following chart provides a breakdown of our net sales by channel for the year ended December 31, 2023:

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In 2023, approximately 50% of our net sales were made online, through a combination of E-commerce partner websites, such as Amazon, Chewy, Petflow, Thrive Market and Vitacost, and our DTC website, hosted on Shopify. A majority of our online sales are driven by repeat purchases from existing customers. In Packaged Facts’ Surveys of Pet Owners, pet products and services are at the bottom of the list of household spending cutbacks, second only to human medicine and healthcare. Reflecting both the higher prices and Americans’ deep commitments to their pets, pet parents remain tenacious when it comes to pet care, with 68% spending more in February 2023 vs. January 2022 even as they looked for ways to economize. We anticipate our ability to reach a growing base of diverse customers online will continue to improve as E-commerce penetration increases.

In addition to our domestic sales channels, the Halo brand’s international sales declined (37)% in 2023, resulting primarily in an effort to normalize inventory levels in our key Asian markets as well as macroeconomic factors impacting consumer behavior. With increasing levels of economic financial status in the Asian markets and demand for premium and super-premium, western manufactured products, with China representing the largest market opportunity for growth and 80% of Better Choice’s $13.7 million of international sales in 2023.

Supply Chain, Manufacturing and Logistics

Halo partners with a number of co-manufacturing partners to produce its products. Products sold today under the Halo brand are made strictly from naturally raised animals on sustainable farms and are manufactured in the U.S and use healthy, natural ingredients, with all purchases transacted in U.S. dollars. By sourcing cage-free poultry, pasture-raised beef, and wild-caught fish from certified sustainable fisheries and not including meat meals or other animal byproducts in its formulations, our Halo brand is able to provide pets and pet parents with a nutritious and highly digestible suite of food and treats. Some products are preserved using either freeze drying or gentle air dehydration to eliminate the need for artificial preservatives and added chemicals. Our treats and chews are oven-baked, using natural ingredients for maximum nutrition and protein content. Halo’s dog and cat foods meet The Association of American Feed Control Officials (“AAFCO”) guidelines and are small-batch tested for common contaminants prior to leaving the manufacturer.

We utilize logistics service providers as a part of our supply chain, primarily for shipping and logistics support. Fulfillment of orders is managed by a third-party warehousing and logistics partner, Fidelitone. Our warehouse was located in Lebanon, Tennessee throughout 2021 and relocated to Wauconda, Illinois in 2022. Our DTC ecosystem allows us to efficiently manage and customize the online shopping experience for customers, including a customer dashboard where shoppers can manage and track orders and order history. Our products are shipped by trusted carriers for expeditious and reliable delivery.

Raw Materials and Principal Suppliers

We rely upon the supply of raw materials that meet our high-quality specifications and sourcing requirements. We source Global Animal Partnership (“GAP”) certified cage-free chicken, GAP certified cage-free turkey, Marine Stewardship Council (“MSC”) certified wild-caught salmon and whitefish and select non-GMO fruits and vegetables, such as peas, sweet potatoes and lentils. If any raw material is adulterated and does not meet our specifications, it could significantly impact our ability to source manufactured products and could materially and adversely impact our business, financial condition and results of operations.

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For the supply and co-manufacturing of our products, we have relied on: Alphia, Inc. (“Alphia” f/k/a “C.J. Foods”) for dry kibble which transitioned to Barrett Petfood Innovations during 2022, then back to Alphia during 2023; Simmons Pet Food, Inc. (“Simmons”) and Thai Union Manufacturing Co., LTD. for canned wet food; BrightPet Nutrition Group, LLC (“BrightPet”) for vegan kibble and freeze dried treats; Carnivore Meat Company, LLC (“Carnivore”) for the supply and co-manufacturing of freeze-dried food and treats. We sourced approximately 64% of inventory purchases from two vendors for the year ended December 31, 2023 and approximately 69% from three vendors for the year ended December 31, 2022.

Sales and Marketing

Our marketing strategies are designed to clearly communicate to consumers about the benefits of our products and to build awareness of our brands. We deploy a broad set of marketing tools across various forms of media to reach consumers through multiple touch points and engage with a number of marketing agencies to develop content and product packaging. Our marketing initiatives include the use of social and digital marketing, Search Engine Optimization, email and SMS marketing, and paid media (Facebook, Instagram & YouTube), among other proven strategies to generate and convert sales prospects into loyal, satisfied customers. In addition to directly targeting and educating consumers of our products, we partner with a number of retailers such as Amazon, Chewy and Petco to develop joint sales and marketing initiatives to increase sales and acquire new customers.

In recent years, consumer purchasing behaviors have shifted dramatically and E-Commerce penetration has significantly increased. In the fourth quarter of 2023, management shifted from a Brick & Mortar channel focus to a digital first strategy as a result of its annual operating plan process and has strategically reallocated marketing investments to work more effectively and efficiently in its larger e-commerce platforms to drive growth and brand awareness.

Competition

The pet health and wellness industry is highly competitive. Competitive factors include product quality, ingredients, brand awareness and loyalty, product variety, product packaging and design, reputation, price, advertising, promotion, and nutritional claims. We believe that we compete effectively with respect to each of these factors. We compete with manufacturers of conventional pet food such as Mars, Nestlé and Big Heart Pet Brands (part of the J.M. Smucker Company), and manufacturers of specialty and natural pet food such as Blue Buffalo (part of General Mills), Wellness, Fromm, Orijen, Merrick (part of Nestlé), Stella and Chewy, Open Farm and Freshpet. In addition, we compete with many regional niche brands in individual geographic markets.

Employees and Human Capital Resources

As of December 31, 2023, we had 31 full time employees and one part time employee. Our human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards. Our employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with us. We have never experienced any work stoppages or strikes as a result of labor disputes and we believe our overall relationships with our employees are positive and the strength of our team is a critical success factor in becoming the most innovative premium pet food company in the world. Our employees share an entrepreneurial spirit, a passion for excellence and the inspiration to drive the future of the pet health and wellness industry.

Our core values are Integrity, Respect, Working Smarter and Faster and Building Lasting Relationships in all that we do. We continually focus on employee engagement and a diverse, inclusive culture in order to ensure the continued strength and well-being of our workforce. We strive to create a workplace where employees feel engaged, believe in our mission, understand their role in our strategy and are passionate about the work they do. We conduct employee engagement surveys to provide us with valuable insights into employee perspectives and experiences. We also hold frequent virtual town-hall meetings and team building events to provide updates, celebrate milestones in the business, communicate initiatives, recognize significant individual accomplishments and provide a forum for employees to communicate and engage with our entire employee base. We value and embrace diversity by fostering a culture that encompasses the unique attributes, ideas, perspectives, and experiences of our employees, customers, suppliers and communities. We believe a more inclusive and diverse work environment allows us to achieve better results and makes us a stronger business.

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We operate under a “Win From Anywhere” culture, which is our approach to creating a flexible and entrepreneurial working environment built for long term success. Winning from anywhere means our employees can work from anywhere in the country. We believe this culture provides the ability for us to attract the best talent and we now have employees all over the U.S. that are winning from anywhere.

Government Regulation

The regulation of animal food products is complex, multi-faceted, and continually changing. The U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”) and other regulatory authorities at the federal, state and local levels, as well as authorities in foreign countries, extensively regulate, among other things, the research, development, testing, composition, manufacture, import, export, labeling, storage, distribution, promotion, marketing, and post-market reporting of animal foods. We are required to navigate a complex regulatory framework in the locations in which we wish to manufacture, test, import, export, or sell our products.

FDA Regulation of Animal Foods

The FDA regulates foods, including foods intended for animals, under the Federal Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations. The FDCA defines “food” as articles used for food or drink for man or other animals, which includes products that are intended primarily for nutritional use, taste, or aroma and the components of such products. For animal foods in particular, this definition applies based on their intended use regardless of labelling as animal food, treats, or supplements. The FDA also imposes certain requirements on animal foods relating to their composition, manufacturing, labeling, and marketing. Among other things, the facilities in which our products and ingredients are manufactured must register with the FDA, comply with current good manufacturing practices (“cGMPs”) and comply with a range of food safety requirements.

Although pet foods are not required to obtain premarket approval from the FDA, any substance that is added to or is expected to become a component of a pet food must be used in accordance with a food additive regulation, unless it is generally recognized as safe (“GRAS”) under the conditions of its intended use or if it appears on an FDA-recognized list of acceptable animal food ingredients in the Official Publication of AAFCO. A food may be adulterated if it uses an ingredient that is neither GRAS nor an approved food additive, and that food may not be legally marketed in the U.S.

The labeling of pet foods is regulated by both the FDA and state regulatory authorities. FDA regulations require proper identification of the product, a net quantity statement, a statement of the name and place of business of the manufacturer or distributor and proper listing of all the ingredients in order of predominance by weight. The FDA also considers certain specific claims on pet food labels to be medical claims and therefore subject to prior review and approval by the FDA. The FDA has a list of specific factors it will consider in determining whether to initiate enforcement action against such products if they do not comply with the regulatory requirements applicable to drugs, including, among other things, whether the product is only made available through or under the direction of a veterinarian and does not present a known safety risk when used as labeled. The FDA may classify some of our products differently than we do and may impose more stringent regulations which could lead to possible enforcement action.

Under the FDCA, the FDA may require the recall of an animal food product if there is a reasonable probability that the product is adulterated or misbranded, and the use of or exposure to the product will cause serious adverse health consequences or death. In addition, pet food manufacturers may voluntarily recall or withdraw their products from the market. If the FDA believes that our products are adulterated, misbranded or otherwise marketed in violation of the FDCA, the agency make take further enforcement action, including: restrictions on the marketing or manufacturing of a product; required modification of promotional materials or issuance of corrective marketing information; issuance of safety alerts, press releases, or other communications containing warnings or other safety information about a product; warning or untitled letters; product seizure or detention; refusal to permit the import or export of products; fines, injunctions, or consent decrees; and/or imposition of civil or criminal penalties.

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Chinese Regulations

General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China (“AQSIQ”) is responsible for the unified inspection and quarantine of imported pet food (also referred to in the regulations as “Feed”). Only registered pet food manufacturers from AQSIQ approved countries (which includes the U.S.) can import pet food to China, and may do so only if they have first received an import registration certificate from the Ministry of Agriculture (“MOA”). In order to obtain an import registration certificate, a manufacturer must submit standardized application materials (in both English and Chinese) along with product samples to the MOA for approval, and if approved, such import registration certificate shall be valid for five years. Overseas companies are also prohibited from engaging in the direct sale of imported pet food within the territory of China and should establish a sales organization or appoint a sales agent within the territory of China and file a record with the MOA within six months from the date the manufacturer obtains its import registration certificate. All imported pet food must be packaged, and the packaging must comply with China’s safety and hygiene regulation and must have Chinese labels that are in conformity with the relevant regulations.

We are also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor changes in these laws and believe that we are in material compliance with applicable laws. See additional information under the heading “Risks Related to the Regulation of our Business and Products” in this prospectus for a discussion of risks relating to federal, state, local and international regulation of our business.

Our Trademarks and Other Intellectual Property

We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our trademarks are valuable assets that reinforce our brand, our sub-brands and our consumers’ perception of our products. The current registrations of these trademarks in the U.S. and foreign countries are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, or our licensees where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with the goods or services identified in the applicable registrations. In addition to trademark protection, we have registered more than 100 domain names, including www.betterchoicecompany.com, www.halopets.com, www.trupet.com, www.trudog.com and www.rawgo.com, that are important to the successful implementation of our marketing and advertising strategy. We rely on and carefully protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain our competitive position.

Corporate Information

We were incorporated in the State of Nevada in 2001 under the name Cayenne Construction, Inc., and in 2009, changed our name to Sports Endurance, Inc. Effective March 11, 2019, we changed our name to Better Choice Company Inc. after reincorporating in Delaware. We have three subsidiaries - Halo, Purely for Pets, Inc., Bona Vida, Inc. and Wamore Corporation S.A. Our principal executive offices are located at 12400 Race Track Road, Tampa, FL 33626. Our website is available at https://www.betterchoicecompany.com. Our website and the information contained on or connected to that site are not, and should not be deemed to be part of or incorporated into this prospectus.

Available Information

We file annual, quarterly and current reports and other information with the SEC that are publicly available at www.sec.gov. Our SEC filings are also available under the Investor Relations section of our website at www.betterchoicecompany.com as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or connected to our website are not incorporated into this prospectus.

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Properties

Our principal place of business is located at 12400 Race Track Road, Tampa, FL 33626, which consists of approximately 5,000 square feet of office space which we lease. Our lease for this location is scheduled to expire on January 31, 2026.

We do not own any properties or land.

We believe our facilities are adequate and suitable for our current needs and that suitable additional or alternative space will be available if the need arises in the future.

Legal Proceedings

From time to time, we are subject to litigation and other proceedings that arise in the ordinary course of our business. Subject to the inherent uncertainties of litigation and although no assurances are possible, we believe that there are no pending lawsuits or claims that, individually or in the aggregate, will have a material adverse effect on our business, financial condition or our yearly results of operations.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth the names and positions of our executive officers and directors serving as of such date of filing of this prospectus. Directors will be elected at our annual meeting of stockholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name	Age	Position	Director Since
Kent Cunningham(1)	52	Chief Executive Officer	n/a
Carolina Martinez	34	Chief Financial Officer, Secretary and Treasurer	n/a
Lionel F. Conacher	60	Director	2021
Arlene Dickinson(1)	66	Director	2021
Gil Fronzaglia	61	Director	2021
John M. Word III	76	Director	2019
Michael Young	44	Chairman of the Board of Directors	2019

(1) Ms. Dickinson resigned effective April 1, 2024, and Mr. Cunningham was appointed as a member of the Board, effective April 1, 2024, to fill the vacancy resulting from Ms. Dickinson’s resignation.

Kent Cunningham. Mr. Cunningham was appointed as Chief Executive Officer of the Company effective as of May 22, 2023. Prior to joining the Company, Mr. Cunningham was a Principal with Catapult Consulting where he provided management and M&A advisory consulting services from February 2022 to May 2023. Prior to consulting, Mr. Cunningham served as the Chief Executive Officer of 1440 Foods, a sports and active nutrition company, between August 2021 and January 2022. Prior to 1440 Foods, he was a General Manager at The Bountiful Company, an American dietary supplements company, from May 2019 to August 2021. Prior to The Bountiful Company, Mr. Cunningham was Chief Marketing Officer for Whole Earth Brands, a global food company providing plant-based sweeteners and flavor enhancers, between April 2018 and May 2019. From 2013 to April 2018, Mr. Cunningham held various marketing positions at Glanbia Performance Nutrition, a global nutrition company. From 2006 to 2013, Mr. Cunningham held various Marketing positions at MARS Petcare, owner of several health and nutrition pet food brands. Mr. Cunningham is a passionate brand builder and business leader with over 25 years of CPG and Health & Wellness marketing and sales experience across a range of corporate environments and categories including accelerating growth within multinationals, brand turnarounds and high value exits in the private equity business for the likes of KKR & Co. Inc. Mr. Cunningham holds an MBA in Marketing from Vanderbilt University and a BA in Communications from the University of Michigan. Mr. Cunningham was appointed as a member of the Board, effective April 1, 2024.

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Carolina Martinez. Mrs. Martinez was appointed as Chief Financial Officer, effective August 2, 2023. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer, Secretary and Treasurer of the Company effective as of April 3, 2023, and will continue to serve as the Secretary and Treasurer of the Company. Prior to joining the Company, Mrs. Martinez was a Director of CFO Partnership Solutions at ONE10 Advisors, LLC, (“ONE10 Advisors”) a strategic finance and accounting advisory firm in Tampa, FL. Prior to joining ONE10 Advisors in January 2022, Mrs. Martinez spent nine years at PricewaterhouseCoopers, LLP where she served as a Manager in the National Quality Organization office from March through December 2021, and in various assurance roles from January 2013 through March 2021 where she primarily served publicly traded companies. Mrs. Martinez is a Certified Public Accountant in the State of Florida and holds a Master of Science in Accounting from The University of Tampa and a Bachelor of Science in Business Administration, Accounting from the University of Central Florida.

Lionel F. Conacher. Mr. Conacher has served as a director since September 2021. He has over thirty years of financial experience, spanning senior positions in public companies in both Canada and the US, investment banking, private equity and venture capital. Mr. Conacher currently serves as Chairman of DXL Group (NASDAQ: DXLG), where he has successfully guided the retail chain through the COVID-19 pandemic. In 2018, Mr. Conacher co-founded a San Francisco based venture capital fund, Next Ventures, after serving as a Senior Advisor and Operating Partner at Altamont Capital Partners, a Palo Alto based Private Equity Firm, for over seven years. Prior to his experience at Altamont Partners, he co-founded and served as the CEO of Westwind Partners Inc., a specialized Canadian institutional investment bank that was ultimately sold to Thomas Weisel Partners for $170 million in 2007 before being acquired by Steifel in 2010. Mr. Conacher holds an A.B. in Economics & Art History from Dartmouth College and is also actively involved in a variety of non-profits.

Gil Fronzaglia. Mr. Fronzaglia has served as a director since April 2021. He has had a successful career serving as both a board and management team member for large consumer products companies, natural food and beverage startups and most notably as a founding member and VP of Operations for Blue Buffalo. In addition to joining the board of Better Choice in 2021, Gil has served as a Board Member of Quinn Snacks since 2016, where he was the Interim COO from December 2018 through July 2019. Mr. Fronzaglia has also served as a member of the board of Grillo’s Pickles, the premium pet care brand I And Love And You and Spindrift Beverage Co. Mr. Fronzaglia is based in Boulder, Colorado and holds a Bachelor of Science from Northeastern University, and a Masters of Business Administration from Barry University.

John M. Word III. Mr. Word has served as a director since January 2020. Mr. Word founded the Word & Brown General Agency in 1984 to market and distribute health plans through California’s huge brokerage community by 1986, the company was recognized as the largest independent small group health distributor in the nation. That same year, the company launched the nation’s first COBRA administration operation, sensing that employers needed assistance and qualified support with federal COBRA laws. CaliforniaChoice®, a groundbreaking enterprise empowering small business employees to select from multiple health plans within one program, was launched in 1996. Mr. Word’s professional credentials include Chartered Life Underwriter (CLU), Registered Health Underwriter (RHU), and Registered Employee Benefits Consultant (REBC). He has served as President of the California Association of Health Underwriters (CAHU), President of the Orange County Association of Health Underwriters (OCAHU), and Chairman of the National Association of Health Underwriters (NAHU) Leading Producers Roundtable program. Mr. Word holds a Bachelor of Science in Marketing and Finance from William Jewell College in Liberty, MO. We believe Mr. Word’s qualifications to serve as a director of our Company include his background in running successful organizations, understanding of consumer needs and marketing to those needs. Mr. Word holds a Bachelor of Science in Marketing and Finance from William Jewel College in Liberty, MO.

Michael Young. Mr. Young has served as our Chairman since December 2019. Mr. Young is a founding partner of Cottingham Capital, an investment company focused on real estate and technology investment, where he has served as Managing Partner since its inception in January 2017. Prior to January 2017, Mr. Young served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank. Mr. Young currently serves on the boards of Aerues Inc., an anti-microbial copper coating technology company, and XIB I Capital Corp., a capital pool company, and was previously on the boards of Nuuvera Corp. and ICC Labs. Mr. Young holds a diploma in Finance from George Brown College. We believe Mr. Young’s qualifications to serve as a director of our Company include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other public company boards of directors.

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Board of Directors

The number of members of our Board of Directors will be determined from time to time by resolution of the Board of Directors. Currently, our Board of Directors consists of five persons. Our Directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Committees of the Board

We have an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Strategic Advisory Committee. Each such committee of the Board of Directors has or will have the composition and responsibilities described below. Each committee is governed by a written charter. In 2022, each director attended all of the meetings of the Board and the committees on which such director serves. Each committee charter is posted on our website at https://ir.betterchoicecompany.com/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.

Audit Committee

Our Audit Committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our internal auditing staff, if any, registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the audit committee report required by the SEC.

The members of our Audit Committee are Messrs. Conacher, Fronzaglia and Young. Mr. Fronzaglia has been appointed as chairperson of this committee beginning in 2022. Our Board has determined that each of Messrs. Conacher, Fronzaglia and Young is independent under the applicable independence standards of Rule 10A-3 under the Exchange Act applicable to audit committee members. In addition, our Board has determined that Messrs. Conacher, Fronzaglia and Young each qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee met four times during 2023. Ms. Dickinson served on our Audit Committee prior to her resignation.

Compensation Committee

Our Compensation Committee’s responsibilities include, among other matters: reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers; overseeing and administering our cash and equity incentive plans; reviewing and making recommendations to our board of directors with respect to director compensation; reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; reviewing and discussing the voting recommendations of our stockholders on matters involving executive compensation, to the extent required; and preparing the annual compensation committee report required by SEC rules, to the extent required. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2022.

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The members of our Compensation Committee are Messrs. Conacher, Fronzaglia and Young, and Mr. Young serves as chairman of this committee. Our Compensation Committee met once during 2023. Ms. Dickinson served on our Compensation Committee prior to her resignation.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among other matters: identifying individuals qualified to become board of directors members; recommending to our board of directors the persons to be nominated for election as directors and to each board committee; developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and overseeing a periodic evaluation of our board of directors.

The members of our Nominating and Corporate Governance Committee are Messrs. Conacher, Fronzaglia and Young. Mr. Conacher was appointed as the Chairperson of this committee effective April 1, 2024. Our Nominating and Corporate Governance Committee did not meet during 2023. Ms. Dickinson served as the chairperson of this Committee prior to her resignation.

Strategic Advisory Committee

Our Strategic Advisory Committee’s responsibilities include, among other matters: assessing the progress and performance of our development programs and projects, and identifying, assessing, implementing, and monitoring corporate opportunities that may offer meaningful strategic or commercial benefit to the Company. The members of our Strategic Advisory Committee are Messrs. Fronzaglia, Young and Word, and Messrs. Young and Word serve as co-chairs of this committee. Our Strategic Advisory Committee did not meet during 2023.

Code of Ethics and Code of Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct that is applicable to all of our employees, executive officers, and directors of the Company (the “Code of Conduct”). The Code of Conduct is available on our website at https://ir.betterchoicecompany.com/corporate-governance/governance-documents. The Nominating and Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers, and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Risk Oversight

The Audit Committee of our Board of Directors is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of our Board of Directors or the Compensation Committee of our Board of Directors (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Communications with Directors

Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: 12400 Race Track Road, Tampa, Florida 33626, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that require prompt attention and will regularly provide our Board with a summary of all substantive communications.

Board Qualifications

Our Board has delegated to our Nominating and Governance Committee the responsibility for recommending to our Board the nominees for election as directors at the annual meeting of stockholders and for recommending persons to fill any vacancy on our Board. Our Nominating and Governance Committee selects individuals for nomination to our Board based on the following criteria. Nominees for director must:

●	Possess unquestionable moral and ethical character and core values.
●	Have a genuine interest in Better Choice and recognition that as a member of our Board, each director is accountable to all of our shareholders, not to any particular interest group.

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●	Have a background that demonstrates experience, expertise and education in areas such as consumer product marketing, corporate strategy, technology, cybersecurity, financial and regulatory affairs, international sales and distribution and general management.
●	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to Better Choice and our stockholders.
●	Have the ability and willingness to make the personal commitment to invest the time, schedule and workload to be an active, participatory member of our Board and the Board’s responsibilities and commitment to corporate best practices.
●	Be compatible and able to work well with other directors, executives and other employees in a team effort with a view to a long-term relationship with Better Choice as a director.
●	Have independent opinions and be willing to state them in a constructive manner.

Directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and education and experience in business, the consumer product market, the pet specialty sector, product marketing, product distribution and manufacturing and other areas relevant to our activities are factors in the selection process. As a majority of our Board must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by the NYSE American is also a factor in the nominee selection process. For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this report.

Director Nominations

The Nominating and Governance Committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the regular nominee criteria described above.

Attendance at Annual Meeting

Directors are expected to attend our annual meetings of stockholders. Our last annual meeting of shareholders was held on November 13, 2023.

EXECUTIVE AND DIRECTOR COMPENSATION

The following is a discussion and analysis of the compensation arrangements for our named executive officers, or NEOs. We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are providing a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table as well as narrative disclosures regarding our executive compensation program. Our NEOs for 2023 consist of the following individuals:

●	Kent Cunningham, Chief Executive Officer appointed May 2023
●	Lionel F. Conacher, our former interim Chief Executive Officer, who resigned in May 2023;
●	Carolina Martinez, Chief Financial Officer appointed August 2023
●	Sharla A. Cook, our former Chief Financial Officer, who resigned in April 2023;
●	Donald Young, our former Chief Sales Officer, who resigned in September 2023; and
●	Robert Sauermann, our former Executive Vice President, Strategy, who resigned in March 2023.

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Executive Compensation Components

Base Salaries

The NEOs receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our Compensation Committee adjusts NEO base salaries based on the committee’s review of available market information. Our board of directors established an annual base salary for each of our NEOs as follows:

	Annual Base Salary
Name	2021	2022	2023
Kent Cunningham(1)	n/a	n/a	350,000
Lionel F. Conacher	n/a	160,000	160,000
Carolina Martinez(2)	n/a	n/a	240,000
Sharla A. Cook	200,000	225,000	n/a
Donald Young	250,000	275,000	275,000
Robert Sauermann	225,000	240,000	240,000

(1) Mr. Cunningham was appointed as Chief Executive Officer of the Company effective as of May 22, 2023.

(2) Mrs. Martinez was appointed as Chief Financial Officer of the Company effective as of August 2, 2023. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer of the Company effective as of April 3, 2023.

Annual Incentive

The purpose of our annual incentive bonus program is to incent all individuals in the organization to meet or exceed both our annual budget goals as well as individual responsibilities. Our annual incentive program requires minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of year-over-year gross revenue, gross margin and Adjusted EBITDA growth goals will result in sustainable long-term stockholder value creation. Our 2023 annual incentive potential was based on achievement levels of these financial metrics, measured against our annual plan as approved by our Board. Overall, the NEOs’ annual incentive bonus was weighted as follows: 50% Gross Revenue and Adjusted EBITDA, and 50% individual performance and achievement of goals. The CEO was eligible for a payout of 50% of base salary while the other NEOs were eligible for a payout ranging from 25-40% of base salary based on these metrics.

Equity Compensation

The goals of our long-term, equity-based incentive awards are to align the interests of our NEOs and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our NEOs through the vesting period of the awards.

To reward and retain our NEOs in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. The exercise price of each stock option grant is the fair market value of our common stock on the grant date.

Repricing of Stock Options

Effective October 1, 2020, all outstanding stock option awards under the Amended and Restated 2019 Equity Incentive Plan held by current employees as of October 1, 2020 were repriced concurrent with the closing of the Company’s Series F Private Placement. In total, 1,012,956 stock options were repriced. The exercise price was set at a 20% premium to the Series F conversion price, or $3.60 per share. No other terms of the stock options were changed.

The board of directors effectuated the repricing to realign the value of the stock options with their intended purpose, which is to retain and motivate the holders of the stock options to continue to work in the best interests of the Company. Prior to the repricing, many of the stock options had exercise prices well above the then recent market prices of our common stock. The stock options were repriced unilaterally and the consent of holders was neither necessary nor obtained.

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Other Elements of Compensation

Retirement Plans. We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our NEOs are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our NEOs in accordance with our compensation policies. During 2020, the Company had a separate 401(k) plans for TruPet and Halo and provided an employer matching contribution under each plan. Beginning in 2021, the Company provided an employer matching contribution of 50% up to 5% of compensation under our 401(k) plan.

Employee Benefits and Perquisites. All of our full-time employees, including our NEOs, are eligible to participate in our employee benefit plans and programs, including medical, dental, and vision benefits, health spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Termination and Change in Control Benefits. Our NEOs may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our Company. Each of our NEOs’ employment agreements entitles them to severance in the event of their termination without cause or their resignation for good reason and upon termination by reason of death or disability.

Summary Compensation Table

The table below sets forth the compensation earned by our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (2) ($)	Total ($)
Kent Cunningham (3)	2023	350,000	53,459	362,727	—	—	8,785	774,971
Chief Executive Officer	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Lionel F. Conacher (4)	2023	160,000	—	13,334	—	—	—	173,334
Interim Chief Executive Officer	2022	160,000	—	153,336	18,573	—	—	331,909
	2021	—	—	—	—	—	—	—
Carolina Martinez (5)	2023	240,000	19,200	—	70,000	—	1,106	330,306
Chief Financial Officer	2022	—	—	—	—	—	—	—
	2021	—	—	—	—	—	—	—
Sharla A. Cook (6)	2023	250,000	—	28,000	—	—	3,206	281,206
Chief Financial Officer	2022	250,000	100,000	—	153,596	—	9,801	513,397
	2021	200,000	34,375	—	317,701	—	9,942	562,018
Donald Young (7)	2023	275,000	—	14,000	—	—	43,744	332,744
Chief Sales Officer	2022	275,000	110,000	—	492,174	—	9,425	886,599
	2021	250,000	42,969	—	991,704	—	8,694	1,293,367
Robert Sauermann (8)	2023	240,000	—	28,000	—	—	1,811	269,811
Executive Vice President, Strategy	2022	240,000	96,000	—	367,435	—	10,250	713,685
	2021	225,000	38,672	—	590,701	—	6,794	861,167

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(1) The amounts reported reflect the grant date fair value of the stock options granted, as computed in accordance with ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 12 to our financial statements included in this prospectus.

(2) The amounts reported reflect matching 401(k) payments and accrued PTO payout.

(3) Mr. Cunningham commenced employment with us and was appointed Chief Executive Officer effective as of May 22, 2023.

(4) Mr. Conacher was employed with us as interim Chief Financial Officer from September 14, 2022 until May 22, 2023.

(5) Mrs. Martinez was appointed as Chief Financial Officer effective as of August 2, 2023. Mrs. Martinez was previously appointed and served as the Interim Chief Financial Officer of the Company effective as of April 3, 2023.

(6) Ms. Cook commenced employment with us in April 2020 and was appointed as our Chief Financial Officer in October 2020. Ms. Cook resigned effective as of April 3, 2023.

(7) Mr. Young resigned effective as of September 8, 2023.

(8) Mr. Sauermann resigned effective as of March 17, 2023.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards held by the NEOs as of December 31, 2023. None of our NEOs hold stock awards.

	Option Awards
Name	Option Award Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kent Cunningham	N/A		—	—	$—	N/A
Lionel F. Conacher	9/28/2021		256	358	$90.64	9/28/2031
Carolina Martinez	8/7/2023		—	4,545	$15.40
Sharla A. Cook	2/1/2022	(1)	—	1,136	$62.00	2/1/2032
	8/19/2021	(1)	152	189	$73.92	8/19/2031
	7/8/2021	(1)	358	400	$100.32	7/8/2031
	3/3/2021	(2)	222	159	$240.24	3/3/2031
	3/3/2021	(2)	109	78	$240.24	3/3/2031
	1/8/2021	(1)	242	137	$211.20	1/8/2031
Donald Young	2/1/2022	(1)	—	1,705	$62.04	2/1/2032
	8/19/2021	(1)	152	189	$73.92	8/19/2031
	7/8/2021	(1)	358	400	$100.32	7/8/2031
	3/3/2021	(2)	401	286	$240.24	3/3/2031
	3/3/2021	(2)	814	582	$240.24	3/3/2031
	1/1/2021	(1)	1,894	—	$—	1/1/2031
Robert Sauermann	2/1/2022	(1)	—	1,136	$62.04	2/1/2032
	8/19/2021	(1)	152	189	$73.92	8/19/2031
	7/8/2021	(1)	358	400	$100.32	7/8/2031
	3/3/2021	(2)	328	234	$240.24	3/3/2031
	3/3/2021	(2)	666	476	$240.24	3/3/2031
	1/8/2021	(1)	242	137	$211.20	1/8/2031

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(1) Options vest as follows: 1/3rd on the first annual anniversary of the grant date and 1/36th on each monthly anniversary thereafter.

(2) 67% of the options shall vest as to 1/3rd on the first annual anniversary of the grant date and 1/36th on each monthly anniversary thereafter, and 33% of the options shall vest as to 1/3rd on the 18 month anniversary of the grant date and 1/36th on each monthly anniversary thereafter.

Employment Agreements and Potential Payments Upon Termination

The Company entered into an Employment Agreement with Kent Cunningham, dated as of May 22, 2023 (the “Cunningham Employment Agreement”) in connection with Mr. Cunningham’s appointment as Chief Executive Officer of the Company as of May 22, 2023. Pursuant to the Cunningham Employment Agreement, Mr. Cunningham’s compensation will be an initial annual base salary of $350,000 and an annual discretionary performance bonus target of 50% of base salary, payable 50% in cash and 50% in shares of common stock of the Company. Pursuant to the Cunningham Employment Agreement, Mr. Cunningham will be entitled to six weeks’ paid vacation and will be eligible to participate in certain employee benefit plans offered by the Company. Further, Mr. Cunningham will receive an initial grant of 1,000,000 Restricted Stock Units of Common Stock (“RSUs”), subject to Board approval. The RSUs will vest over a period of three years subject to continued employment with the Company as follows: (a) 33.3% of the options will on the first anniversary of the date of the grant date provided the stock price is at least one dollar ($1.00); (b) an additional 33.3% of such RSUs shall vest on the second anniversary of the grant date provided the stock price is at least two dollars ($2.00); and (c) the remaining 33.4% of the RSUs shall vest on the third anniversary of the grant date provided that the stock price on such date is at least two dollars and fifty cents ($2.50). In the event Mr. Cunningham does not meet the time-based and performance-based vesting requirements, the applicable portion of the RSUs that were due to vest shall be forfeited. Should Mr. Cunningham’s employment be terminated, in any way or for any reason, prior to any of the aforementioned anniversary dates, the RSUs shall vest in proportion to the time remaining to the next anniversary date.

The Company entered into an Employment Agreement with Carolina Martinez, dated as of August 2, 2023 (the “Martinez Employment Agreement”) in connection with Mrs. Martinez’s appointment as Chief Financial Officer of the Company as of August 2, 2023. Pursuant to the Martinez Employment Agreement, Mrs. Martinez’s compensation will be an initial annual base salary of $240,000 and an annual discretionary performance bonus target of 40% of base salary, payable 50% in cash and 50% in shares of common stock of the Company. Pursuant to the Martinez Employment Agreement, Mrs. Martinez will be entitled to six weeks’ paid vacation and will be eligible to participate in certain employee benefit plans offered by the Company. Further, Mrs. Martinez will receive an initial grant to purchase 4,546 shares of Common Stock at an exercise price of $15.40 per share, subject to Board approval. The options will vest in equal installments over a period of three years.

Pursuant to the Cunningham Employment Agreement and the Martinez Employment Agreement (together, the “NEO Employment Agreements”), each of Mr. Cunningham and Mrs. Martinez is employed on an at-will basis. Pursuant to the NEO Employment Agreements, in the event the executive’s employment is terminated for any reason, the Company shall pay the executive any amounts due to such executive under the Company’s benefit plans and any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). In the event the executive’s employment is terminated for by the Company without Cause (as defined in the NEO Employment Agreements) or by the executive for Good Reason or for Good Reason Upon Change in Control (as such terms are defined in the NEO Employment Agreements), in addition to the Accrued Obligations, the executive shall also receive, subject to the execution of a release of claims in the form delivered by the Company, severance pay in an amount equal to the executive’s base salary then in effect for six (6) months, less applicable payroll deductions and tax withholdings, payable in accordance with normal payroll policies of the Company over a six (6) month period, with the first such payment being paid to the executive on the Company’s first regular pay date on or after the sixtieth (60th) day following the executive’s employment termination date.

The NEO Employment Agreements also contain standard confidentiality, intellectual property assignment, non-competition and non-solicitation covenants.

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Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2023 for our non-employee directors (other than Mr. Conacher whose compensation is also shown above under “Summary Compensation Table”):

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-equity Incentive Plan Compensation	All Other Compensation(2)		Total Compensation
Lionel F. Conacher	$60,000	$316,000	$	$		$173,334	$549,334
Arlene Dickinson(1)	$65,000	$100,000	$	$	$		$165,000
Gil Fronzaglia	$65,000	$100,000	$	$	$		$165,000
John M. Word III	$60,000	$100,000	$	$	$		$160,000
Michael Young	$65,000	$316,000	$	$	$		$381,000

(1)	Ms. Dickinson resigned effective April 1, 2024, and Mr. Cunningham was appointed as a member of the Board, effective April 1, 2024, to fill the vacancy resulting from Ms. Dickinson’s resignation.
(2)	Includes Mr. Conacher’s compensation in his role as Interim Chief Executive Officer in 2023 per “Summary Compensation Table”

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023 (other than Mr. Conacher whose awards are also shown above under “Outstanding Equity Awards at Year End”):

Name	Options Outstanding at Fiscal Year End
Lionel F. Conacher	27,027
Arlene Dickinson	27,027
Gil Fronzaglia	33,334
John M. Word III	36,667
Michael Young	46,667

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our capital stock by (i) each of our current directors, (ii) each of our named executive officers (iii) all our current directors and executive officers as a group, and (iv) each person or group known by us to own more than 5% of our common stock. The percentages reflect beneficial ownership, as determined in accordance with the SEC’s rules, as of July 1, 2024, and are based on 916,329 shares of common stock outstanding. Except as noted below, the address for all beneficial owners in the table below is 12400 Race Track Road, Tampa, FL 33626:

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)%
Named Executive Officers and Directors:
Kent Cunningham	22,727	2.48%
Carolina Martinez	1,513	*
Lionel F. Conacher	32,845	3.58%
Gil Fronzaglia	14,340	1.57%
John M. Word III	149,386	16.30%
Michael Young	52,865	5.77%
All executive officers and directors as a group (10 persons)	272,163	29.70%

5% Shareholders:
HH-Halo LP (2)	54,719	5.97%
Edward J. Brown Jr TTEE	52,496	5.73%

(*) Represents beneficial ownership of less than 1% of class.

(1) In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2) Includes (i) 5,295 shares of common stock, (ii) 59,597 shares of common stock underlying subordinated convertible notes exercisable within 60 days of April 24, 2020, and (iii) 14,166 shares of common stock underlying warrants exercisable within 60 days of April 24, 2020. Thomas O. Hicks is the managing member of HEP Partners LLC, which is the investment manager of HH-Halo LP (“HH-Halo”), and consequently has voting control and investment discretion over securities held by HH-Halo. Mack H. Hicks is the manager of HH-Halo GP LLC, which is the general partner of HH-Halo GP LP, the general partner of HH-Halo. As a result of the foregoing, each of Thomas O. Hicks and Mack H. Hicks may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by HH-Halo. Each of Thomas O. Hicks and Mack H. Hicks disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $50,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;
●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and

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●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5.0% or greater beneficial ownership interest in any class of the Company’s voting securities.

Our Related Party Transaction policy subjects these transactions to review and either approval or disapproval of entry into the Related Party Transaction, subject to certain limited exceptions, by our Nominating and Governance Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, our Nominating and Governance Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. Refer to Note 14 within this report.

Family Relationships

There are no family relationships amongst any of our executive officers or directors.

Director Independence

Each of our directors standing for election meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.

DESCRIPTION OF CAPITAL STOCK

We are offering up to 1,640,000 shares of our common stock or Pre-Funded Warrants in lieu of shares of common stock. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

The following description is intended as a summary of our amended and restated certificate of incorporation (which we refer to as our “charter”) and our bylaws, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

Our current certificate of incorporation authorizes us to issue:

●	200,000,000 shares of common stock, $0.001 par value per share; and

●	4,000,000 shares of preferred stock, $0.001 par value per share.

As of July 1, 2021, all shares of the Series F convertible preferred stock were converted into 131,012 shares of common stock.

Description of Common Stock

Voting Rights. Holders of shares of our common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected at that time and for whose election such stockholder has a right to vote.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to, if applicable, any prior rights and preferences that may be applicable to any outstanding preferred stock.

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Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, holders of shares of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Description of Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.001 per share, covering up to an aggregate of 4,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Warrants to be Issued in this Offering

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby in lieu of a share of common stock is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). There is No expiration date for the pre-funded warrants. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any pre-funded warrants, 9.99%) of the outstanding shares of common stock immediately after exercise. Any holder may increase such percentage to any percentage not in excess of 9.99% upon at least 61 days’ prior notice to us. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares of common stock, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such pre-funded warrant or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

[Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or 50% or more of the voting power of our common equity , the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.]

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Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants

Outstanding Warrants

The Company has Warrants outstanding to purchase 185,954 shares of our common stock at a weighted average exercise price of approximately $213.56 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 3,970,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our bylaws provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or when requested in writing by the holders of not less than 10 percent of all the voting power entitled to vote at the meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders.

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Removal of Directors

Our bylaws provide that our board of directors may be removed from office by our stockholders with or without cause, but only at a meeting of the shareholders called expressly for that purpose, upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or, in certain cases, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our bylaws provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of us to us or the our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our bylaws described in the preceding sentence.

Amendment of Bylaw Provisions

Our certificate of incorporation provides that our board of directors has the power to make, amend, alter or repeal our bylaws. Our bylaws provide that they may be repealed or amended, and new bylaws maybe adopted, by our board of directors or the stockholders in accordance with Section 109 of the DGCL.

Amendment of Charter Provisions

Our certificate of incorporation reserves our right to amend, alter, change or repeal any provision contained in our certificate of incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders in our certificate of incorporation are granted subject to this reservation. Any amendments may be passed by a majority of the outstanding voting power and not by a majority of each class or series of outstanding capital stock.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our bylaws provides that no contract or other transaction between us and one or more of our directors or any other corporation, firm, association or entity in which one or more of our directors are directors or officers or are financially interested, will be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the board of directors or one of its committees which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to our board of directors or committee thereof which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to us at the time it is authorized by our board of directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL and applicable law. Delaware law provides that such a provision may not limit the liability of directors:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation also require us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered or will enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

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UNDERWRITING

ThinkEquity LLC is acting as representative of the several underwriters in this offering (“ThinkEquity” or the “representative”). We have entered into an underwriting agreement dated               , 2024 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter named below has agreed to purchase from us, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and the number of Pre-Funded Warrants listed next to its name in the following table:

	Number of Shares of Common Stock	Number of Pre-Funded Warrants
ThinkEquity LLC

Total

The underwriters have committed to purchase all of the shares of common stock and Pre-Funded Warrants offered by us in this offering, other than those securities covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares and Pre-Funded Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Over-Allotment Option

We have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 246,000 additional shares of our common stock and/or Pre-Funded Warrants (15% of the shares of common stock and Pre-Funded Warrants sold in this offering) at the initial public offering price (minus $0.01 per Pre-Funded Warrant) less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock and/or Pre-Funded Warrants in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock and/or Pre-Funded Warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock and/or Pre-Funded Warrants that are the subject of this offering.

Discounts, Commissions and Expenses

The representative has advised us that the underwriters propose to offer the shares of common stock and Pre-Funded Warrants directly to the public at the public offering price per share set forth on the cover page of this prospectus and as set forth below. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any shares and Pre-Funded Warrants sold by the underwriters to securities dealers will be sold at the public offering price less a concession not in excess of $ per share or per Pre-Funded Warrant.

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The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share	Per Pre- Funded Warrant	Total Without Over-Allotment	Total With Full Over-Allotment
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We have paid an expense deposit of $25,000 (the “Advance”) to the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not incurred.

In addition, we have agreed to reimburse the representative for fees and expenses, (i) for background checks for our officers and directors in an amount not to exceed $5,000 in the aggregate (ii) the costs associated with bound volumes of the public offering materials as well as commemorative mementos in an amount not to exceed $3,000 (iii) the fees and expenses of legal counsel to the underwriters not to exceed $100,000; (iv) the $29,500 cost related to the use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (iv) $5,000 for data services and communications; (v) up to $10,000 accountable road show expenses; and (vi) up to $15,000 market making and trading, and clearing firm settlement expenses, less the Advance previously paid to the representative.

We have also agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received in this offering, which is not included in the underwriting discounts and commission.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts and commissions and non-accountable expense allowance, will be approximately $           .

Right of First Refusal

In addition, for a period of six (6) months from the date of the closing of this offering, we agreed to grant to the representative, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such six (6) month period for us, or any successor to or any subsidiary of us, on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we have agreed for a period of ninety (90) days after the date of this prospectus and our executive officers and directors have agreed for a period of ninety (90) days after the date of this prospectus, subject to customary exceptions, without the prior written consent of the representative, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Additionally, we agreed that for a period of ninety (90) days after the closing of this offering we will not directly or indirectly in any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock, without the prior written consent of ThinkEquity.

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Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NYSE American in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

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Determination of Offering Price

The public offering price of the securities that we are offering was negotiated between us and the representative based on, among other things, the trading price of our common stock prior to the offering. Other factors considered in determining the public offering price of the securities include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

● to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

● to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

● to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

● in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

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Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

● to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

● in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

● Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

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● made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

● in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

67

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

68

LEGAL MATTERS

The validity of our common stock offered in this prospectus is being passed upon for us by Meister Seelig & Fein PLLC, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Better Choice Company Inc. (the Company) as of December 31, 2023 and 2022 and for the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Where we make statements in this prospectus as to the contents of any contract or any other document, for the complete text of that document, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file periodic reports, proxy statements, and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

Our website is located at https://www.betterchoicecompany.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13G; and amendments to those documents. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

69

BETTER CHOICE COMPANY INC.

F-1

Better Choice Company Inc.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$3,876	$4,455
Accounts receivable, net	4,340	4,354
Inventories, net	5,201	6,611
Prepaid expenses and other current assets	1,169	812
Total Current Assets	14,586	16,232
Fixed assets, net	198	230
Right-of-use assets, operating leases	106	120
Goodwill	405	—
Other assets	149	155
Total Assets	$15,444	$16,737
Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable	$7,478	$6,928
Accrued and other liabilities	1,505	2,085
Line of credit	2,171	1,741
Term loan, net	3,054	2,881
Operating lease liability	58	57
Total Current Liabilities	14,266	13,692
Non-current Liabilities
Operating lease liability	52	67
Total Non-current Liabilities	52	67
Total Liabilities	14,318	13,759
Stockholders’ Equity
Common Stock, $0.001 par value, 200,000,000 shares authorized, 823,650 & 729,026 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	34	32
Additional paid-in capital	325,264	324,288
Accumulated deficit	(324,172)	(321,342)
Total Stockholders’ Equity	1,126	2,978
Total Liabilities and Stockholders’ Equity	$15,444	$16,737

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

Better Choice Company Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net sales	$7,903	$9,237
Cost of goods sold	5,289	5,996
Gross profit	2,614	3,241
Operating expenses:
Selling, general and administrative	5,080	6,496
Total operating expenses	5,080	6,496
Loss from operations	(2,466)	(3,255)
Other expenses:
Interest expense, net	(362)	(229)
Total other expense, net	(362)	(229)
Net loss before income taxes	(2,828)	(3,484)
Income tax expense	2	—
Net loss attributable to common stockholders	$(2,830)	$(3,484)
Weighted average number of shares outstanding, basic	786,745	692,615
Weighted average number of shares outstanding, diluted	786,745	692,615
Net loss per share attributable to common stockholders, basic	$(3.60)	$(5.03)
Net loss per share attributable to common stockholders, diluted	$(3.60)	$(5.03)

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

Better Choice Company Inc.

Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(Dollars in thousands, except shares)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2023	729,026	$32	$324,288	$(321,342)	$2,978
Share-based compensation	42,088	—	518	—	518
Share issuance	6,818	2	58	—	60
Equity issued in business combinations	45,629	—	400	—	400
Shares issued in lieu of fractional shares	89	—	—	—	—
Net loss attributable to common stockholders	—	—	—	(2,830)	(2,830)
Balance as of March 31, 2024	823,650	$34	$325,264	$(324,172)	$1,126

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2022	668,870	$29	$320,071	$(298,572)	$21,528
Share-based compensation	24,247	—	861	—	861
Share issuance	—	1	(1)	—	—
Net loss attributable to common stockholders	—	—	—	(3,484)	(3,484)
Balance as of March 31, 2023	693,117	$30	$320,931	$(302,056)	$18,905

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

Better Choice Company Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash Flow from Operating Activities:
Net loss attributable to common stockholders	$(2,830)	$(3,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	35	424
Amortization of debt issuance costs	20	19
Share-based compensation expense	518	861
Accreted interest expense on term loan	153	—
Inventory reserve	(123)	(682)
Loss on disposal of assets	—	11
PIK interest expense on term loan	125	—
Other	49	—
Changes in operating assets and liabilities:
Accounts receivable	24	427
Inventories	1,533	2,056
Prepaid expenses and other assets	(355)	(230)
Accounts payable	550	196
Accrued and other liabilities	(705)	(1,071)
Cash Used in Operating Activities	$(1,006)	$(1,473)
Cash Flow from Investing Activities:
Capital expenditures	$(3)	$(10)
Cash Used in Investing Activities	$(3)	$(10)
Cash Flow from Financing Activities:
Proceeds from Wintrust Facility	3,010	—
Payments on Wintrust Facility	(2,580)	—
Payments on short-term financing arrangement	—	(41)
Cash Provided by (Used in) Financing Activities	$430	$(41)
Net decrease in cash and cash equivalents and restricted cash	$(579)	$(1,524)
Total cash and cash equivalents and restricted cash, beginning of period	4,455	9,473
Total cash and cash equivalents and restricted cash, end of period	$3,876	$7,949
Supplemental cash flow information
Cash paid during the quarter for:
Interest	$64	$237
Non-cash investing activities:
Aimia acquisition	$400	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

Notes to the Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Nature of business and summary of significant accounting policies

Nature of the business

Better Choice Company Inc. (the “Company”) is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. The Company has a broad portfolio of pet health and wellness products for dogs and cats sold under its Halo brand across multiple forms, including foods, treats, toppers, dental products, chews and supplements. The products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements.

Reverse stock split

On March 8, 2024, the Company’s Board of Directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-44, effective March 20, 2024 (the “Reverse Split”). In addition, the conversion rates of the Company’s outstanding preferred stock and convertible notes and the exercise prices of the Company’s underlying common stock purchase warrants and stock options were proportionately adjusted at the applicable reverse stock split ratio in accordance with the terms of such instruments. Proportionate voting rights and other rights of common stockholders were not affected by the Reverse Stock Split, other than as a result of the rounding up of fractional shares. In connection with the Reverse Stock Split, 89 shares of common stock were issued in lieu of fractional shares.

Accordingly, all share and per share amounts related to the Company’s common stock for all periods presented in the accompanying consolidated financial statements and notes thereto have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split. The number of authorized shares and the par values of the common stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split.

Basis of presentation

The Company’s condensed consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reports and accounting principles generally accepted in the U.S. (“GAAP”). Accordingly, the Condensed Consolidated Balance Sheet as of December 31, 2023 has been derived from the audited consolidated financial statements at that date but does not include all of the information required by GAAP for complete financial statements. Results of operations for interim periods may not be representative of results to be expected for the full year.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Company’s Annual Report for the year ended December 31, 2023, filed with the SEC.

Consolidation

The condensed financial statements are presented on a consolidated basis and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

In the opinion of management, the condensed consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations for the three months ended March 31, 2024 and 2023, the financial position as of March 31, 2024 and December 31, 2023 and the cash flows for the three months ended March 31, 2024 and 2023.

F-6

Going concern considerations

The Company is subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of its products, the successful protection of its proprietary technologies, ability to grow into new markets, and compliance with government regulations. The Company has continually incurred losses and has an accumulated deficit. The Company’s term loan agreement with Alphia imposes certain financial covenants, including minimum liquidity of $3.0 million, minimum EBITDA of $(4.5) million, and maximum marketing spend ratio of 30%. The Company was not in compliance with certain covenants related to the Alphia Term Loan Facility as of March 31, 2024 and the debt is callable by the lender. Our continued operating losses along with our failure to meet the financial covenants create substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements are issued. The Company does not currently expect it will be able to generate sufficient cash flow from operations to maintain sufficient liquidity to meet the required financial covenants in certain periods prior to maturity giving the lender the right to call the debt. The Company will need to either raise additional capital or obtain additional financing, and/or secure future waivers or amendments from its lenders or accomplish some combination of these items to maintain sufficient liquidity. There can be no assurance that the Company will be successful in raising additional capital, securing future waivers and/or amendments from its lenders, renewing or refinancing its existing debt or securing new financing. If the Company is unsuccessful in doing so, it may need to reduce the scope of its operations, repay amounts owed to its lenders or sell certain assets.

The Company is continuing to implement plans to achieve operating profitability, as well as implementing other strategic objectives to address liquidity. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and payments of liabilities in the ordinary course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.

Summary of significant accounting policies

For additional information, please refer to the most recently filed Annual Report regarding the Company’s summary of significant accounting policies.

Cash and cash equivalents

Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. Cash and cash equivalents are stated at cost, which approximates fair value because of the short-term nature of these instruments.

Advertising

The Company charges advertising costs to expense as incurred and such charges are included in SG&A expense. The Company’s advertising expenses consist primarily of online advertising, search costs, email advertising and radio advertising. In addition, the Company reimburses its customers and third parties for in store activities and record these costs as advertising expenses. Advertising costs were $1.1 million and $1.4 million for the three months ended March 31, 2024 and 2023, respectively.

Reclassification

Certain prior period amounts within the condensed consolidated statements of operations related to share-based compensation, previously presented as a separate line item, have been reclassified into selling, general and administrative expense to conform with current period presentation. All share-based compensation in the current and prior periods is a selling, general and administrative expense.

New Accounting Standards

Recently adopted

There were no new standards that would have an impact on the condensed consolidated financial statements for the three months ended March 31, 2024.

Note 2 – Revenue

The Company records revenue net of discounts, which primarily consist of trade promotions, certain customer allowances and early pay discounts.

The Company excludes sales taxes collected from revenues. Retail-partner based customers are not subject to sales tax.

The Company’s direct-to-consumer (“DTC”) loyalty program enables customers to accumulate points based on their spending. A portion of revenue is deferred at the time of sale when points are earned and recognized when the loyalty points are redeemed.

F-7

Revenue channels

The Company groups its revenue channels into four categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers, and neighborhood pet stores, as well as to select grocery chains; DTC, which includes the sale of product through the Company’s website; and International, which includes the sale of product to foreign distribution partners and to select international retailers (transacted in U.S. dollars).

Information about the Company’s net sales by revenue channel is as follows (in thousands):

	Three Months Ended March 31,
	2024		2023
E-commerce (1)	$3,265	41%	$3,895	42%
International (2)	2,874	37%	2,311	25%
DTC	1,209	15%	1,322	14%
Brick & mortar (3)	555	7%	1,709	19%
Net Sales	$7,903	100%	$9,237	100%

(1)	The Company’s E-commerce channel includes two customers that amounted to greater than 10% of the Company’s total net sales for the three months ended March 31, 2024, and 2023, respectively. These customers had $3.2 million and $3.8 million of net sales during the three months ended March 31, 2024 and March 31, 2023, respectively.
(2)	One of the Company’s International customers that distributes products in China amounted to greater than 10% of the Company’s total net sales during the three months ended March 31, 2024 and March 31, 2023, representing $2.2 million and $2.1 million of net sales, respectively.
(3)	None of the Company’s Brick & Mortar customers represented greater than 10% of net sales during the three months ended March 31, 2024 or March 31, 2023. For the three months ended March 31, 2023, Petco is included within the Brick & Mortar channel. In Q1 2024, Petco is presented within E-commerce as a result of the strategic exit out of Petco stores, while remaining on Petco.com.

Note 3 - Inventories

Inventories are summarized as follows (in thousands):

	March 31, 2024	December 31, 2023
Food, treats and supplements	$5,056	$6,296
Inventory packaging and supplies	1,113	1,166
Total Inventories	6,169	7,462
Inventory reserve	(968)	(851)
Inventories, net	$5,201	$6,611

Note 4 – Prepaid expenses and other current assets

Prepaid expenses and other current assets are summarized as follows (in thousands):

	March 31, 2024	December 31, 2023
Prepaid marketing expenses	$451	$451
Other prepaid expenses and other current assets	718	361
Total Prepaid expenses and other current assets	$1,169	$812

F-8

Note 5 - Fixed assets

Fixed assets consist of the following (in thousands):

	Estimated Useful Life	March 31, 2024	December 31, 2023
Equipment	2 - 5 years	$18	$18
Furniture and fixtures	2 - 5 years	221	221
Computer software, including website development	2 - 3 years	187	187
Computer equipment	1 - 2 years	111	108
Total fixed assets		537	534
Accumulated depreciation		(339)	(304)
Fixed assets, net		$198	$230

Depreciation expense was $0.04 million for the three months ended March 31, 2024 and March 31, 2023.

Note 6 – Intangible assets

Intangible assets

The Company’s intangible assets include the trade name and customer relationships. As of December 31, 2023, impairment indicators were present which required a recoverability test to be performed. As a result of the recoverability test, the carrying value of the asset group exceeded its fair value and the Company recorded an impairment charge of $8.5 million for the year ended December 31, 2023, which resulted in a full impairment to the carrying value of the trade name and customer relationships. This noncash charge was recorded to intangible asset impairment expenses on the consolidated statements of operations. The Company did not record any impairment loss on long-lived assets for the three months ended March 31, 2024.

The assumptions used in estimating the undiscounted future cash flows are based on currently available data and management’s best estimates of future income statement and working capital elements. A change in market conditions or other factors could have a material effect on the estimated values. Fair value was determined based on discounted cash flows requiring judgement. These factors include, among others, the assumptions related to discount rates, forecasted operating results, long-term growth rates, the determination of comparable companies and market multiples. The measurements used in the impairment review of finite-lived intangible assets are Level 3 measurements. There are inherent uncertainties related to the assumptions used and to management’s application of these assumptions.

The Company’s intangible assets (in thousands) and related useful lives (in years) are as follows:

			December 31, 2023
	Estimated useful life	Gross carrying amount	Accumulated amortization	Impairment loss	Net carrying amount
Customer relationships	7	$7,190	$(4,142)	$(3,048)	$—
Trade name	15	7,500	(2,016)	(5,484)	—
Total intangible assets		$14,690	$(6,158)	$(8,532)	$—

Amortization expense was $0.4 million for the for the three months ended March 31, 2023. The Company did not record amortization expense for the three months ended March 31, 2024.

F-9

Note 7 – Accrued and other liabilities

Accrued and other liabilities consist of the following (in thousands):

	March 31, 2024	December 31, 2023
Accrued taxes	$94	$105
Accrued payroll and benefits	479	487
Accrued trade promotions and advertising	203	90
Accrued interest	379	254
Accrued commissions	—	686
Deferred revenue	15	7
Short-term financing	40	162
Other	295	294
Total accrued and other liabilities	$1,505	$2,085

Note 8 – Debt

The components of the Company’s debt consist of the following (in thousands):

	March 31, 2024			December 31, 2023
	Amount	Rate	Maturity date	Amount	Rate	Maturity date
Term loan, net	$3,054	(1)	6/21/2026	$2,881	(1)	6/21/2026
Line of credit, net	$2,171	(2)	6/21/2025	$1,741	(2)	6/21/2025
Total debt	5,225			4,622
Less current portion	5,225			4,622
Total long-term debt	$—			$—

(1)	Interest at a fixed rate of 10.00% per annum.
(2)	Interest at a variable rate of the daily U.S. Federal Funds Rate plus 250 basis points with an interest rate floor of 5.50% per annum.

Wintrust Receivables Credit Facility

On June 21, 2023, the Company entered into an account purchase agreement with Wintrust Receivables Finance (AP Agreement), a division of Wintrust Bank N.A. (“Wintrust”) pursuant to which Wintrust will purchase, at its discretion, eligible customer invoices and advance up to 75% of the face amount of all purchased invoices. The maximum outstanding balance can be $4.8 million. Each advance under the Advance Purchase Agreement will bear a variable interest rate at the prime rate plus 2.5% percentage per annum. The interest rate at March 31, 2024 was 11.0% per annum. The AP Agreement has an initial term of two years and will automatically renew annually unless terminated by the Company on at least 60 days’ notice. The Wintrust Receivables Credit Facility is guaranteed and secured by a general security interest in the assets of the Company. The Company continues to service the receivables, the transfers are at full recourse and the eligible customer invoices are not legally isolated from the Company. As such, the Wintrust Receivables Credit Facility was accounted for as a secured borrowing under ASC 860.

The Wintrust Receivables Credit Facility limits or restrict the ability of the Company to incur additional indebtedness; incur additional liens; make dividends and other restricted payments; make investments; sell, assign, transfer or dispose of certain assets; make optional prepayments of other indebtedness; engage in transactions with affiliates; and enter into restrictive agreements. The Wintrust Receivables Credit Facility does not include any financial covenants and if an event of default occurs, Wintrust is entitled to accelerate the advances made thereunder and exercise rights against the collateral.

Borrowing under the Wintrust Receivables Credit Facility are classified as current debt as a result of a required lockbox arrangement and a subjective acceleration clause. During the three months ended March 31, 2024, the Company sold receivables having an aggregate face value of $4.0 million in exchange for cash proceeds of $3.0 million. As of March 31, 2024, the balance outstanding on the Wintrust Receivables Credit Facility amounted to $2.2 million.

F-10

Alphia Term Loan Facility

On June 21, 2023, the Company entered into a term loan credit agreement (the “Term Loan Agreement”) with Alphia Inc. (“Alphia”), a custom manufacturer of super-premium pet food in the U.S. Pursuant to the Term Loan Agreement, Alphia made a term loan to the Company in the original principal amount of $5.0 million (the “Term Loan”). In conjunction with the Term Loan Agreement, the Company issued warrants to Alphia (see Note 12 – Warrants for further discussion). The proceeds of the Term Loan, together with a portion of the Company’s cash on hand, were used to retire all of the outstanding obligations of Halo, Purely for Pets, Inc. (“Halo”), a wholly-owned subsidiary of the Company, under Halo’s long-term credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A described above.

The Term Loan bears an interest rate of 10% per annum, compounded quarterly, and will mature on June 21, 2026. Accrued interest on the Term Loan is payable quarterly in cash or, at the election of the Company, in-kind by capitalizing such interest and adding it to the then-outstanding principal amount of the Term Loan. The Term Loan Agreement and Term Note provide for customary financial covenants and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company was in compliance with these covenants as of March 31, 2024. The Company may prepay the principal of the Term Loan at any time upon written notice to Alphia and subject to a prepayment penalty if such prepayment occurs prior to June 21, 2025.

The Term Loan is secured by a general security interest on the assets, including the intellectual property, of the Company and Halo pursuant to (i) that certain Term Loan Security Agreement, dated June 21, 2023, made by the Company and Halo in favor of Alphia (the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement, dated as of June 21, 2023 of the Company and Halo in favor of Alphia (the “Intellectual Property Security Agreement”). The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral for the Term Loan.

The term Loan is guaranteed by Halo pursuant to that certain Term Loan Guaranty, dated as of June 21, 2023, by and between Halo and Alphia (the “Term Loan Guaranty”).

As of March 31, 2024, the Company’s indebtedness on the Alphia Term Loan Facility is $5.0 million and $0.4 million of payable-in-kind (“PIK”) interest. As discussed below, the total value of the consideration received in connection with the Term Loan Agreement was first allocated to the Warrants (as defined in Note 12) at fair value, with the remainder allocated to debt. Accordingly, the Company recorded a debt discount of $2.2 million on the Alphia Term Loan Agreement (see Note 12 for further discussion). Furthermore, the Company incurred debt issuance costs of $0.2 million. The discount and debt issuance costs associated with the Term Loan Agreement are amortized using the effective interest method.

Future Debt Maturities

Future debt maturities as of March 31, 2024 and for succeeding years are as follows (in thousands):

Year ending December 31:
2024	$5,379
2025	—
2026	—
Total	$5,379

Note 9 - Business combinations

During the three months ended March 31, 2024, the Company completed the acquisition of Aimia Pet Healthco, Inc. (“Aimia”), effective February 9, 2024, to develop treats and toppers that safely combat pet obesity.

The Company completed a business combination for a purchase price of $0.4 million during the three months ended March 31, 2024 with common shares issued as consideration, which have been adjusted herein to reflect the Reverse Stock Split effective March 20, 2024. In accordance with ASC Topic 805, Business Combinations (“Topic 805”), total consideration was first allocated to the fair value of assets acquired, including liabilities assumed, with the excess being recorded as goodwill. For financial statement purposes, goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event or change in circumstances occurs that indicates goodwill may be impaired. Goodwill is deductible for tax purposes and will be amortized over a period of 15 years.

The recorded purchase price for the business combination includes an estimation of the fair value of equity interests, which is calculated based on the value of the Company’s common stock on the closing date.

Aimia is a pre-revenue business and there were no operating results related to this business combination to include in the condensed consolidated statements of operations for the three months ended March 31, 2024 since the acquisition date.

Acquisition-related costs incurred in connection with business combinations are recorded in selling, general and administrative expenses in the condensed consolidated statements of operations. The Company incurred acquisition-related costs from this business combination of less than $0.1 million for the three months ended March 31, 2024.

In November 2023, Aimia entered into a memorandum of understanding (“MOU”) which establishes an R&D partnership with doctors and a lab which would facilitate the development a GLP-1 supplement for pets. In connection with the MOU, 6,818 shares were issued and the Company incurred $0.1 million of mergers and acquisitions expenses, which are recorded in selling, general, and administrative expenses in the consolidated statement of operations.

Due to the timing of the completion of the acquisition, the purchase price and related allocation are preliminary and could be revised as a result of adjustments made to the purchase price, additional information obtained regarding assets acquired and liabilities assumed, and revisions of provisional estimates of fair values, including, but not limited to appraisals and valuations. The purchase price allocation will be finalized within the measurement period of up to one year from the acquisition date.

F-11

The table below provides a summary of the total consideration and the estimated purchase price allocation made for the business combination that became effective during the three months ended March 31, 2024.

Aimia
Common stock	$399,713
Total consideration	$399,713

Subscription receipts receivable	$1,100
HST Receivable	856
Goodwill	405,194
Total assets acquired	$407,150

AP and accruals	$7,437
Total liabilities acquired	$7,437

Net assets acquired	$399,713

The factors contributing to the recognition of the amount of goodwill are based on expanding research and development to develop dog treats that mirror the weight loss benefits of brands including Slentrol, Wegovy, Ozempic, and Mounjaro with added protein and nutrients from the Company’s Halo products to promote lean muscle and overall pet health.

Note 10 - Fair Value Measurements

The carrying amounts of cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of these financial instruments. The carrying amounts of borrowings under credit facilities approximates fair value as variable interest rates on these instruments approximates current market rates.

The Company estimates the fair value of the term loan based on a discounted cash flow method. The carrying value of the term loan was based on an accounting entry where proceeds from the loan were first allocated to the warrants liabilities. The following table presents the carrying amount and fair value of the Company’s term note, line of credit and warrants liabilities by hierarchy level:

			March 31, 2024		December 31, 2023
	Fair Value Hierarchy		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan	Level 3	(2)	$3,054	$3,565	$2,881	$3,314
Line of credit	Level 2	(1)	$2,171	$2,171	$1,741	$1,741

(1)	the fair value estimates are based upon observable market data

(2)	the fair value estimates are based on unobservable inputs reflecting management’s assumptions about inputs used in pricing the asset or liability

Note 11 – Commitments and contingencies

The Company has manufacturing agreements with its vendors that provides for the company to make its commercial best efforts to purchase minimum quantities in the ordinary course of business. There are no other purchase obligations as of March 31, 2024 or December 31, 2023.

The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in SG&A expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.

F-12

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.

On March 25, 2024, the Company initiated a legal action to enforce a right of first refusal option exercised by Alphia pursuant to the terms of a written agreement between Alphia and the Company whereby Alphia was to acquire the assets of Halo. As of March 31, 2024, the Company is unable to predict the outcome or impact on its business and financial results.

Note 12 – Warrants

The following summarizes the Company’s outstanding warrants to purchase shares of the Company’s common stock as of and for the three months ended March 31, 2024 and December 31, 2023:

	Warrants	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2023	550,039	$2.47
Issued	—	$—
Exercised	—	$—
Terminated/Expired	—	$—
Warrants outstanding as of March 31, 2024	550,039	$2.47

The intrinsic value of outstanding warrants was $0.0 million as of March 31, 2024 and December 31, 2023. The following discussion provides details on the various types of outstanding warrants and the related relevant disclosures around each type.

In conjunction with the Alphia Term Loan Facility mentioned in Note 8 - Debt, the Company issued to Alphia (i) a warrant (the “First Tranche Warrant”) to purchase 148,758 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a price of $11.44 per share, and (ii) a warrant (the “Second Tranche Warrant” and together with the First Tranche Warrant, the “Warrants”) to purchase 186,882 shares of Common Stock at a price of $11.44 per share. Unless exercised, the Warrants expire on June 21, 2028. Alphia’s exercise of the Second Tranche Warrant was subject to the approval of the Company’s stockholders and was approved on November 15, 2023. The Warrants contain certain anti-dilution provisions in favor of Alphia in connection with any equity offering consummated by the Company prior to December 21, 2023 and equity issuances below the exercise price of the Warrants. The Warrants also contained a cashless exercise option at the election of Alphia.

Additionally, in conjunction with the Term Loan, the Company entered into a Side Letter Agreement with Alphia (the “Side Letter”) pursuant to which Alphia was granted a right of first refusal on any of the following relating to the Company or any of its subsidiaries and to the extent such transactions constitute a change of control: (i) any transfer, sale, lease or encumbrance of all or any portion of the capital stock or assets (other than the sale of inventory in the ordinary course of business), (ii) any merger, consolidation or other business combination, (iii) any recapitalization, reorganization or any other extraordinary business transaction, (iv) or any equity issuance or debt incurrence. Alphia’s right of first refusal is effective so long as the Term Loan remains outstanding and for a period of 12 months thereafter. The Side Letter also provides Alphia with certain Board observer rights.

The Company evaluated the Alphia Warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity (“ASC 815-40”) and concluded they did not initially meet the criteria to be classified in shareholders’ equity. Specifically, there were contingent exercise provisions and settlement provisions that existed, including provisions where the number of shares available under the warrants may be adjusted based on a percentage of equity. Because the number of outstanding common shares was not a fair value input to a fixed-for-fixed model, this provision violated indexation guidance. Therefore, the warrants were not indexed to the Company’s stock. The Alphia warrant liabilities were remeasured at fair value each reporting period until provisions precluding equity classification lapsed and the Company reassessed the warrants classification on December 21, 2023. The total value of the consideration received in connection with the Alphia Term Loan Agreement was first allocated to warrants liabilities at fair value, with the remainder allocated to the Alphia Term Loan Agreement. Accordingly, the Company recorded a discount of $2.2 million on the Alphia Term Loan Agreement (see Note 8 – Debt for further discussion).

The anti-dilution provisions which previously precluded equity treatment of the warrants, expired on December 21, 2023, and thus the warrants were reclassified and presented in equity as of December 31, 2023.

Note 13 – Share-based compensation

During the three months ended March 31, 2024 and March 31, 2023, the Company recognized $0.5 million and $0.9 million, respectively, of share-based compensation expense.

F-13

On November 11, 2019, the Company received shareholder approval for the Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). The Amended 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock or cash-based awards or a dividend equivalent award. The Amended 2019 Plan authorized the issuance of 24,621 shares of common stock which was increased to 34,091 after the Halo acquisition; the Amended 2019 Plan also provides for an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board; provided, however, not more than 204,546 shares of common stock shall be authorized for issuance. The authorized shares for issuance was increased to 61,364 on January 1, 2021, increased to 127,606 on January 1, 2022 and again increased to 194,493 on January 1, 2023.

Stock options

The following table provides detail of the options granted and outstanding (dollars in thousands):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2023	54	$5.03	5.7	$—
Granted	—	—
Forfeited/Expired	(3)	$6.78
Options outstanding as of March 31, 2024	51	$4.95	5.7	$—

Options exercisable as of March 31, 2024	45	$5.42	5.4	$—

Options granted under the Amended 2019 Plan vest over a period of two to three years. All vested options are exercisable and may be exercised through the ten-year anniversary of the grant date (or such earlier date described in the applicable award agreement).

During the three months ended March 31, 2024 and March 31, 2023, $0.1 million and $0.3 million, respectively, of share-based compensation expense was recognized related to options issued. As of March 31, 2024, unrecognized share-based compensation related to options was $0.1 million, which is expected to be recognized over a weighted average period of 0.4 years.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, using the following assumptions primarily based on historical data:

Three Months Ended March 31,
	2024	2023
Risk-free interest rate	0.33 - 4.02%	0.33 - 4.02%
Expected volatility (1)	0.0% - 72.5%	0.0% - 72.5%
Expected dividend yield	—%	—%
Expected life (years) (2)	0 - 7.6	0 - 7.6

(1)	Expected volatility was determined using a combination of historical volatility and implied volatility.
(2)	For certain options, the simplified method is utilized to determine the expected life due to the lack of historical data.

Restricted Stock Awards

In January 2023, the Company granted 20,292 shares of restricted common stock to members of its board of directors under the Amended 2019 Plan as compensation for annual board service. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $0.5 million upon issuance.

In January 2023, the Company granted 4,545 shares of restricted common stock to certain executives and employees under the Amended 2019 Plan as performance bonus compensation totaling $0.1 million. These restricted stock awards were issued on the grant date with a one year cliff vesting condition and the Company will recognize the expense over the vesting period.

During the first quarter of 2023, the Company granted 409 shares of restricted common stock to a member of its board of directors for service as interim CEO. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of less than $0.1 million upon issuance.

F-14

During the second quarter of 2023, the Company granted 909 shares of restricted common stock to certain executives and employees under the Amended 2019 Plan as performance bonus compensation totaling less than $0.1 million. These restricted stock awards were issued on the grant date with a one year cliff vesting condition and the Company will recognize the expense over the vesting period.

During the third quarter of 2023, the Company granted 34,090 shares of restricted common stock to two members of its board of directors. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of less than $0.3 million upon issuance.

In February 2024, the Company granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $0.4 million upon issuance.

Note 14 – Employee benefit plans

The Company has a qualified defined contribution 401(k) plan, which covers substantially all of its employees. Participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the IRS. The Company matches participant contributions pursuant to the terms of the plan, which contributions are limited to a percentage of the participant’s eligible compensation. The Company made contributions related to the plan and recognized expense of less than $0.1 million during the three months ended March 31, 2024 and 2023, respectively.

Note 15 – Related party transactions

Director Fees

The Company pays quarterly board of director fees. As of March 31, 2024 and December 31, 2023, $0.1 million of these director fees were in accounts payable on the Condensed Consolidated Balance Sheets.

Marketing Support Services

On March 7, 2023, the Company entered into an agreement with Believeco to provide marketing support services for an interim period. A member of the Company’s board of directors is a partner at Believeco. For the three months ended March 31, 2024, marketing expense related to Believeco totaled less than $0.01 million, all of which is included within Accounts Payable. As of March 31, 2023 marketing expense related to Believeco totaled $0.01 million, none of which is included within Accounts Payable.

Note 16 – Income taxes

For the three months ended March 31, 2024 and March 31, 2023, the Company recorded income tax provision of less than $0.1 million. For the three months ended March 31, 2024 and 2023, the Company’s effective tax rate was less than 1%, respectively. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily because the Company’s losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of net operating losses (“NOLs”) for the three months ended March 31, 2024 and March 31, 2023.

Note 17 – Concentrations

Major suppliers

The Company sourced approximately 75% of its inventory purchases from two vendors for the three months ended March 31, 2024. The Company sourced approximately 81% of its inventory purchases from three vendors for the three months ended March 31, 2023.

Major customers

Accounts receivable from two customers represented 89% of accounts receivable as of March 31, 2024. Accounts receivable from two customers represented 79% of accounts receivable as of December 31, 2023. Three customers represented 70% of gross sales for the three months ended March 31, 2024. Four customers represented 70% of gross sales for the three months ended March 31, 2023.

Credit risk

As of March 31, 2024 and December 31, 2023, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.

F-15

Note 18 – Loss per share

The Company presents loss per share on a basic and diluted basis. Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding (“WASO”) during the period. Diluted loss per share includes the dilutive effect of common stock equivalents consisting of stock options and warrants using the treasury stock method and convertible notes and preferred stock using the if-converted method. Under the treasury stock method, the amount the holder must pay for exercising stock options or warrants and the amount of average compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares.

For the three months ended March 31, 2024, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss and common stock equivalents are excluded from diluted net loss per share as they have an anti-dilutive impact. Therefore, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. For the three months ended March 31, 2023, potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows: 214,400 of stock equivalent warrants; 65,740 of stock equivalent employee stock options and 146 of stock equivalent other options.

The following table sets forth basic and diluted net (loss) earnings per share attributable to common stockholders for the three months ended March 31, 2024 and 2023 (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2024	2023
Numerator:
Net loss	$(2,830)	$(3,484)
Adjusted net loss attributable to common stockholders	$(2,830)	$(3,484)
Denominator:
Basic WASO	786,745	692,615
Dilutive common stock equivalents	—	—
Diluted WASO	786,745	692,615

Net loss per share attributable to common stockholders, basic	$(3.60)	$(5.03)
Net loss per share attributable to common stockholders, diluted	$(3.60)	$(5.03)

Note 19 – Subsequent events

In April 2024, the Company borrowed an additional $0.8 million from the Wintrust Receivables Credit Facility.

On April 16, 2024, the Company’s board of directors approved a share repurchase program that authorized the repurchase of up to $5.0 million of the Company’s outstanding common stock in the open market through December 31, 2024. Repurchased shares are immediately retired and returned to unissued status.

In April 2024, the Company received a notice from the NYSE American LLC (the “NYSE American”), notifying the Company that it is no longer in compliance with NYSE American continued listing standards. The NYSE American requires a listed company to have stockholders’ equity of $4.0 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company reported a stockholders’ equity of $3.0 million as of December 31, 2023, and losses from continuing operations and/or net losses in three out of its four most recent fiscal years ended December 31, 2023. The Notice has no immediate impact on the listing of the Company’s shares of common stock, which will continue to be listed and traded on the NYSE American. The Company must submit a plan of compliance (the “Plan”) by May 24, 2024, addressing how it intends to regain compliance with the continued listing standards before the end of the cure period ends on October 24, 2025. The Company has begun to prepare its Plan for submission to the NYSE American by the May 24, 2024 deadline.

In May 2024, the Company borrowed an additional $0.6 million from the Wintrust Receivables Credit Facility.

F-16

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Better Choice Company Inc.

Tampa, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Better Choice Company Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has continually incurred operating losses, has an accumulated deficit and failed to meet certain financial covenants as of December 31, 2023. These matters create substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements are issued. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting Treatment of Alphia Warrants

As described in Note 11 to the consolidated financial statements, on June 21, 2023, the Company issued warrants to Alphia to purchase 148,758 (First Tranche) and 186,882 (Second Tranche) shares of the Company’s common stock (collectively the “Alphia warrants”). The Company evaluated the Alphia warrants under ASC 815-40, Derivatives and Hedging-Contracts in an Entity’s Own Equity and concluded they did not meet the criteria to be classified in shareholders’ equity. Specifically, there were contingent exercise provisions and settlement provisions that existed, including provisions where the number of shares available under the warrants may be adjusted based on a percentage of equity. Because the number of outstanding common shares was not a fair value input to a fixed-for-fixed model, this provision violated indexation guidance. Therefore, the Alphia warrants were not indexed to the Company’s stock.

As a result, the Alphia warrants were initially recorded as liabilities and remeasured at fair value each reporting period until provisions precluding equity classification lapsed. The anti-dilution provisions, which previously precluded equity treatment of the Alphia warrants, expired on December 21, 2023, and thus were reclassified and presented in equity as of December 31, 2023.

F-17

We identified the Company’s accounting treatment related to and classification of the Alphia warrants as a critical audit matter, specifically the Company’s classification of the Alphia warrants as a liability upon issuance. The principal considerations for our determination involves management’s application of the complex technical accounting matters related to the accounting treatment and classification of the Alphia warrants as a result of certain provisions included within the Alphia warrant agreements. Auditing these elements involved especially challenging, subjective or complex auditor judgment due to the nature and extent of audit effort required to address this matter, including the extent of specialized skill or knowledge needed.

The primary procedures we performed to address this critical audit matter included:

●	Inspecting the Alphia warrant agreements along with management’s technical accounting memo to understand the facts and circumstances within the Alphia warrant agreements and other assumptions impacting the appropriate accounting and classification of the Alphia warrants.

●	Utilizing personnel with specialized knowledge and skill in accounting for complex financial instruments to assist in evaluating the appropriateness of management’s interpretation on how to apply the relevant accounting guidance for the classification of the Alphia warrants.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2021.

Tampa, Florida

April 12, 2024

F-18

Better Choice Company Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$4,455	$3,173
Restricted cash	—	6,300
Accounts receivable, net	4,354	6,744
Inventories, net	6,611	10,257
Prepaid expenses and other current assets	812	1,051
Total Current Assets	16,232	27,525
Fixed assets, net	230	375
Right-of-use assets, operating leases	120	173
Intangible assets, net	—	10,059
Other assets	155	544
Total Assets	$16,737	$38,676
Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable	$6,928	$2,932
Accrued and other liabilities	2,085	2,596
Line of credit	1,741	—
Term loan, net	2,881	—
Operating lease liability	57	52
Total Current Liabilities	13,692	5,580
Non-current Liabilities
Line of credit, net	—	11,444
Operating lease liability	67	124
Total Non-current Liabilities	67	11,568
Total Liabilities	13,759	17,148
Stockholders’ Equity
Common Stock, $0.001 par value, 200,000,000 shares authorized, 729,026 & 668,869 shares issued and outstanding as of December 31, 2023 and 2022, respectively	32	29
Additional paid-in capital	324,288	320,071
Accumulated deficit	(321,342)	(298,572)
Total Stockholders’ Equity	2,978	21,528
Total Liabilities and Stockholders’ Equity	$16,737	$38,676

The accompanying notes are an integral part of these consolidated financial statements.

F-19

Better Choice Company Inc.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	Year ended December 31,
	2023	2022
Net sales	$38,592	$54,660
Cost of goods sold	26,795	39,399
Gross profit	11,797	15,261
Operating expenses:
Selling, general and administrative	24,444	35,430
Impairment of goodwill	—	18,614
Impairment of intangible assets	8,532	—
Total operating expenses	32,976	54,044
Loss from operations	(21,179)	(38,783)
Other expense:
Interest expense	(1,353)	(551)
Change in fair value of warrant liabilities	(236)	—
Total other expense	(1,589)	(551)
Net loss before income taxes	(22,768)	(39,334)
Income tax expense (benefit)	2	(18)
Net loss available to common stockholders	$(22,770)	$(39,316)
Weighted average number of shares outstanding, basic	705,185	667,114
Weighted average number of shares outstanding, diluted	705,185	667,114
Net loss per share available to common stockholders, basic	$(32.29)	$(58.93)
Net loss per share available to common stockholders, diluted	$(32.29)	$(58.93)

The accompanying notes are an integral part of these consolidated financial statements.

F-20

Better Choice Company Inc.

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands, except shares)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2021	662,417	$29	$317,102	$(259,256)	$57,875
Share-based compensation	6,452	—	2,969	—	2,969
Net loss available to common stockholders	—	—	—	(39,316)	(39,316)
Balance as of December 31, 2022	668,869	$29	$320,071	$(298,572)	$21,528
Share-based compensation	60,157	3	1,773	—	1,776
Reclassification of Alphia Warrants	—	—	2,444	—	2,444
Net loss available to common stockholders	—	—	—	(22,770)	(22,770)
Balance as of December 31, 2023	729,026	$32	$324,288	$(321,342)	$2,978

The accompanying notes are an integral part of these consolidated financial statements.

F-21

Better Choice Company Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2023	2022
Cash Flow from Operating Activities:
Net loss available to common stockholders	$(22,770)	$(39,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss of disposal of assets	11	—
Depreciation and amortization	1,678	1,690
Amortization of debt issuance costs and discounts	193	56
Goodwill impairment	—	18,614
Intangible asset impairment	8,532	—
Share-based compensation	1,773	2,969
Change in fair value of warrant liabilities	236	—
Amortization of prepaid assets	—	2,095
Inventory reserve	(474)	1,809
PIK interest expense on term loan	254	—
Accreted interest expense on term loan	291	—
Income tax provision	(2)	—
Other	4	126
Changes in operating assets and liabilities:
Accounts receivable	2,387	(66)
Inventories	4,120	(6,821)
Prepaid expenses and other assets	628	(1,047)
Accounts payable	3,996	(761)
Accrued and other liabilities	(760)	99
Cash Provided by (Used in) Operating Activities	$97	$(20,553)

Cash Flow from Investing Activities:
Capital expenditures	$(18)	$(198)
Cash Used in Investing Activities	$(18)	$(198)

Cash Flow from Financing Activities:
Proceeds from short-term financing arrangement	$—	$413
Payments on short-term financing arrangement	—	(248)
Proceeds from revolving lines of credit	1,906	12,317
Payments on revolving lines of credit	(13,500)	(5,640)
Proceeds from line of credit	7,841	—
Payments on line of credit	(6,100)	—
Proceeds from term loan	5,000	—
Payments on term loans	—	(5,450)
Payment of loan issuance costs	(244)	(110)
Cash (Used in) Provided by Financing Activities	$(5,097)	$1,282

Net decrease in cash and cash equivalents and restricted cash	$(5,018)	$(19,469)
Total cash and cash equivalents and restricted cash, beginning of period	9,473	28,942
Total cash and cash equivalents and restricted cash, end of period	$4,455	$9,473

Supplemental cash flow information

Cash paid during the year for:
Income taxes	$—	$12
Interest	$543	$444
Noncash items:
Reclassification of warrants to equity	$2,444	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-22

Notes to the Consolidated Financial Statements

Note 1 – Nature of business and summary of significant accounting policies

Nature of the business

Better Choice Company Inc. (the “Company”) is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. The Company has a broad portfolio of pet health and wellness products for dogs and cats sold under its Halo brand across multiple forms, including foods, treats, toppers, dental products, chews and supplements. The products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements.

Initial public offering

The Company completed its initial public offering (the “IPO”) on July 1, 2021, in which it issued and sold 181,818 shares of its common stock at a price of $5.00 per share. The total net proceeds from the IPO were approximately $36.1 million, after deducting underwriting discounts and commissions of $2.8 million, and offering costs of approximately $1.1 million. These IPO costs were recorded as a reduction of stockholders’ equity, and presented net of cash proceeds received in the Consolidated Statement of Cash Flows.

Upon the commencement of the IPO, all of the Company’s outstanding convertible notes payable automatically converted into 107,555 shares of common stock and upon the consummation of the IPO, all outstanding shares of the Series F convertible preferred stock were converted into 131,012 shares of common stock. Additionally, since the anti-dilution provision of the Series F Warrants were no longer effective upon consummation of the Company’s IPO, these warrants met the requirements to be considered equity and the outstanding Series F Warrants were reclassified as such.

Reverse stock split

On March 8, 2024, the Company’s Board of Directors approved a reverse stock split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-44, effective March 20, 2024 (the “Reverse Split”). In addition, the conversion rates of the Company’s outstanding preferred stock and convertible notes and the exercise prices of the Company’s underlying common stock purchase warrants and stock options were proportionately adjusted at the applicable reverse stock split ratio in accordance with the terms of such instruments. Proportionate voting rights and other rights of common stockholders were not affected by the Reverse Stock Split, other than as a result of the rounding up of fractional shares. No fractional shares of common stock were issued in connection with the Reverse Stock Split.

Accordingly, all share and per share amounts related to the Company’s common stock for all periods presented in the accompanying consolidated financial statements and notes thereto have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split. The number of authorized shares and the par values of the common stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split.

Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for annual financial reports and accounting principles generally accepted in the U.S. (“GAAP”).

Consolidation

The financial statements are presented on a consolidated basis and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

In the opinion of management, the consolidated financial statements contain all adjustments necessary for a fair statement of the results of operations for the years ended December 31, 2023 and 2022, the financial position as of December 31, 2023 and 2022 and the cash flows for the years ended December 31, 2023 and 2022.

F-23

Going concern considerations

The Company is subject to risks common in the pet wellness consumer market including, but not limited to, dependence on key personnel, competitive forces, successful marketing and sale of its products, the successful protection of its proprietary technologies, ability to grow into new markets, and compliance with government regulations. The Company has continually incurred losses and has an accumulated deficit. The Company’s term loan agreement with Alphia imposes certain financial covenants, including minimum liquidity of $3.0 million, minimum EBITDA of $(4.5) million, and maximum marketing spend ratio of 30%. The Company was not in compliance with certain covenants related to the Alphia Term Loan Facility as of December 31, 2023 and the debt is callable by the lender. Our continued operating losses along with our failure to meet the financial covenants create substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these consolidated financial statements are issued. The Company does not currently expect it will be able to generate sufficient cash flow from operations to maintain sufficient liquidity to meet the required financial covenants in certain periods prior to maturity giving the lender the right to call the debt. The Company will need to either raise additional capital or obtain additional financing, and/or secure future waivers or amendments from its lenders or accomplish some combination of these items to maintain sufficient liquidity. There can be no assurance that the Company will be successful in raising additional capital, securing future waivers and/or amendments from its lenders, renewing or refinancing its existing debt or securing new financing. If the Company is unsuccessful in doing so, it may need to reduce the scope of its operations, repay amounts owed to its lenders or sell certain assets.

During the third quarter, the Company received a notice of noncompliance from the NYSE American. If the Company fails to satisfy the continued listing requirements before the end of the cure period, the NYSE American may take steps to delist its common stock. Such a delisting or the announcement of such delisting will have a negative effect on the price of the Company’s common stock and would impair the ability for investors to sell or purchase the Company’s common stock. In the event of a delisting, the Company may attempt to take actions to restore its compliance with the NYSE American listing requirements, but can provide no assurance that any such action taken by the Company would allow its common stock to become listed again, stabilize the market price or improve the liquidity of its common stock, prevent its common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements. If the Company does not maintain the listing of its common stock on NYSE American, it could make it harder for the Company to raise additional capital in the long-term. If the Company is unable to raise capital when needed in the future, it may have to cease or reduce operations. There can be no assurance that the Company will be able to satisfy the continued listing requirements in the future.

The Company is continuing to implement plans to achieve operating profitability, as well as implementing other strategic objectives to address liquidity. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and payments of liabilities in the ordinary course of business. Accordingly, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of and classification of liabilities that may result should the Company be unable to continue as a going concern.

Summary of significant accounting policies

Cash and cash equivalents

Cash and cash equivalents include demand deposits held with banks and highly liquid investments with original maturities of ninety days or less at acquisition date. Cash and cash equivalents are stated at cost, which approximates fair value because of the short-term nature of these instruments. The Company’s cash equivalents are held in government money market funds and at times may exceed federally insured limits. For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties to be cash and cash equivalents. At December 31, 2022, the Company had $8.0 million in money market funds all of which were held in cash. As of December 31, 2023, the Company had closed its money market funds.

Restricted cash

The Company was required to maintain a restricted cash balance of $6.3 million as of December 31, 2022, in connection with the Wintrust Credit Facility. As a result of the full repayment of the Wintrust Credit Facility, there are no restrictions on cash as of December 31, 2023. See “Note 8 - Debt” for additional information.

Accounts receivable and allowance for credit losses

Accounts receivable consist of unpaid buyer invoices from the Company’s customers and credit card payments receivable from third-party credit card processing companies. Accounts receivable is stated at the amount billed to customers, net of point of sale and cash discounts. The Company assesses the collectability of all receivables on an ongoing basis by considering its historical credit loss experience, current economic conditions, and other relevant factors. Based on this analysis, an allowance for credit losses is recorded, and the provision is included within SG&A expense. The Company recorded approximately $0.1 million allowance for credit losses for the years ended December 31, 2023 and 2022.

F-24

Inventories

Inventories, consisting of finished goods available for sale as well as packaging materials, are valued using the first-in first-out (“FIFO”) method and are recorded at the lower of cost or net realizable value. Cost is determined on a standard cost basis and includes the purchase price, as well as inbound freight costs and packaging costs.

The Company regularly reviews inventory quantities on hand. Excess or obsolete reserves are established when inventory is estimated to not be sellable before expiration dates based on forecasted usage, product demand and product life cycle. Additionally, inventory valuation reflects adjustments for anticipated physical inventory losses that have occurred since the last physical inventory.

Fixed Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, and depreciation expense is included within SG&A expense. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of fixed assets that are retired or otherwise disposed of and the related accumulated depreciation are removed from the fixed asset accounts in the year of disposal and the resulting gain or loss is included in SG&A expense.

The Company assesses potential impairments of its fixed assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment charge would be recognized when the carrying amount of the identified asset grouping exceeds its fair value and is not recoverable, which would occur if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the identified asset grouping.

Goodwill

Goodwill is evaluated for impairment either through a qualitative or quantitative approach at least annually, or more frequently if an event occurs or circumstances change that indicate the carrying value of a reporting unit may not be recoverable. If a quantitative assessment is performed that indicates the carrying amount of a reporting unit exceeds its fair market value, an impairment loss is recognized to reduce the carrying amount to its fair market value. The fair market value is determined based on a weighting of the present value of projected future cash flows (the “income approach”) and the use of comparative market approaches (“market approach”). Factors requiring significant judgment include, among others, the assumptions related to discount rates, forecasted operating results, long-term growth rates, the determination of comparable companies and market multiples. Fair value measurements used in the impairment review of goodwill are Level 3 measurements. See further information about the Company’s policy for fair value measurements within this section below. See “Note 6 - Goodwill and intangible assets” for additional information regarding the goodwill impairment test.

Intangible assets

Finite-lived Intangible assets acquired are carried at cost, less accumulated amortization. Amortization expense is included in selling, general and administrative expenses on the consolidated statements of operations. The Company assesses long lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of the asset group may not be recoverable. The Company operates as a single reporting unit and as such, is the asset group when assessing finite-lived intangible assets for impairment. If impairment indicators are present, the Company performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to its long-lived asset group to its carrying value. If the carrying amount of an asset group is not recoverable, an impairment loss is recognized based on the excess of the carrying value of the impaired asset group over its fair value. An impairment loss for an asset group is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts of those assets, except that the loss allocated to an individual long-lived asset of the group shall not reduce the carrying amount of that asset below its fair value whenever that fair value is determinable without undue cost and effort.

Share repurchases

On May 10, 2022, the Company’s board of directors approved a share repurchase program that authorized the repurchase of up to $3.0 million of the Company’s outstanding common stock in the open market through December 31, 2022. Repurchased shares are immediately retired and returned to unissued status. During the years ended December 31, 2023 and 2022, no shares were repurchased.

Common stock warrants

Common stock warrants are recorded as either liabilities or as equity instruments, depending on the specific terms of the warrant agreement. Warrants classified as liabilities are revalued at each balance sheet date subsequent to the initial issuance and changes in the fair value are reflected in the Consolidated Statements of Operations as change in fair value of warrant liabilities. Upon exercise, the warrant is marked to fair value on the exercise date and the related fair value is reclassified to equity.

Income taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, “Income Taxes (ASC 740)”, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all the deferred tax assets will not be realized.

F-25

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2023 and 2022, the Company does not have any significant uncertain income tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company was incorporated on May 6, 2019. Prior to this date, the Company operated as a flow through entity for state and U.S. federal tax purposes. The Company files a U.S. federal and state income tax return, including for its wholly owned subsidiaries.

Revenue

Generally, the Company’s customer contracts have a single performance obligation, and revenue is recognized when the product is shipped as this is when it has been determined that control has been transferred. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis and therefore do not have any significant financing components.

Revenue is measured as the amount of consideration the Company expects in exchange for transferring goods, which varies with changes in trade incentives the Company offers to its customers. Trade incentives consist primarily of customer pricing allowances and merchandising funds, and point of sale discounts. Estimates of trade promotion expense and coupon redemption costs are based upon programs offered, timing of those offers, estimated redemption/usage rates from historical performance, management’s experience and current economic trends.

Cost of goods sold

Cost of goods sold consists primarily of the cost of product obtained from co-manufacturers, packaging materials, freight costs for shipping inventory to the warehouse, as well as third-party warehouse and order fulfillment costs.

Advertising

The Company charges advertising costs to expense as incurred and such charges are included in SG&A expense. The Company’s advertising expenses consist primarily of online advertising, search costs, email advertising and radio advertising. In addition, the Company reimburses its customers and third parties for in store activities and record these costs as advertising expenses. Advertising costs were $6.8 million and $12.2 million for the years ended December 31, 2023 and 2022, respectively, of which $2.1 million is related to the amortization of the prepaid advertising contract with iHeart for the year ended December 31, 2022. See “Note 4 - Prepaid expenses and other current assets” for additional information on the prepaid advertising contract with iHeart.

Freight Out

Costs incurred for shipping and handling, including moving finished product to customers are included in SG&A expense. Shipping costs associated with moving finished products to customers were $1.3 million and $1.6 million for the years ended December 31, 2023 and 2022, respectively.

Research and development

Research and development costs related to developing and testing new products are expensed as incurred and included in SG&A expense. Research and development costs were $0.1 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

Share-based compensation

Share-based compensation awards are measured at their estimated fair value on each respective grant date. The Company recognizes share-based payment expenses over the requisite service period. The Company’s share-based compensation awards are subject only to service based vesting conditions. Pursuant to ASC 718-10-35-8, the Company recognizes compensation cost for stock awards with only service conditions that have a graded vesting schedule on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. Forfeitures are recognized as they occur.

Operating leases

The Company determines if a contract or arrangement meets the definition of a lease at inception. The Company has elected to make the accounting policy election for short-term leases. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Lease renewal options are only included in the measurement if the Company is reasonably certain to exercise the optional renewals. Any variable lease costs, other than those dependent upon an index or rate, are expensed as incurred. If a lease does not provide a readily available implicit rate, the Company estimates the incremental borrowing discount rate based on information available at lease commencement.

The Company’s only remaining operating lease as of December 31, 2023 relates to office space. There are no material residual value guarantees or material restrictive covenants.

F-26

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy uses a framework which requires categorizing assets and liabilities into one of three levels based on the inputs used in valuing the asset or liability.

Level 1 inputs are unadjusted, quoted market prices in active markets for identical assets or liabilities.

Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

Level 3 inputs include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions about inputs used in pricing the asset or liability.

Level 1 provides the most reliable measure of fair value, while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments recognized on the Consolidated Balance Sheets consist of cash and cash equivalents, restricted cash, accounts receivable, prepaid assets, accounts payable, term loan, line of credit, accrued liabilities and other liabilities.

The fair value of the Company’s money market funds is based on quoted market prices using Level 1 inputs. The fair value for the Company’s term loan and line of credit approximates carrying value as the instrument has a variable interest rate that approximates market rates. The inputs related to the Company’s term loan and line of credit are reflected as Level 3 inputs.

The Company values it’s warrant liabilities using Level 3 inputs.

Fair value measurements of non-financial assets and non-financial liabilities reflect Level 3 inputs and are primarily used to measure the estimated fair values of goodwill, other intangible assets and long-lived assets impairment analyses.

Basic and diluted (loss) income per share

Basic and diluted (loss) income per share has been determined by dividing the net (loss) income available to common stockholders for the applicable period by the basic and diluted weighted average number of shares outstanding, respectively. Common stock equivalents are excluded from the computation of diluted weighted average shares outstanding when their effect is anti-dilutive.

Segment information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company has viewed its operations and manages its business as one segment. The Company’s CODM reviews operating results on an aggregated basis. All the assets and operations of the Company are in the U.S.

New Accounting Standards

Recently adopted

ASU 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”

In June 2016, the FASB issued ASU 2016-13, a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard was effective for the Company on January 1, 2023. The new standard did not have a material impact on the consolidated financial statements for the year ended December 31, 2023.

Note 2 – Revenue

The Company records revenue net of discounts, which primarily consist of trade promotions, certain customer allowances and early pay discounts.

The Company excludes sales taxes collected from revenues. Retail-partner based customers are not subject to sales tax.

F-27

The Company’s direct-to-consumer (“DTC”) loyalty program enables customers to accumulate points based on their spending. A portion of revenue is deferred at the time of sale when points are earned and recognized when the loyalty points are redeemed.

Revenue channels

The Company groups its revenue channels into four categories: E-commerce, which includes the sale of product to online retailers such as Amazon and Chewy; Brick & Mortar, which primarily includes the sale of product to Pet Specialty retailers such as Petco, Pet Supplies Plus and neighborhood pet stores, as well as to select grocery chains; DTC, which includes the sale of product through the Company’s website; and International, which includes the sale of product to foreign distribution partners and to select international retailers (transacted in U.S. dollars).

Information about the Company’s net sales by revenue channel is as follows (in thousands):

	Twelve Months Ended December 31,
	2023		2022
E-commerce (1)	$13,405	35%	$14,565	27%
Brick & Mortar	$5,870	15%	$11,624	21%
DTC	$5,597	15%	$6,620	12%
International (2)	$13,720	35%	$21,851	40%
Net Sales	$38,592	100%	$54,660	100%

(1)	The Company’s E-commerce channel includes two customers that amounted to greater than 10% of the Company’s total net sales. These customers had $5.9 million and $7.1 million of net sales for the year ended December 31, 2023, respectively and $7.5 million and $6.6 million of net sales for the year ended December 31, 2022, respectively.

(2)	One of the Company’s International customers that distributes products in China amounted to greater than 10% of the Company’s total net sales during the years ended December 31, 2023 and December 31, 2022 and represented $11.0 million and $17.7 million of net sales, respectively.

Note 3 - Inventories

Inventories are summarized as follows (in thousands):

	December 31, 2023	December 31, 2022
Food, treats and supplements	$6,296	$10,212
Inventory packaging and supplies	1,166	1,699
Total Inventories	7,462	11,911
Inventory reserve	(851)	(1,654)
Inventories, net	$6,611	$10,257

Note 4 – Prepaid expenses and other current assets

Prepaid expenses and other current assets are summarized as follows (in thousands):

	December 31, 2023	December 31, 2022
Prepaid advertising contract with iHeart (1)	$—	$—
Prepaid marketing expenses	451	—
Other prepaid expenses and other current assets	361	1,051
Total Prepaid expenses and other current assets	$812	$1,051

(1)	On August 28, 2019, the Company entered into a radio advertising agreement with iHeart Media + Entertainment, Inc. (“iHeart”) and issued 166,667 shares of common stock valued at $3.4 million for future advertising services. The Company issued an additional 20,834 shares valued at $0.1 million on March 5, 2020 pursuant to the agreement. The current portion of the remaining value, reflected above, is the remaining value of services that the Company expects to utilize within the twelve months following the reporting period date, unless the term is extended. The Company utilized the remaining advertising services during the year ended December 31, 2022.

F-28

Note 5 - Fixed assets

Fixed assets consist of the following (in thousands):

	Estimated Useful Life	December 31, 2023	December 31, 2022
Equipment	2 - 5 years	$18	$7
Furniture and fixtures	2 - 5 years	221	221
Computer software, including website development	2 - 3 years	187	187
Computer equipment	1 - 2 years	108	129
Total fixed assets		534	544
Accumulated depreciation		(304)	(169)
Fixed assets, net		$230	$375

Depreciation expense was $0.2 million for the years ended December 31, 2023 and 2022, respectively.

Note 6 – Goodwill and intangible assets

Goodwill

The change in the carrying amount of goodwill for the years ended December 31, 2023 and 2022 is summarized as follows (in thousands):

	December 31, 2023	December 31, 2022
Beginning balance	$—	$18,614
Impairment expense	—	(18,614)
Ending balance	$—	$—

Goodwill is evaluated for impairment if an event occurs or circumstances change that indicate the carrying value of a reporting unit may not be recoverable. During July 2022, the Company completed a legal merger of TruPet and Halo, Purely for Pets, Inc., a wholly owned subsidiary of Better Choice Company Inc. (“Halo”), with Halo as the surviving entity in connection with the execution of rebranding its former TruDog brand under the Halo brand umbrella. In conjunction with the legal merger and rebranding, the Company performed an analysis of its reporting units and concluded it has one reporting unit after the legal merger and rebrand, and as such, the Company performed a quantitative goodwill assessment as of July 1, 2022 in addition to its annual impairment test as of October 1, 2022.

Under the quantitative approach, the Company makes various estimates and assumptions to determine the estimated fair value of the reporting unit using a combination of a discounted cash flow model and a guideline comparable analysis. The fair value measurements used in the impairment review of goodwill are Level 3 measurements which include unobservable inputs that are supported by little, infrequent or no market activity and reflect management’s own assumptions. The key assumptions used in estimating the fair value of its reporting units as of July 1, 2022 and October 1, 2022 utilizing the income approach include the discount rate and revenue growth rates. The discount rate utilized in estimating the fair value of its reporting units as of July 1, 2022 and October 1 2022 was 20.0%, reflecting the assessment of a market participant’s view of the risks associated with the projected cash flows. Revenue growth rates varied for each year included in the valuation model based on management’s best estimate of forecasted operating results. The assumptions used in estimating the fair values are based on currently available data and management’s best estimates of revenues, EBITDA margins, and cash flows and, accordingly, a change in market conditions or other factors could have a material effect on the estimated values. There are inherent uncertainties related to the assumptions used and to management’s application of these assumptions. As a result of the annual impairment test, the Company recorded an intangible asset impairment charge of $18.6 million during the year ended December 31, 2022, resulting in full impairment to the goodwill carrying value.

Intangible assets

The Company’s intangible assets include the trade name and customer relationships. As of December 31, 2023, impairment indicators were present which required a recoverability test to be performed. As a result of the recoverability test, the carrying value of the asset group exceeded its fair value and the Company recorded an impairment charge of $8.5 million for the year ended December 31, 2023, which resulted in a full impairment to the carrying value of the trade name and customer relationships. This non-cash charge was recorded to intangible asset impairment expenses on the consolidated statements of operations. The Company did not record any impairment loss on long-lived assets for the year ended December 31, 2022.

The assumptions used in estimating the undiscounted future cash flows are based on currently available data and management’s best estimates of future income statement and working capital elements. A change in market conditions or other factors could have a material effect on the estimated values. Fair value was determined based on discounted cash flows requiring judgement. These factors include, among others, the assumptions related to discount rates, forecasted operating results, long-term growth rates, the determination of comparable companies and market multiples. The measurements used in the impairment review of finite-lived intangible assets are Level 3 measurements. There are inherent uncertainties related to the assumptions used and to management’s application of these assumptions.

The Company’s intangible assets (in thousands) and related useful lives (in years) are as follows:

		December 31, 2023
	Estimated Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Impairment Loss	Net Carrying Amount
Customer relationships	—	$7,190	$(4,142)	$(3,048)	$—
Trade name	—	7,500	(2,016)	(5,484)	—
Total intangible assets		$14,690	$(6,158)	$(8,532)	$—

		December 31, 2022
	Estimated Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	7	$7,190	$(3,115)	$4,075
Trade name	15	7,500	(1,516)	5,984
Total intangible assets		$14,690	$(4,631)	$10,059

Amortization expense was $1.5 million for the years ended December 31, 2023 and 2022, respectively.

F-29

The Company assesses intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. If impairment indicators are present, the Company performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to these long-lived assets to their carrying value. The assumptions used in estimating the undiscounted future cash flows are based on currently available data and management’s best estimates of revenues, EBITDA margins, and working capital and, accordingly, a change in market conditions or other factors could have a material effect on the estimated values. There are inherent uncertainties related to the assumptions used and to management’s application of these assumptions. As a result of the recoverability test performed, the carrying value of the asset group exceeded its fair value, therefore a quantitative impairment test was performed to compare the fair value of the trade name and customer relationships assets with their carrying value. As a result, the Company recorded an impairment charge of $8.5 million during the year ended December 31, 2023, resulting in full impairment to the carrying value of the trade name and customer relationships intangible assets.

Note 7 – Accrued and other liabilities

Accrued and other liabilities consist of the following (in thousands):

	December 31, 2023	December 31, 2022
Accrued taxes	105	110
Accrued payroll and benefits	487	688
Accrued trade promotions and advertising	90	567
Accrued interest	254	84
Accrued commissions	686	385
Deferred revenue	7	336
Short-term financing	162	165
Other	294	261
Total accrued and other liabilities	$2,085	$2,596

Note 8 – Debt

The components of the Company’s debt consist of the following (in thousands):

	December 31, 2023			December 31, 2022
	Amount	Rate	Maturity date	Amount	Rate	Maturity date
Term loan, net	$2,881	(2)	6/21/2026	$—
Line of credit, net	1,741	(3)	6/21/2025	11,444	(1)	10/31/2024
Total debt	4,622			11,444
Less current portion	4,622			—
Total long-term debt	$—			$11,444

(1)	Interest at a variable rate of the daily U.S. Federal Funds Rate plus 375 basis points with an interest rate floor of 3.75% per annum.

(2)	Interest at a fixed rate of 10.00% per annum.

(3)	Interest at a variable rate of the daily U.S. Federal Funds Rate plus 250 basis points with an interest rate floor of 5.50% per annum.

Wintrust term loan and lines of credit

On January 6, 2021, Halo entered into a credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A. (“Wintrust”) consisting of a $6.0 million term loan and a $6.0 million revolving line of credit, each scheduled to mature on January 6, 2024 and each bore interest at a variable rate of LIBOR plus 250 basis points, with an interest rate floor of 2.50% per annum (the “Wintrust Credit Facility”). The Second Wintrust Amendment described below updated the rate at which the Wintrust Credit Facility bore interest to the greater of the daily U.S. Federal Funds Rate plus 285 basis points, or the interest rate floor, which remained unchanged. The Third Wintrust Amendment described below updated the interest rate on the Wintrust Credit Facility to the U.S. Federal Funds Rate plus 375 basis points, with an interest rate floor of 3.75% and extends the maturity date of the Wintrust Credit Facility from January 6, 2024 to October 31, 2024. Accrued interest on the Wintrust Credit Facility is payable monthly which commenced on February 1, 2021. Principal payments were required to be made monthly on the term loan commencing February 2021 with a balloon payment upon the original maturity date. The proceeds from the Wintrust Credit Facility were used (i) to repay outstanding principal, interest and fees under the previous revolving line of credit with Citizens Business Bank (the “ABL Facility”) and (ii) for general corporate purposes.

F-30

The Wintrust Credit Facility subjected the Company to certain financial covenants, including the maintenance of a fixed charge coverage ratio of no less than 1.25 to 1.00, tested as of the last day of each fiscal quarter. The numerator in the fixed charge coverage ratio was the operating cash flow of Halo, defined as Halo EBITDA less cash paid for unfinanced Halo capital expenditures, income taxes and dividends. The denominator was fixed charges such as interest expense and principal payments paid or payable on other indebtedness attributable to Halo. As of December 31, 2021, the Company failed to satisfy the fixed charge coverage ratio and entered into a default waiver agreement with Wintrust in which Wintrust waived the existing default through the next testing date, March 31, 2022. As part of the Second Wintrust Amendment described below, the financial covenants were amended to subject the Company to a minimum liquidity covenant test in lieu of a fixed charge coverage ratio which required the Company to maintain liquidity, tested on the last day of each fiscal quarter beginning March 31, 2022, of no less than (i) $13.0 million as of the last day of each fiscal quarter ending March 31, 2022, through and including the last day of the fiscal quarter ending December 31, 2022 and (ii) $12.0 million as of the last day of the fiscal quarter ending March 31, 2023, and as of the last day of each fiscal quarter thereafter. Furthermore, as part of the Third Wintrust Amendment described below, the financial covenants were further amended to require the Company to maintain a minimum liquidity of $8.5 million tested on the last day of each fiscal quarter beginning September 30, 2022 and thereafter.

The Wintrust Credit Facility is secured by a general guaranty and security interest on the assets, including the intellectual property, of the Company and its subsidiaries. The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral. Furthermore, the Wintrust Credit Facility was supported by a collateral pledge by a member of the Company’s board of directors; as a result of the First Wintrust Amendment described below, this collateral pledge was terminated and released.

On August 13, 2021, Halo entered into the first amendment to the Wintrust Credit Facility (the “First Wintrust Amendment”) to increase the revolving line of credit from $6.0 million to $7.5 million. The First Wintrust Amendment also required Halo to secure the credit facility with a pledge of a deposit account in the amount of $7.2 million, which was decreased to $6.9 million on January 1, 2022 and was to further decrease to $6.0 million on January 1, 2023. Additionally, on March 25, 2022, the Company entered into the second amendment to the Wintrust Credit Facility (the “Second Wintrust Amendment”) which provided for the release of the Company’s Bona Vida subsidiary as a guarantor, an update to the financial covenants as described above and an update to the rate at which the Wintrust Credit Facility bore interest, which is also described above. Furthermore, on October 24, 2022, the Company entered into the third amendment to the Wintrust Credit Facility (the “third Wintrust Amendment”) which provided for an increase to the revolving line of credit from $7.5 million to $13.5 million, set the amount of Halo’s obligation to pledge a deposit account with Wintrust to a fixed amount of $6.3 million throughout the remainder of the term and provided updates to the interest rate, maturity date and financial covenants as described above.

As part of the Third Wintrust Amendment described above, Halo used a portion of the increased revolving credit facility to repay and retire the outstanding term loan portion of the Wintrust Credit Facility.

On June 21, 2023, the Company paid off the entire balance in the sum of $13.5 million of the Wintrust Credit Facility removing any covenant requirements to be met at December 31, 2023.

As of December 31, 2023, there was no outstanding balance related to the Wintrust Credit Facility. As of December 31, 2022, the line of credit outstanding was $11.4 million, net of debt issuance costs of less than $0.2 million. Debt issuance costs are amortized using the effective interest method.

Wintrust Receivables Credit Facility

On June 21, 2023, the Company entered into an account purchase agreement with Wintrust Receivables Finance (AP Agreement), a division of Wintrust Bank N.A. (“Wintrust”) pursuant to which Wintrust will purchase, at its discretion, eligible customer invoices and advance up to 75% of the face amount of all purchased invoices. The maximum outstanding balance can be $4.8 million. Each advance under the Advance Purchase Agreement will bear a variable interest rate at the prime rate plus 2.5% percentage per annum. The interest rate at December 31, 2023 was 11.0% per annum. The AP Agreement has an initial term of two years and will automatically renew annually unless terminated by the Company on at least 60 days’ notice. The Wintrust Receivables Credit Facility is guaranteed and secured by a general security interest in the assets of the Company. The Company continues to service the receivables, the transfers are at full recourse and the eligible customer invoices are not legally isolated from the Company. As such, the Wintrust Receivables Credit Facility was accounted for as a secured borrowing under ASC 860.

The Wintrust Receivables Credit Facility limits or restrict the ability of the Company to incur additional indebtedness; incur additional liens; make dividends and other restricted payments; make investments; sell, assign, transfer or dispose of certain assets; make optional prepayments of other indebtedness; engage in transactions with affiliates; and enter into restrictive agreements. The Wintrust Receivables Credit Facility does not include any financial covenants and if an event of default occurs, Wintrust is entitled to accelerate the advances made thereunder and exercise rights against the collateral.

F-31

Borrowing under the Wintrust Receivables Credit Facility are classified as current debt as a result of a required lockbox arrangement and a subjective acceleration clause. During the year ended December 31, 2023, the Company sold receivables having an aggregate face value of $10.5 million, in exchange for cash proceeds of $7.8 million. As of December 31, 2023, the balance outstanding on the Wintrust Receivables Credit Facility amounted to $1.7 million.

Alphia Term Loan Facility

On June 21, 2023, the Company entered into a term loan credit agreement (the “Term Loan Agreement”) with Alphia Inc. (“Alphia”), a custom manufacturer of super-premium pet food in the U.S. Pursuant to the Term Loan Agreement, Alphia made a term loan to the Company in the original principal amount of $5.0 million (the “Term Loan”). In conjunction with the Term Loan Agreement, the Company issued warrants to Alphia (see Note 11 – Warrants for further discussion). The proceeds of the Term Loan, together with a portion of the Company’s cash on hand, were used to retire all of the outstanding obligations of Halo, Purely for Pets, Inc. (“Halo”), a wholly-owned subsidiary of the Company, under Halo’s long-term credit facility with Old Plank Trail Community Bank, N.A., an affiliate of Wintrust Bank, N.A described above.

The Term Loan bears an interest rate of 10% per annum, compounded quarterly, and will mature on June 21, 2026. Accrued interest on the Term Loan is payable quarterly in cash or, at the election of the Company, in-kind by capitalizing such interest and adding it to the then-outstanding principal amount of the Term Loan. The Term Loan Agreement provides for customary financial covenants and customary events of default, including, among others, those relating to failure to make payment, bankruptcy, breaches of representations and material adverse effects. The Company was not in compliance with these covenants as of December 31, 2023. The Company may prepay the principal of the Term Loan at any time upon written notice to Alphia and subject to a prepayment penalty if such prepayment occurs prior to June 21, 2025.

The Term Loan is secured by a general security interest on the assets, including the intellectual property of the Company and Halo pursuant to (i) that certain Term Loan Security Agreement, dated June 21, 2023, made by the Company and Halo in favor of Alphia (the “Security Agreement”) and (ii) that certain Intellectual Property Security Agreement, dated as of June 21, 2023, of the Company and Halo in favor of Alphia (the “Intellectual Property Security Agreement”). The Company has also pledged all of the capital stock of Halo held by the Company as additional collateral for the Term Loan.

The term Loan is guaranteed by Halo pursuant to that certain Term Loan Guaranty, dated as of June 21, 2023, by and between Halo and Alphia (the “Term Loan Guaranty”).

As of December 31, 2023, the Company’s indebtedness on the Alphia Term Loan Facility is $5.0 million and $0.3 million of payable-in-kind (“PIK”) interest. As discussed below, the total value of the consideration received in connection with the Term Loan Agreement was first allocated to the Warrants (as defined in Note 11) at fair value, with the remainder allocated to debt. Accordingly, the Company recorded a debt discount of $2.2 million on the Alphia Term Loan Agreement (see Note 11 for further discussion). Furthermore, the Company incurred debt issuance costs of $0.2 million. The discount and debt issuance costs associated with the Term Loan Agreement are amortized using the effective interest method.

Future Debt Maturities

Future debt maturities as of December 31, 2023 and for succeeding years are as follows (in thousands):

Year ending December 31:
2024	$5,291
2025	$—
2026	$—
Total	$5,291

Note 9 - Fair Value Measurements

The carrying amounts of cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of these financial instruments. The carrying amounts of borrowings under credit facilities approximates fair value as variable interest rates on these instruments approximates current market rates.

F-32

The Company estimates the fair value of the term loan based on a discounted cash flow method. The carrying value of the term loan was based on an accounting entry where proceeds from the loan were first allocated to the warrants liabilities. The following table presents the carrying amount and fair value of the Company’s term note and line of credit by hierarchy level:

			December 31, 2023		December 31, 2022
	Fair Value Hierarchy		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan, net	Level 3	(2)	$2,881	$3,314	$—	$—
Line of credit	Level 2	(1)	$1,741	$1,741	$11,444	$11,444

(1)	the fair value estimates are based upon observable market data

(2)	the fair value estimates are based on unobservable inputs reflecting management’s assumptions about inputs used in pricing the asset or liability

Note 10 – Commitments and contingencies

The Company has manufacturing agreements with its vendors that provides for the company to make its commercial best efforts to purchase minimum quantities in the ordinary course of business. The Company had no material purchase obligations as of December 31, 2023 or 2022.

The Company may be involved in legal proceedings, claims, and regulatory, tax, or government inquiries and investigations that arise in the ordinary course of business resulting in loss contingencies. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in SG&A expenses. The Company does not accrue for contingent losses that are considered to be reasonably possible, but not probable; however, the Company discloses the range of such reasonably possible losses. Loss contingencies considered remote are generally not disclosed.

Litigation is subject to numerous uncertainties and the outcome of individual claims and contingencies is not predictable. It is possible that some legal matters for which reserves have or have not been established could result in an unfavorable outcome for the Company and any such unfavorable outcome could be of a material nature or have a material adverse effect on the Company’s consolidated financial condition, results of operations and cash flows. Management is not aware of any claims or lawsuits that may have a material adverse effect on the consolidated financial position or results of operations of the Company.

Note 11 – Warrants

The following summarizes the Company’s outstanding warrants to purchase shares of the Company’s common stock as of and for the years ended December 31, 2023 and 2022:

	Warrants	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2021	214,400	$5.92
Issued	—	$—
Exercised	—	$—
Terminated/Expired	—	$—
Warrants outstanding as of December 31, 2022	214,400	$5.92
Issued	335,639	$11.44
Exercised	—	$—
Terminated/Expired	—	$—
Warrants outstanding as of December 31, 2023	550,039	$2.47

The intrinsic value of outstanding warrants was $0.0 million as of December 31, 2023 and 2022, respectively. The following discussion provides details on the various types of outstanding warrants and the related relevant disclosures around each type.

The warrants shown in the table above outstanding as of December 31, 2022, are equity classified warrants issued between May 2019 and January 2021. There was no intrinsic value associated with these equity warrants as of December 31, 2022.

In conjunction with the Alphia Term Loan Facility mentioned in Note 8 - Debt, the Company issued to Alphia (i) a warrant (the “First Tranche Warrant”) to purchase 148,758 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a price of $11.44 per share, and (ii) a warrant (the “Second Tranche Warrant” and together with the First Tranche Warrant, the “Warrants” or the “Alphia Warrants”) to purchase 186,882 shares of Common Stock at a price of $11.44 per share. Unless exercised, the Warrants expire on June 21, 2028. Alphia’s exercise of the Second Tranche Warrant was subject to the approval of the Company’s stockholders and was approved on November 15, 2023. The Warrants contained certain anti-dilution provisions in favor of Alphia in connection with any equity offering consummated by the Company prior to December 21, 2023 and equity issuances below the exercise price of the Warrants. The Warrants also contain a cashless exercise option at the election of Alphia.

F-33

Additionally, in conjunction with the Term Loan, the Company entered into a Side Letter Agreement with Alphia (the “Side Letter”) pursuant to which Alphia was granted a right of first refusal on any of the following relating to the Company or any of its subsidiaries and to the extent such transactions constitute a change of control: (i) any transfer, sale, lease or encumbrance of all or any portion of the capital stock or assets (other than the sale of inventory in the ordinary course of business), (ii) any merger, consolidation or other business combination, (iii) any recapitalization, reorganization or any other extraordinary business transaction, (iv) or any equity issuance or debt incurrence. Alphia’s right of first refusal is effective so long as the Term Loan remains outstanding and for a period of 12 months thereafter. The Side Letter also provides Alphia with certain Board observer rights.

The Company evaluated the Alphia Warrants under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity (“ASC 815-40”) and concluded they did not initially meet the criteria to be classified in shareholders’ equity. Specifically, there were contingent exercise provisions and settlement provisions that existed, including provisions where the number of shares available under the warrants may be adjusted based on a percentage of equity. Because the number of outstanding common shares was not a fair value input to a fixed-for-fixed model, this provision violated indexation guidance. Therefore, the warrants were not indexed to the Company’s stock. The Alphia warrant liabilities were remeasured at fair value each reporting period until provisions precluding equity classification lapsed and the Company reassessed the warrants classification on December 21, 2023. The total value of the consideration received in connection with the Alphia Term Loan Agreement was first allocated to warrants liabilities at fair value, with the remainder allocated to the Alphia Term Loan Agreement. Accordingly, the Company recorded a discount of $2.2 million on the Alphia Term Loan Agreement (see Note 8 – Debt for further discussion).

The Alphia warrant liabilities were determined using a risk-neutral Monte Carlo simulation based approach, a Level 3 valuation. The significant inputs to the warrant liabilities were as follows:

	December 21, 2023
	First Tranche Warrant	Second Tranche Warrant
Exercise price	$11.44	$11.44
Stock price	$12.00	$12.00
Volatility	62.0%	62.0%
Time to maturity	5 years	5 years
Risk-free rate	3.92%	3.92%
Dividend yield	—%	—%

The following table summarizes the Alphia warrant liability activity for twelve months ended December 31, 2023:

Balance as of December 31, 2022	$—
Warrant liabilities issued	2,208
Change in fair value of warrant liabilities	236
Reclassification of warrants liabilities to equity	(2,444)
Balance as of December 31, 2023	$—

The change in fair value related to the Alphia warrant liabilities was $0.2 million for the twelve months ended December 31, 2023. There were no transfers to/from levels 1, 2 and 3 during the twelve months ended December 31, 2023. The anti-dilution provisions which previously precluded equity treatment of the warrants, expired on December 21, 2023, and thus the warrants were reclassified and presented in equity as of December 31, 2023.

Note 12 – Share-based compensation

During the year ended December 31, 2023 and December 31, 2022, the Company recognized $1.8 million and $3.0 million, respectively, of share-based compensation expense.

On November 11, 2019, the Company received shareholder approval for the Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). The Amended 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock or cash-based awards or a dividend equivalent award. The Amended 2019 Plan authorized the issuance of 24,621 shares of common stock which was increased to 34,091 after the Halo acquisition; the Amended 2019 Plan also provides for an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board; provided, however, not more than 204,546 shares of common stock shall be authorized for issuance. The authorized shares for issuance was increased to 61,364 on January 1, 2021, increased to 127,606 on January 1, 2022 and again increased to 194,493 on January 1, 2023.

F-34

Stock options

The following table provides detail of the options granted and outstanding (dollars in thousands):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2021	61	$6.10	8.5	$—
Granted	14	$2.24
Forfeited/Expired	(5)	$5.26
Options outstanding as of December 31, 2022	70	$5.39	7.2	$—

Options exercisable as of December 31, 2022	49	$5.84	6.5	$—
Fully vested options as of December 31, 2022	49	$5.84	6.5	$—
Options expected to vest as of December 31, 2022	21	$4.32	8.8	$—

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options outstanding as of December 31, 2022	70	$5.39	7.2	$—
Granted	5	0.35
Forfeited/Expired	(21)	5.19
Options outstanding as of December 31, 2023	54	$5.03	5.7	$—

Options exercisable as of December 31, 2023	46	$5.54	5.2	$—
Fully vested options as of December 31, 2023	46	$5.54	5.2	$—
Options expected to vest as of December 31, 2023	8	$1.74	8.9	$—

Options granted under the Amended 2019 Plan vest over a period of two to three years. All vested options are exercisable and may be exercised through the ten-year anniversary of the grant date (or such earlier date described in the applicable award agreement).

During the years ended December 31, 2023 and 2022, $1.0 million and $2.4 million, respectively, of share-based compensation expense was recognized related to options issued. As of December 31, 2023, unrecognized share-based compensation related to options was $0.2 million, which is expected to be recognized over a weighted average period of 0.4 years.

The fair value of an option award is estimated on the date of grant using the Black–Scholes option valuation model, using the following assumptions primarily based on historical data:

Years Ended December 31,
	2023	2022
Risk-free interest rate	0.33 - 4.02%	1.70 - 4.02%
Expected volatility (1)	0.0% - 72.5%	65.0% - 72.5%
Expected dividend yield	—%	—%
Expected life (years) (2)	0 - 7.6	6.0 - 6.5

(1)	Expected volatility was determined using a combination of historical volatility and implied volatility.
(2)	For certain options, the simplified method is utilized to determine the expected life due to the lack of historical data.

F-35

Restricted Stock Awards

In February 2022, the Company granted 4,962 shares of restricted common stock to members of its board of directors under the Amended 2019 Plan as compensation for annual board service. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $0.5 million upon issuance.

During the fourth quarter of 2022, the Company granted 1,489 shares of restricted common stock to a member of its board of directors for service as interim CEO. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of less than $0.1 million upon issuance.

In January 2023, the Company granted 20,292 shares of restricted common stock to members of its board of directors under the Amended 2019 Plan as compensation for annual board service. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $0.5 million upon issuance.

In January 2023, the Company granted 4,545 shares of restricted common stock to certain executives and employees under the Amended 2019 Plan as performance bonus compensation totaling $0.1 million. These restricted stock awards were issued on the grant date with a one year cliff vesting condition and the Company will recognize the expense over the vesting period.

During the first quarter of 2023, the Company granted 409 shares of restricted common stock to a member of its board of directors for service as interim CEO. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of less than $0.1 million upon issuance.

During the second quarter of 2023, the Company granted 909 shares of restricted common stock to certain executives and employees under the Amended 2019 Plan as performance bonus compensation totaling less than $0.1 million. These restricted stock awards were issued on the grant date with a one year cliff vesting condition and the Company will recognize the expense over the vesting period.

During the third quarter of 2023, the Company granted 34,090 shares of restricted common stock to two members of its board of directors. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of less than $0.3 million upon issuance.

Note 13 – Employee benefit plans

The Company has a qualified defined contribution 401(k) plan, which covers substantially all of its employees. Participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the IRS. The Company matches participant contributions pursuant to the terms of the plan, which contributions are limited to a percentage of the participant’s eligible compensation. The Company made contributions related to the plan and recognized expense of $0.1 million and $0.2 million during the years ended December 31, 2023 and 2022, respectively.

Note 14 – Related party transactions

Director Fees

The Company pays quarterly board of director fees. Board of director fees totaled $0.3 million during the years ended December 31, 2023 and 2022. As of December 31, 2023 and 2021, $0.1 million of these director fees were in accounts payable on the Consolidated Balance Sheets, respectively.

Marketing Support Services

On March 7, 2023, the Company entered into an agreement with Believeco to provide marketing support services for an interim period. A member of the Company’s board of directors is a partner at Believeco. As of December 31, 2023 marketing expense related to Believeco totaled $0.4 million of which $0.1 million is included within Accounts Payable.

Note 15 – Income taxes

For the year ended December 31, 2023, the Company recorded income tax expense of less than $0.1 million. For the year ended December 31, 2022, the Company recorded income tax benefit of less than $0.1 million. For the years ended December 31, 2023 and 2022, the Company’s effective tax rate was 0%. The Company’s effective tax rate differs from the U.S. federal statutory rate of 21% primarily because the Company’s losses have been fully offset by a valuation allowance due to uncertainty of realizing the tax benefit of net operating losses (“NOLs”) for the years ended December 31, 2023 and 2022.

F-36

The following table is a reconciliation of the components that caused the Company’s provision for income taxes to differ from amounts computed by applying the U.S. federal statutory rate of 21% (in thousands):

	Years Ended December 31,
	2023		2022
Statutory U.S. Federal income tax	$(4,782)	21.0%	$(8,260)	21.0%
State income taxes, net	(309)	1.3%	(167)	0.4%
Meals and entertainment	5	—%	—	—%
Change in valuation allowance	5,031	(22.1)%	5,384	(13.7)%
Goodwill impairment	—	—%	3,802	(9.7)%
Warrant valuation	50	(0.2)%	—	—%
Tax effect of non-deductible equity instruments	—	—%	—	0.1%
Return to provision adjustment	5	—%	(5)	—%
Other	2	—%	(772)	2.0%
Total provision	$2	0.0%	$(18)	0.1%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2023	2022
Deferred income tax assets:
Net operating loss carryforwards	$21,662	$19,182
ROU assets	28	42
Share-based compensation	5,320	5,251
Inventory	68	157
Other assets	2,508	2,306
Gross deferred tax assets	29,586	26,938
Valuation allowance	(29,509)	(24,479)
Net deferred tax assets	$77	$2,459
Deferred income tax liabilities:
Fixed assets	(50)	(86)
Operating lease liabilities	(27)	(41)
Intangibles	—	(2,332)
Deferred tax liabilities, net of valuation allowance	$—	$—

As of December 31, 2023, the Company had a deferred tax asset (before valuation allowance) recorded on gross federal and state net operating loss carryforwards of approximately $89.7 million and $59.3 million, respectively. The net operating losses will begin to expire in 2026.

The Internal Revenue Code, as amended (“IRC”), imposes restrictions on the utilization of NOLs and other tax attributes in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use pre-change NOLs may be limited as prescribed under IRC Section 382. Events which may cause limitation in the amount of the NOLs and credits that can be utilized annually include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets in the future. A significant piece of objective negative evidence evaluated was the cumulative loss incurred through the years ended December 31, 2023 and 2022. Such objective evidence limits the ability to consider other subjective positive evidence such as current year taxable income and future income projections. On the basis of this evaluation, as of December 31, 2023, a valuation allowance of $(29.5) million was recorded since it is more likely than not that the deferred tax assets will not be realized.

F-37

Changes in valuation allowance are as follows (in thousands):

	Years Ended December 31,
	2023	2022
Valuation allowance, at beginning of year	$24,479	$19,095
Increase in valuation allowance	5,030	5,384
Valuation allowance, at end of year	$29,509	$24,479

As of December 31, 2023 and 2022, the Company does not have any significant uncertain tax positions and as of December 31, 2023 and 2022, the Company had no accrued interest and penalties related to uncertain income tax positions. The Company does not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

The Company is subject to taxation in the U.S. federal and various state jurisdictions. The Company is not currently under audit by any taxing authorities. The Company remains open to examination by tax jurisdictions for tax years beginning with the 2020 tax year for federal and 2018 for states. Federal and state net operating losses are subject to review by taxing authorities in the year utilized and future years.

Note 16 – Concentrations

Major suppliers

The Company sourced approximately 64% of its inventory purchases from two vendors for the year ended December 31, 2023. The Company sourced approximately 69% of its inventory purchases from three vendors for the year ended December 31, 2022.

Major customers

Accounts receivable from two customers represented 79% of accounts receivable as of December 31, 2023. Accounts receivable from three customers represented 88% of accounts receivable as of December 31, 2022. Three customers represented 62% of gross sales for the year ended December 31, 2023. Three customers represented 58% of gross sales for the year ended December 31, 2022.

Credit risk

As of December 31, 2023 and 2022, the Company’s cash and cash equivalents were deposited in accounts at several financial institutions and may maintain some balances in excess of federally insured limits. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses historically in these accounts and believes it is not exposed to significant credit risk in its cash and cash equivalents.

Note 17 – Loss per share

The Company presents loss per share on a basic and diluted basis. Basic (loss) earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding (“WASO”) during the period. Diluted loss per share includes the dilutive effect of common stock equivalents consisting of stock options and warrants using the treasury stock method and convertible notes and preferred stock using the if-converted method. Under the treasury stock method, the amount the holder must pay for exercising stock options or warrants and the amount of average compensation cost for future service that has not yet been recognized are collectively assumed to be used to repurchase shares.

For the year ended December 31, 2023, the Company’s basic and diluted net loss per share attributable to common stockholders are the same as the Company generated a net loss and common stock equivalents are excluded from diluted net loss per share as they have an anti-dilutive impact. Therefore, the Company did not have any dilutive securities and/or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. For the year ended December 31, 2022, potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows: 214,400 of stock equivalent warrants, 69,654 of stock equivalent employee stock options and 146 of stock equivalent other options. For the year ended December 31, 2023, potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive, are as follows: 335,640 of Alphia Warrants (148,758 First Tranche Warrant and 186,882 Second Tranche Warrant); 214,400 of stock equivalent warrants; and 53,285 of stock equivalent employee stock options.

F-38

The following table sets forth basic and diluted net (loss) earnings per share attributable to common stockholders for the years ended December 31, 2023 and 2022 (in thousands, except share and per share amounts):

	Year ended December 31,
	2023	2022
Numerator:
Net loss	$(22,770)	$(39,316)
Less: Adjustment due to warrant modifications	—	—
Adjusted net loss available to common stockholders	$(22,770)	$(39,316)
Denominator:
Basic WASO	705,185	667,114
Dilutive common stock equivalents	—	—
Diluted WASO	705,185	667,114

Net loss per share attributable to common stockholders, basic	$(32.29)	$(58.93)
Net loss per share attributable to common stockholders, diluted	$(32.29)	$(58.93)

Note 18 – Subsequent events

On February 9, 2024, the Company announced the acquisition of all the issued and outstanding common shares of Aimia Pet Healthco, Inc. for consideration consisting of 45,629 shares of common stock of the Company. The Company has not yet completed its evaluation of certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

In February 2024, the Company granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the Company recorded share-based compensation expense of $0.4 million upon issuance.

On March 25, 2024, Better Choice Company, Inc. (“BTTR”) initiated a legal action to enforce a right of first refusal (“ROFR”) option exercised by Alphia, Inc. (“Alphia”), which is controlled by a Paris-based private equity firm, PAI Partners. The Company is unable to predict the outcome or impact on its business and financial results.

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Up to 1,640,000 Shares of Common Stock

Up to 1,640,000 Pre-Funded Warrants to Purchase Up to 1,640,000 Shares of Common Stock

Up to 1,640,000 Shares of Common Stock Underlying Such Pre-Funded Warrants

Better Choice Company Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

              , 2024

Through and including , 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the placement agent fees, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$
FINRA filing fee
Transfer agent and registrar fees
Accounting fees and expenses
Legal fees and expenses
Printing and engraving expenses
Miscellaneous
Total	$

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL and applicable law. Delaware law provides that such a provision may not limit the liability of directors:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our certificate of incorporation also require us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered or will enter into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2022, the registrant made the following issuances and purchases of its unregistered securities as described below. All share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-44 effective March 20, 2024.

(1) On February 1, 2022, the registrant issued 4,962 shares of common stock to five non-employee directors in return for services provided in their capacity as directors.

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(2) On November 2, 2022, the registrant issued 927 shares of common stock to a member of its board of directors for service as interim CEO.

(3) On December 30, 2022, the registrant issued 562 shares of common stock to a member of its board of directors for service as interim CEO.

(4) On January 4, 2023, the registrant issued 20,292 shares of common stock to its board of directors in return for services provided in their capacity as directors.

(5) On January 11, 2023, the registrant issued 4,545 shares of common stock to its key executives as part of their compensation packages.

(6) On January 31, 2023, the registrant issued 409 shares of common stock to a member of its board of directors for service as interim CEO.

(7) On April 30, 2023, the registrant issued 909 shares of common stock to a member of its executive management as part of their compensation package.

(8) On September 5, 2023, the registrant issued 34,090 shares of common stock to two members of its board of directors in return for services provided in their capacity as directors.

(9) On February 9, 2024, the registrant issued 45,629 shares of common stock to the shareholders of Aimia Pet Healthco Inc., a corporation organized under the laws of Canada (“Aimia”), and certain related parties, in connection with the acquisition of Aimia by the registrant.

(10) In February 2024, the registrant granted 42,088 shares of restricted common stock to members of its Board of Directors as part of their equity compensation pursuant to the Amended and Restated 2019 Incentive Award Plan. These restricted stock awards were immediately vested and, as such, the registrant recorded share-based compensation expense of $0.4 million upon issuance.

(11) On June 26, 2024, the registrant accelerated the vesting of 22,727 shares of restricted common stock held by its Chief Executive Officer in return for services provided in his capacity as such.

(12) On June 26, 2024, the registrant issued 47,285 options to purchase shares of common stock to certain of its directors, officers and employees in return for services provided in their capacities as such.

Unless otherwise stated above, the issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

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Item 16. Exhibits and Financial Statement Schedules

The following exhibits to this registration statement included in the Exhibit Index are incorporated by reference.

EXHIBIT INDEX

Exhibit	Exhibit Description	Form	File No.	Exhibit	Filing date
1.1**	Form of Underwriting Agreement
3.1	Certificate of Incorporation, dated January 1, 2019	10-Q	333-161943	3.1	04/15/2019
3.2	Certificate of Amendment to Certificate of Incorporation, dated February 1, 2019	10-Q	333-161943	3.2	04/15/2019
3.3	Certificate of Amendment to Certificate of Incorporation, dated March 13, 2019	8-K	333-161943	3.1	03/20/2019
3.4	Certificate of Amendment to Certificate of Incorporation, dated April 18, 2019	10-KT	333-161943	3.5	07/25/2019
3.5	Certificate of Amendment to Certificate of Incorporation, dated July 30, 2020	8-K	333-161943	99.1	07/30/2020
3.6	Certificate of Merger of Sport Endurance, Inc. with and into the Company	10-Q	333-161943	3.4	04/15/2019
3.7	Bylaws	10-Q	333-161943	3.5	04/15/2019
3.8	Certificate of Designation for Series F Convertible Preferred Stock	8-K	333-161943	3.1	10/02/2020
3.9	Certificate of Cancellation of Series F Preferred Stock of Better Choice	8-K	001-40477	3.10	07/29/2022
3.10	Certificate of Merger of TruPet LLC with and into Halo, Purely for Pets, Inc.	10-Q	001-40477	3.10	08/11/2022
4.1	Form of Warrant, dated December 19, 2019, by and among the Company and the Halo Sellers	10-Q	333-161943	4.8	01/31/2020
4.2	Form of Warrant, dated December 19, 2019, by and among the Company and the Shareholder Personal Guarantors	10-Q	333-161943	4.10	01/31/2020
4.3†	Better Choice Company Inc. Amended and Restated 2019 Incentive Award Plan	10-K	333-161943	10.19	05/04/2020
4.4†	Form of 2019 Incentive Award Plan Stock Option Agreement	S-1	333-234349	10.7	10/28/2019
4.5	Form of Common Stock Purchase Warrant in connection with the June 2020 private placement.	10-Q	333-161943	4.11	06/25/2020
4.6	Form of July 2020 Warrants	8-K	333-161943	10.5	07/21/2020
4.7	Form of Warrant in connection with the October 2020 Series F Private Placement	8-K	333-161943	4.1	10/02/2020
4.8	Form of warrant in connection with the January 2021 Private Placement	S-1/A	333-251241	4.22	02/16/2021
4.9**	Form of Pre-Funded Warrant
5.1**	Opinion of Meister Seelig & Fein PLLC
10.1†	Form of Indemnification Agreement by and among the Company and its officers and directors	S-1	333-234349	10.8	10/28/2019
10.2 †	Employment Agreement, dated as of May 22, 2023, by and between Kent Cunningham and Better Choice Company, Inc.	8-K	001-40477	10.2	05/16/2023
10.3 †	Term Loan Credit Agreement, dated as of June 21, 2023, by and between Better Choice Company Inc. and Alphia Inc.	8-K	001-40477	10.1	06/27/2023
10.4 †	Account Purchase Agreement, dated as of June 21, 2023, by and between Wintrust Receivables Finance, a division of Wintrust Bank N.A., and Halo, Purely for Pets, Inc.	8-K	001-40477	10.9	06/27/2023
10.5	Stock Purchase Agreement, dated as of February 9, 2024, by and among the Company, Bona Vida, Inc. and the shareholders of Aimia Pet Healthco Inc. named therein	8-K	001-40477	99.1	02/12/2024
10.6	Settlement Agreement, dated June 20, 2024, by and between the Company and Alphia Inc.	8-K	001-40477	10.1	06/21/2024
21.1	Subsidiaries of the Company	10-K	001-40477	21.1	03/28/2023
23.1 *	Consent of BDO USA, P.C.
23.2 **	Consent of Meister Seelig & Fein PLLC (included as part of Exhibit 5.1)
24.1 *	Power of Attorney (included on the signature page to this report)
107*	Filing Fee Table

†	Indicates a management contract or any compensatory plan, contract or arrangement.
* **	Filed or furnished herewith. To be filed by amendment.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That,

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BETTER CHOICE COMPANY INC.

Date: July 5, 2024	By:	/S/ KENT CUNNINGHAM
Kent Cunningham
Chief Executive Officer
(Principal Executive Officer)

Date: July 5, 2024	By:	/S/ CAROLINA MARTINEZ
Carolina Martinez
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carolina Martinez his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his/her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KENT CUNNINGHAM	Chief Executive Officer and Director	July 5, 2024
Kent Cunningham	(Principal Executive Officer)

/S/ CAROLINA MARTINEZ	Chief Financial Officer	July 5, 2024
Carolina Martinez	(Principal Financial and Accounting Officer)

/S/ LIONEL F. CONACHER	Director	July 5, 2024
Lionel F. Conacher

/s/ GIL FRONZAGLIA	Director	July 5, 2024
Gil Fronzaglia

/s/ JOHN M. WORD III	Director	July 5, 2024
John M. Word III

/s/ MICHAEL YOUNG	Director	July 5, 2024
Michael Young

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